UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CONTINENTAL BUILDING PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001 per share
	(2)	Aggregate number of securities to which transaction applies:

As of December 9, 2019, (a) 34,681,572 shares of common stock issued and outstanding (to be canceled in exchange for a cash payment of $37.00 per share upon consummation of the merger described in this proxy statement), (b) 35,525 shares of common stock underlying outstanding options, whether vested or unvested (to be canceled in exchange for a cash payment of $37.00 per share reduced (but not below zero) by the applicable exercise price (the “cashed-out options”)), (c) 202,621 shares of common stock underlying outstanding vested and unvested restricted stock units (“RSUs”) granted prior to November 12, 2019 (to be canceled in exchange for a cash payment of $37.00 per RSU (the “cashed-out RSUs”)), (d) 113,514 shares of common stock underlying outstanding unvested RSUs granted on or after November 12, 2019 (to be converted into time-vesting cash awards based on a price of $37.00 per share (the “converted RSUs”), and (e) 130,527 shares of common stock underlying outstanding performance restricted stock units, whether vested or unvested, assuming achievement of the applicable performance goals at the target level of attainment (“PRSUs”) (to be canceled in exchange for a cash payment of $37.00 per share (the “cashed-out PRSUs”)).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated based on the sum of (a) 34,681,572 shares of common stock issued and outstanding multiplied by $37.00, (b) 35,525 cashed-out options multiplied by $23.00 (which is the difference between $37.00 and $14.00, the weighted average per share exercise price of such options), (c) 202,621 cashed-out RSUs multiplied by $37.00, (d) 113,514 converted RSUs multiplied by $37.00 and (e) 130,527 PRSUs multiplied by $37.00. In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0001298 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$1,300,561,733.00
	(5)	Total fee paid:
$168,812.91
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
DATED DECEMBER 10, 2019

CONTINENTAL BUILDING PRODUCTS, INC.
12950 Worldgate Drive, Suite 700
Herndon, Virginia 20170

[      ], 2019

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders (the “special meeting”) of Continental Building Products, Inc., a Delaware corporation (the “Company”), to be held at [9:00 a.m.], Eastern Time, on [     ], 2020, at 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170.

On November 12, 2019, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “merger agreement”) with CertainTeed Gypsum and Ceilings USA, Inc., a Delaware corporation (“Parent”), Cupertino Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“merger sub”), and Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France, providing for, subject to the satisfaction or waiver of specified conditions set forth therein, the acquisition of the Company by Parent. Subject to the terms and conditions of the merger agreement, merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt and approve the merger agreement (Proposal 1);
•	a proposal to approve, on a non-binding, advisory basis, specified compensation that may become payable to the named executive officers of the Company that is based on or otherwise relates to the merger (Proposal 2); and
•	a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of such special meeting to approve such proposal (Proposal 3).

If the merger is completed, the holders of the common stock, par value $0.001 per share, of the Company (the “common stock”), will receive $37.00 in cash for each share of common stock that they own immediately prior to the time the merger becomes effective (the “effective time”), other than shares held in the treasury of the Company or owned, directly or indirectly, by Parent, merger sub or any wholly owned subsidiary of the Company immediately prior to the effective time, unless a holder exercises and perfects its appraisal rights under the Delaware General Corporation Law.

The Board of Directors of the Company (the “Company Board”) carefully reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. After due and careful discussion and consideration, the Company Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and directed the senior officers of the Company to execute and deliver the merger agreement, (iii) directed that the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the Company’s stockholders for adoption at the special meeting in accordance with the merger agreement and (iv) recommended that the Company’s stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Company Board unanimously recommends a vote “FOR” the adoption and approval of the merger agreement. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the other proposals to be voted on at the special meeting, each as described in the accompanying proxy statement.

The accompanying proxy statement provides you with more specific information about the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. You should carefully read the entire proxy statement, including the annexes and documents referred to or incorporated by reference therein. You may also obtain more information about the Company from the documents the Company files with the U.S. Securities and Exchange Commission (the “SEC”), including those incorporated by reference into the accompanying proxy statement.

Your vote is very important. Adoption and approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock. The failure of any stockholder to vote will have the same effect as a vote against the merger agreement. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card or voting instruction card and returning it in the envelope provided or by voting over the telephone or over the Internet as instructed in these materials. If you are a stockholder of record and you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote:

1.	“FOR” adoption and approval of the merger agreement;
2.	“FOR” approval of the non-binding named executive officer merger-related compensation proposal; and
3.	“FOR” adjourning or postponing the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction card. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt and approve the merger agreement, without your instructions.

If you have any questions or need assistance voting your shares, please contact: Innisfree M&A Incorporated, the Company’s proxy solicitor, by calling (888) 750-5834 toll-free.

Thank you for your cooperation and continued support.

Very truly yours,

Edward Bosowski Chairman of the Company Board

The merger has not been approved or disapproved by the SEC or any state securities commission. Neither the SEC nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED [     ], 2019 AND IS FIRST BEING MAILED
TO STOCKHOLDERS OF THE COMPANY ON OR ABOUT [     ], 2019.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [     ], 2020

To Our Stockholders:

A special meeting of stockholders (the “special meeting”) of Continental Building Products, Inc., a Delaware corporation (the “Company”), will be held at [9:00 a.m.], Eastern Time, on [     ], 2020, at 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170 for the following purposes:

1.	Adoption and Approval of the Merger Agreement. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 12, 2019, among the Company, CertainTeed Gypsum and Ceilings USA, Inc., a Delaware corporation (“Parent”), Cupertino Merger Sub, Inc., a newly formed Delaware corporation and a wholly owned subsidiary of Parent (“merger sub”), and Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France (as it may be amended, supplemented, or otherwise modified in accordance with its terms, the “merger agreement”), pursuant to which merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent (such proposal, the “merger agreement proposal”);
2.	Non-Binding Named Executive Officer Merger-Related Compensation Proposal. To consider and vote on a proposal to approve, on a non-binding, advisory basis, a resolution approving specified compensation that may become payable to the named executive officers of the Company that is based on or otherwise relates to the merger (such proposal, the “non-binding named executive officer merger-related compensation proposal”); and
3.	Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (such proposal, the “adjournment proposal”).

The Board of Directors of the Company unanimously recommends that at the special meeting, the stockholders of the Company vote “FOR” the merger agreement proposal, “FOR” the non-binding named executive officer merger-related compensation proposal and “FOR” the adjournment proposal, each as described in greater detail in the accompanying proxy statement.

Only stockholders of record at the close of business on December [     ], 2019 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting in accordance with the merger agreement. All stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting in case you cannot attend, you are urged to vote your shares by completing, signing, dating and returning the enclosed proxy or voting instruction card as promptly as possible in the postage-paid envelope enclosed for that purpose or by submitting your vote by telephone or over the Internet as instructed in these materials. If you are voting by telephone or over the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on [     ], 2020. Any stockholder of record attending the special meeting may vote in person by ballot even if he or she has returned or otherwise submitted a proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you cannot vote your shares in person by ballot unless you obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the special meeting.

A stockholder who does not vote in favor of the merger agreement proposal will have the right to seek appraisal of the fair value of its shares if the merger is completed, but only if such stockholder submits a written demand for appraisal to the Company prior to the time the vote is taken on the merger agreement proposal and complies with all other requirements of the Delaware General Corporation Law (“DGCL”). A copy of the applicable DGCL statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under the section entitled “Appraisal Rights” in the accompanying proxy statement.

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “common stock”). The failure to vote will have the same effect as a vote against the merger agreement proposal. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy or voting instruction card or vote over the telephone or the Internet as instructed in these materials as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you are a stockholder of record and sign, date and mail your proxy card without indicating how you wish to vote, your shares will be voted in favor of the merger agreement proposal, the non-binding named executive officer merger-related compensation proposal and the adjournment proposal. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and it will have the same effect as a vote against the merger agreement proposal. If your shares are held in “street name” and you fail to return your voting instruction card or otherwise properly instruct your broker, bank or other nominee how to vote your shares, it will have the same effect as a vote against the merger agreement proposal.

By Order of the Board of Directors,

Timothy Power SVP, General Counsel and Secretary

Herndon, Virginia
[     ], 2019

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE; (2) OVER THE INTERNET; OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING .

If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” from the bank, broker or other nominee in order to vote in person by ballot at the special meeting.

If you are a stockholder of record and you fail to (1) return your proxy, (2) grant your proxy or provide voting instructions electronically over the Internet or by telephone or (3) attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and it will have the same effect as a vote against the merger agreement proposal.

If you hold your shares in “street name,” you will need to instruct your bank, broker or other nominee how to vote your shares in accordance with the enclosed voting instruction card provided by your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the merger agreement proposal, without your instructions. Failure to provide these instructions will have the same effect as a vote against the merger agreement proposal.

We encourage you to read the accompanying proxy statement and its annexes, including all documents referred to or incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
(888) 750-5834

i

ANNEX A—Agreement and Plan of Merger
ANNEX B—Opinion of Citigroup Global Markets Inc.
ANNEX C—Section 262 of the Delaware General Corporation Law

ii

SUMMARY TERM SHEET

This Summary Term Sheet, together with “Questions and Answers About the Special Meeting and Merger” beginning on page 8, summarizes certain of the material information set forth or incorporated by reference in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 72 for additional information regarding the documents incorporated by reference in this proxy statement. In this proxy statement, the terms “the Company,” “we,” “our” and “us” refer to Continental Building Products, Inc. and its consolidated subsidiaries taken as a whole, unless the context requires otherwise.

The Parties to the Merger (page 15)

The Company is a leading North American manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada.

CertainTeed Gypsum and Ceilings USA, Inc., a Delaware corporation (“Parent”), designs, manufactures and distributes gypsum and ceiling materials and solutions in North America.

Cupertino Merger Sub, Inc., a Delaware corporation (“merger sub”), is a wholly owned subsidiary of Parent formed by Parent solely for the purpose of engaging in the transactions contemplated by the merger agreement. Upon completion of the merger, merger sub will merge with and into the Company, and merger sub will cease to exist.

Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France (“Guarantor”), is one of the world’s largest and oldest building products companies. Founded in 1665 in Paris, Saint-Gobain designs and delivers innovative and high performance materials in construction, transportation, and infrastructure through a strategic focus on sustainable habitat solutions. Saint-Gobain operates in 68 countries with more than 180,000 employees.

The Merger (page 19)

You are being asked to adopt and approve the Agreement and Plan of Merger, dated as of November 12, 2019, among the Company, Parent, merger sub and Guarantor (as it may be amended, supplemented, or otherwise modified in accordance with its terms, the “merger agreement”), pursuant to which, subject to the terms and conditions set forth therein, merger sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Upon completion of the merger, the Company will cease to be a publicly traded company, and you will cease to have any rights in the Company as a stockholder except the right to receive the merger consideration.

Merger Consideration (page 43)

If the merger is completed, each share of the Company’s common stock, par value $0.001 per share (the “common stock”), other than as provided below, will be converted into the right to receive $37.00 in cash (the “merger consideration”). Only the following shares of common stock will not be converted into the right to receive the merger consideration in connection with the merger: (i) shares held by any stockholder of the Company who is entitled to and who properly exercises appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”) and (ii) shares held in the treasury of the Company or owned, directly or indirectly, by Parent, merger sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger.

Treatment of Options, RSUs, PSUs and the ESPP (pages 45, 45, 45 and 45, respectively)

Treatment of Options

Subject to the terms of the merger agreement, options to purchase shares of common stock (the “Company Options”) that are outstanding immediately prior to the effective time (whether vested or unvested) will be canceled in exchange for a cash payment of $37.00 per share subject to such option less the applicable per share exercise price (net of tax withholdings). If the exercise price per share of a Company Option is equal to or greater than $37.00 per share, such Company Option will be canceled for no consideration. For more information, see “The Merger Agreement—Treatment of Options.”

Treatment of RSUs

Subject to the terms of the merger agreement, time-based restricted stock unit awards covering shares of common stock (the “Company RSUs”) will be treated as follows: (i) immediately prior to the effective time, Company RSUs granted prior to November 12, 2019 that are then outstanding (whether vested or unvested) will be canceled in exchange for a cash payment of $37.00 per share of common stock subject to such Company RSU (net of tax withholdings) and (ii) upon the effective time, unvested Company RSUs granted on or after November 12, 2019 that are outstanding immediately prior to the effective time will be converted automatically into cash-settled awards (the “Converted RSUs”) determined by multiplying the number of shares of common stock subject to such Company RSU by $37.00, which Converted RSUs shall thereafter continue to vest in accordance with the terms thereof. For more information, see “The Merger Agreement—Treatment of RSUs.”

Treatment of PRSUs

Subject to the terms of the merger agreement, performance restricted stock unit awards covering shares of common stock (the “Company PRSUs”) that are outstanding immediately prior to the effective time (whether vested or unvested) will be canceled in exchange for a cash payment of $37.00 per share of common stock subject to such Company PRSU assuming achievement of the applicable performance goals under such Company PRSU at the target level of attainment (net of tax withholdings). For more information, see “The Merger Agreement—Treatment of PRSUs.”

Treatment of the ESPP

The merger agreement provides that, with respect to the Company’s Employee Stock Purchase Plan (the “Company ESPP”), the Company will take all actions reasonably necessary to terminate the Company ESPP immediately prior to the effective time. No offering period is currently open under the Company ESPP and the Company will not start any new offering period under the Company ESPP. For more information, see “The Merger Agreement—Treatment of the ESPP.”

When the Merger is Expected to be Completed

The Company currently anticipates that the merger will be completed in the second half of 2020. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed in 2020.

The Special Meeting (pages 16 and 16)

The special meeting will be held at [9:00 a.m.], Eastern Time, on [     ], 2020, at 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170. See “Questions and Answers About the Special Meeting and Merger” and “The Special Meeting of the Company’s Stockholders.”

Record Date and Quorum (page 16)

Only holders of record of the common stock, as of the close of business on [     ], 2019, the date established by the Board of Directors of the Company (the “Company Board”) as the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were [     ] shares of common stock outstanding.

To conduct any business at the special meeting, a quorum must be present in person or by proxy. The holders of a majority of the outstanding shares of common stock outstanding and entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. For more information, see “The Special Meeting of the Company’s Stockholders—Who Can Vote at the Special Meeting” and “The Special Meeting of the Company’s Stockholders—Quorum for the Special Meeting.”

Votes Required (page 17)

Adoption and approval of the merger agreement (the “merger agreement proposal”) requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

Approval of each of the specified compensation that may become payable to the named executive officers of the Company that is based on or otherwise relates to the merger, on a non-binding, advisory basis (the “non-binding named executive officer merger-related compensation proposal”) and the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement proposal (the “adjournment proposal”) requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote on that proposal at the special meeting.

Abstentions will have the same effect as a vote against each proposal. Broker non-votes have the same effect as a vote against the merger agreement proposal, but will not affect the outcome of the named executive officer merger-related compensation proposal or the adjournment proposal.

Recommendation of the Company Board (page 24)

After due and careful discussion and consideration of various factors described in the section entitled “The Merger—Recommendation of the Company Board,” the Company Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and directed the senior officers of the Company to execute and deliver the merger agreement, (iii) directed that the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the Company’s stockholders for adoption at the special meeting in accordance with the merger agreement and (iv) recommended that the Company’s stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger.(the “recommendation of the Company Board”).

Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

Interests of the Company’s Directors and Executive Officers in the Merger (page 36)

In considering the recommendation of the Company Board, you should be aware that some of the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among others:

•	accelerated vesting of Company Options, Company RSUs granted prior to November 12, 2019, and Company PRSUs (assuming target achievement of applicable performance goals), in each case, in connection with the consummation of the merger;
•	conversion of any Company RSUs granted on or after November 12, 2019 into a cash-settled, time-based award based on the $37.00 per share merger consideration;
•	with respect to certain executive officers and other key employees, the opportunity to receive cash severance payments and benefits and acceleration of outstanding unvested equity awards in connection with a “qualifying termination of employment” pursuant to the Continental Building Products, Inc. Amended and Restated Executive Severance and Change in Control Plan;
•	cash retention bonuses, which are payable in two equal installments subject to continued employment until three months following the closing date of the merger; and
•	continued indemnification and directors’ and officers’ liability insurance applicable for a period of six years following completion of the merger.

The Company Board was aware of these interests and considered them, among other matters, prior to making its determination to recommend the adoption and approval of the merger agreement to the Company’s stockholders. For more information, see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Opinion of Financial Advisor to the Company (page 27 and Annex B)

Citigroup Global Markets Inc. (“Citi”) delivered its oral opinion, subsequently confirmed in writing, to the Company Board that, as of November 12, 2019, and based upon and subject to the factors, procedures, qualifications, limitations and assumptions set forth therein, the merger consideration to be received by the holders of common stock was fair, from a financial point of view, to such holders of common stock.

The full text of the written opinion of Citi, dated November 12, 2019, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We urge you to read the opinion carefully and in its entirety. Citi provided its opinion for the information and assistance of the Company Board in connection with its evaluation of the merger. Citi’s opinion did not address any other aspects or implications of the merger or the merger agreement. Citi’s opinion did not address the underlying business decision of the Company to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. The issuance of Citi’s opinion was approved by a fairness committee of Citi. Citi’s opinion was not intended to be and does not constitute a recommendation as to how any holder of the outstanding shares of common stock should vote or act with respect to the merger or any other matter.

For a description of the opinion that the Company Board received from Citi, see the section entitled “The Merger—Opinion of Financial Advisor to the Company.”

Certain U.S. Federal Income Tax Consequences (page 40)

The exchange of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger”) of common stock who exchanges shares of common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. If you are a non-U.S. holder, the merger generally will not result in tax to you under U.S. federal income tax laws unless you have certain connections with the United States.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it pertain to state, local or other tax consequences. Consequently, you are urged to contact your own tax advisor to determine the particular tax consequences to you of the merger.

No Solicitation; Recommendations of the Merger (page 51)

In the merger agreement, the Company has agreed that neither it nor any of its subsidiaries will, and that it will use its reasonable best efforts to cause its and their respective representatives not to, (i) initiate, solicit or knowingly encourage or facilitate any inquiries, proposals, expressions of interest, offers or requests for information or data with respect to, or that would reasonably be expected to lead to, the making or completion of, an acquisition proposal (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”); (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions or to seek clarification regarding the terms of an acquisition proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an acquisition proposal; (iii) enter into any contract relating to an acquisition proposal; or (iv) resolve or agree to do any of the foregoing. However, the merger agreement allows the Company to furnish information and participate in unsolicited discussions or negotiations under certain circumstances prior to obtaining the requisite approval of the Company’s stockholders.

In the merger agreement, the Company has also agreed that the Company Board (and any committee thereof) will not (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or merger sub the recommendation by the Company Board, (ii) fail to include the recommendation by the Company Board in this proxy statement, (iii) take any action to exempt any person (other than Parent and its affiliates) from the provisions of Section 203 of the DGCL or any other similar takeover law, (iv) fail to publicly reaffirm the recommendation by the Company Board within five business days after Parent’s written request in response to an acquisition proposal, (v) fail to recommend, in a Solicitation/Recommendation Statement on

Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such acquisition proposal or any material amendment of such acquisition proposal, (vi) approve or recommend, or publicly propose to approve or recommend, any acquisition proposal (each such action, an “adverse recommendation change”), or (vii) allow the Company or any of its subsidiaries to execute or enter into any contract (other than certain confidentiality agreements) with any other person relating to any acquisition proposal.

However, at any time prior to obtaining stockholder approval, in response to an intervening event (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”), if the Company Board determines in good faith, after consultation with its outside counsel and financial advisor that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s exercise of its fiduciary duties under applicable law, the Company may make an adverse recommendation change.

In addition, at any time prior to obtaining stockholder approval, in response to an unsolicited written bona fide acquisition proposal that has not been withdrawn and did not result from a material breach of the relevant provisions of the merger agreement, if the Company Board determines in good faith after consultation with its outside counsel and financial advisor that the acquisition proposal constitutes a superior proposal (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”) and that the failure to take such action would reasonably be expected to be inconsistent with the exercise of the Company Board’s fiduciary duties under applicable law, then Company Board may make an adverse recommendation change and, following written authorization by the Company Board, the Company may enter into a definitive agreement with respect to the superior proposal if it concurrently terminates the merger agreement.

The Company must comply with certain provisions of the merger agreement related to Parent (including with respect to notifying Parent and negotiating with Parent) before making an adverse recommendation change or terminating the merger agreement. Upon termination of the merger agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $40 million.

Conditions to the Completion of the Merger (page 57)

The completion of the merger is subject to, among other things, the following conditions:

•	the adoption of the merger agreement by the holders of at least a majority of the outstanding shares of common stock;
•	the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);
•	the absence of any legal orders that have the effect of making the merger illegal or otherwise preventing the consummation of the merger;
•	each party’s respective representations and warranties in the merger agreement being true and correct as of the closing date in the manner described in “The Merger Agreement—Conditions to Completion of the Merger;” and
•	each party’s performance in all material respects of its obligations required to be performed under the merger agreement prior to the effective time.

Financing (page 58)

The merger agreement does not contain any financing-related closing condition, and Parent has represented that it and merger sub have, and at the effective time will have, access to sufficient sources of immediately available funds to consummate the merger and other transactions contemplated by the merger agreement on the terms and subject to the conditions contemplated therein, including to pay the merger consideration for all of the shares of common stock, to make all payments in respect of the Company Options, the Company RSUs and the Company PRSUs as contemplated in the merger agreement, and to pay all related fees and expenses of Parent, merger sub and their respective representatives. Guarantor is obligated to guarantee Parent’s and merger sub’s performance of their respective obligations under the merger agreement.

Regulatory Approvals (page 42)

Under the terms of the merger agreement, the merger cannot be completed until any applicable waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on November 26, 2019.

Termination of the Merger Agreement (page 58)

The merger agreement may be terminated, and the merger may be abandoned at any time prior to its completion:

•	by mutual written consent of Parent and the Company;
•	by either Parent or the Company, if:
○	the merger has not been completed by 5:00 p.m. Eastern time on August 12, 2020, subject to the right of either party to extend first to November 12, 2020 and second to February 12, 2021 upon due notice if the HSR waiting period has not expired or been terminated by such time;
○	any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action, permanently restraining, permanently enjoining or otherwise permanently prohibiting the merger, and such judgment, order, injunction, rule, decree or other action has become final and non-appealable (a “restraint”), except that no party will have such right to terminate if such party failed to contest, appeal and remove such restraint in material breach of its applicable obligations under the merger agreement and such failure caused or resulted in such restraint; and
○	the stockholder approval has not been obtained at the special meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken;
•	by the Company:
○	if Parent or merger sub has breached or failed to perform certain of its representations, warranties, covenants or agreements in the merger agreement, which breach of failure to perform cannot be cured or has not been cured within 30 days after written notice of such breach or failure to perform, stating the Company’s intention to terminate the merger agreement as described in this paragraph and the basis for such termination, has been delivered by the Company to Parent, except the Company will not have the right to effect such termination if it is then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement; or
○	prior to receipt of the stockholder approval, in order to enter into a definitive acquisition agreement concerning a transaction with respect to a superior proposal (as defined in “The Merger Agreement—No Solicitation; Recommendations of the Merger”) in accordance with the merger agreement if concurrently with the termination of the merger agreement and entry into such definitive acquisition agreement the Company pays the termination fee described below.
•	by Parent:
○	if the Company has breached or failed to perform certain of its representations, warranties, covenants or agreements in the merger agreement, which breach of failure to perform cannot be cured or has not been cured within 30 days after written notice of such breach or failure to perform, stating Parent’s intention to terminate the merger agreement as described in this paragraph and the basis for such termination, has been delivered by Parent to the Company, except Parent will not have the right to effect such termination if it is then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement; or
○	if the Company Board (or any committee thereof) has effected an adverse recommendation change or the Company has materially breached the provisions of the merger agreement described in “The Merger Agreement—No Solicitation; Recommendations of the Merger.”

Termination Fees (page 59)

If the merger agreement is terminated under certain circumstances:

•	the Company may be obligated to pay Parent a termination fee of $40 million, or
•	Parent may be obligated to pay the Company a termination fee of $75 million.

Specific Performance (page 60)

Each of the parties to the merger agreement is are entitled to specific performance of the terms of the merger agreement, in addition to any other remedy at law or equity.

Litigation Related to the Merger (page 42)

As of the date of this proxy statement, no stockholder litigation related to the merger agreement has been brought against the Company or any members of the Company Board.

Appraisal Rights (page 67)

Under the DGCL, a holder of record of common stock who does not vote in favor of the merger agreement proposal will have the right to seek appraisal of the fair value of its shares of common stock as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if such stockholder complies with all requirements of the DGCL for exercising appraisal rights, including Section 262 of the DGCL. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of record of the common stock intending to exercise appraisal rights must, among other things, submit a written demand for an appraisal to us prior to the vote on the merger agreement proposal at the special meeting and must not vote or otherwise submit a proxy in favor of the merger agreement proposal. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The requirements of the DGCL for exercising appraisal rights are summarized in this proxy statement, including Section 262 of the DGCL, the text of which can be found in Annex C to this proxy statement.

A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the same steps and in a timely manner to perfect appraisal rights. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Market Price of the Common Stock

The closing trading price of a share of common stock on the New York Stock Exchange (“NYSE”) on November 11, 2019, the last trading day before the merger agreement was approved by the Company Board, was $32.02 per share. On [     ], 2019, which is the latest practicable trading day before this proxy statement was printed, the closing price of a share of common stock on the NYSE was $[     ]. You are encouraged to obtain current market quotations for the common stock in connection with voting your shares of common stock.

Additional Information (page 72)

You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the website maintained by the SEC at www.sec.gov. See “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND MERGER

Q:	What is the proposed merger?
A:	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger. You are receiving this proxy statement because Parent has agreed to acquire the Company pursuant to the merger agreement, dated as of November 12, 2019, among Parent, merger sub, the Company and Guarantor. Merger sub is a wholly owned subsidiary of Parent. If the merger agreement proposal has been approved by the Company’s stockholders and the other closing conditions under the merger agreement are satisfied or waived, merger sub will merge with and into the Company. The Company will be the surviving corporation and will become a wholly owned subsidiary of Parent.

The merger agreement is attached as Annex A to this proxy statement. The description of the merger agreement herein is not complete and is qualified in its entirety by reference to the complete text of the merger agreement.

Q:	What will the Company’s stockholders receive in the merger?
A:	If the merger is completed, each holder of common stock will receive the merger consideration of $37.00 in cash for each share of the common stock that such stockholder owns immediately prior to the time the merger becomes effective (the “effective time”), unless such stockholder exercises and perfects its appraisal rights under the DGCL.
Q:	Where and when is the special meeting?
A:	The special meeting will take place at [9:00 a.m.], Eastern Time, on [ ], 2020, at 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170.
Q:	Who is eligible to vote?
A:	Holders of record of the common stock as of the close of business on [ ], 2019, the record date established by the Company Board for the special meeting, are eligible to vote.
Q:	How many votes do the Company’s stockholders have?
A:	Holders of the common stock are entitled to one vote for each share of the common stock that such holder owned at the close of business on [ ], 2019, the record date for the special meeting.
Q:	What vote of the Company’s stockholders is required to approve the merger agreement proposal?
A:	Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock. Abstentions and broker non-votes have the same effect as a vote against the merger agreement proposal.
Q:	What vote of the Company’s stockholders is required to approve the other proposals to be considered at the special meeting?
A:	Approval of the non-binding named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or by proxy and entitled to vote on that proposal at the special meeting. Abstentions have the same effect as a vote against either proposal, but broker non-votes will not affect the outcome of either proposal.
Q:	How does the Company Board recommend that I vote?
A:	After due and careful discussion and consideration of various factors described in the section entitled “The Merger—Recommendation of the Company Board,” the Company Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and directed the senior officers of the Company to execute and deliver the merger agreement, (iii) directed that the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the Company’s stockholders for adoption at the special meeting in accordance with the merger agreement and (iv) recommended that the Company’s stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

You should be aware that some of the Company’s directors and executive officers are subject to plans, agreements or arrangements that may provide them with interests in the merger that are different from, or are in addition to, the interests of the Company’s stockholders generally. These interests relate to equity securities held by such persons and their affiliates; change of control severance covering the Company’s executive officers; and indemnification of the Company’s directors and officers by the surviving corporation following the merger. See the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	What do I need to do now?
A:	Please read this proxy statement carefully in its entirety, including its annexes and the documents referred to or incorporated by reference herein, to consider how the merger affects you. After you read these materials, you should complete, sign and date your proxy or voting instruction card and mail it in the enclosed return envelope or submit your vote over the telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting. If you are a stockholder of record and you sign, date and mail your proxy card or otherwise submit your proxy without indicating how you wish to vote, your shares will be voted in accordance with the recommendations of the Company Board, as applicable, with respect to each proposal.
Q:	How do I vote?
A:	If you are a stockholder of record, you may vote in person at the special meeting by ballot, vote by proxy by returning the enclosed proxy card in the enclosed return envelope, or vote by proxy over the telephone or over the Internet. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone or over the Internet. Whether or not you plan to attend the meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person by ballot even if you have already voted by proxy.
•	To vote in person, come to the special meeting and you will be given a ballot when you arrive. See the Q&A below entitled “May I Vote in Person?” for additional information regarding attending the special meeting in person.
•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to the Company before the special meeting, the Company will vote your shares as you direct on the signed proxy card, or if no direction is given, in accordance with the recommendation of the Company Board, as applicable, with respect to each proposal.
•	To vote over the telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [ ], Eastern Time, on [ ], 2020 to be counted.
•	To vote over the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by [ ], Eastern Time, on [ ], 2020 to be counted.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than a proxy card from the Company. Your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares by following the procedures provided by your broker. See “The Special Meeting of the Company’s Stockholders—Voting by Proxy.”

Q:	What happens if I do not return a proxy card, voting instruction card or otherwise vote or vote to abstain?
A:	If you are a holder of record, the failure to return your proxy card or to otherwise vote will have the same effect as voting against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

If your shares are held in “street name” and you do not return your voting instruction card or otherwise instruct your broker, bank or other nominee how to vote your shares, it will have the same effect as a vote against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

A vote to abstain will have the same effect as voting against each proposal as to which you abstain.

See “The Special Meeting of the Company’s Stockholders—Treatment of Abstentions and Broker Non-Votes.”

Q:	What does it mean if I receive more than one set of materials?
A:	This means you own shares of common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy or voting instruction cards that you receive, or vote all of your shares over the telephone or over the Internet in accordance with the applicable instructions in order to vote all of the shares you own. Any shares you may hold in “street name” are held of record by a different stockholder than any shares you hold of record, and therefore any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Each set of proxy materials you receive comes with its own prepaid return envelope and control number(s); if you vote by mail, make sure you return each proxy or voting instruction card in the return envelope that accompanies that proxy or voting instruction card, and if you vote by telephone or over the Internet, use the control number(s) on each proxy or voting instruction card, as applicable.
Q:	May I vote in person?
A:	Only persons who were stockholders as of the record date or who are invited guests of the Company may attend and be admitted to the special meeting. If you are the stockholder of record of shares of the common stock as of the record date, you have the right to vote in person by ballot at the special meeting with respect to those shares. You will be required to present a valid form of photo identification to be admitted to the special meeting and a ballot will be provided to you upon arrival.

If you are the beneficial owner of shares of the common stock, you are invited to attend the special meeting if you bring a letter, account statement or other evidence that confirms you were a beneficial owner of shares of common stock as of the record date and a valid form of photo identification. However, you may not vote these shares in person at the special meeting unless you obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the special meeting.

The use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the special meeting. Any such device may be confiscated in the Company’s sole and absolute discretion if an attendee is in violation of this policy.

Even if you plan to attend the special meeting, we recommend that you also submit your proxy card or voting instructions as described in the above Q&A entitled “How do I vote?” so that your vote will be counted if you later decide not to attend the special meeting.

Q:	Why am I being asked to consider and vote on the non-binding named executive officer merger-related compensation proposal?
A:	SEC rules require the Company to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to the Company’s named executive officers in connection with the merger. Approval of the non-binding named executive officer merger-related compensation proposal is not required to complete the merger.
Q:	What happens if I sell my shares of common stock before the special meeting?
A:	The record date for the special meeting is earlier than the expected date of the merger. If you own shares of common stock as of the close of business on the record date but transfer your shares prior to the date of the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares immediately prior to the effective time of the merger.
Q:	Am I entitled to appraisal rights?
A:	Yes. Under Section 262 of the DGCL, a stockholder will be entitled to dissent and to seek appraisal for its shares only if certain criteria are satisfied. See the section entitled “Appraisal Rights” and Annex C of this proxy statement.
Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the merger?
A:	The exchange of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder of common stock who exchanges shares of common stock for cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. If you are a non-U.S. holder, the merger generally will not result in tax to you under U.S. federal income tax laws unless you have certain connections with the United States.

For a more detailed description of certain U.S. federal income tax consequences of the merger, see “The Merger—Certain U.S. Federal Income Tax Consequences of the Merger” beginning on page 40.

This proxy statement contains a general discussion of certain U.S. federal income tax consequences of the merger. This description does not address any non-U.S. tax consequences, nor does it pertain to state, local or other tax consequences. Consequently, you are urged to contact your own tax advisor to determine the particular tax consequences to you of the merger.

Q:	When do you expect the merger to be completed?
A:	The Company and Parent are working to be in a position to complete the merger as quickly as possible after the special meeting. The Company anticipates that the merger will be completed in the second half of 2020. In order to complete the merger, we must obtain the required stockholder approval, approval under the HSR Act and a number of other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions to Completion of the Merger.”
Q:	What happens if the merger is not completed?
A:	In the event that the merger agreement proposal does not receive the required approval of the stockholders described elsewhere in this proxy statement, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company expects that its management will operate the Company’s business in a manner similar to that in which it is being operated today, and the Company will remain an independent public company, the common stock will continue to be listed and traded on the NYSE, the common stock will continue to be registered under the Exchange Act, and the Company’s stockholders will continue to own their shares of the common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the common stock. Under certain circumstances, if the merger is not completed, the Company may be obligated to pay Parent a termination fee.

Q:	Should I send in my stock certificates now?
A:	No. At or about the date of completion of the merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Parent’s paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY OR OTHERWISE SEND THEM TO THE COMPANY, PARENT OR THE PROXY SOLICITATION AGENT.

If you are a beneficial owner of shares of common stock, you will receive instructions from your broker, bank or other nominee as to how to surrender your shares and receive the merger consideration for those shares following the completion of the merger.

Q:	Who can help answer my questions?
A:	The information provided above in the Q&A format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes and the documents referred to or incorporated by reference herein. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact the Company’s proxy solicitation agent:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders: (888) 750-5834
Banks and Brokers: (212) 750-5833

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. The safe harbor provisions in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which may be referenced in the periodic reports incorporated by reference into this proxy statement, do not apply to any forward-looking statements made in connection with the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and Merger,” “The Merger—Certain Effects of the Merger,” “The Merger—Recommendation of the Company Board,” “The Merger—Opinion of Financial Advisor to the Company,” “The Merger—Certain Company Forecasts” and “The Merger Agreement,” and in statements containing the words “believes,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. There can be no assurances that the actual results or developments described in such forward-looking statements will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company or the completion of the merger. These forward-looking statements speak only as of the date on which the statements were made. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement, except as required by law. In addition to other factors and matters contained or incorporated in this proxy statement, the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the inability to complete timely, if at all, the merger due to the failure to obtain stockholder approval, approval under the HSR Act or failure to satisfy the other conditions precedent to the completion of the merger;
•	the financial performance of the Company through the completion of the merger;
•	risk that the proposed merger disrupts the Company’s current operations;
•	risks related to the disruption of management’s attention from ongoing operations due to the merger;
•	the costs, fees, expenses and charges related to the merger agreement;
•	limitations placed on the Company’s ability to operate its business under the merger agreement;
•	the occurrence of any event that could give rise to the termination of the merger agreement, including under circumstances that require the Company to pay Parent a termination fee;
•	the risk that stockholder litigation in connection with the merger may affect the timing or occurrence of the merger or result in significant costs of defense, indemnification and liability;
•	the effect of the announcement or pendency of the merger on the Company’s ability to retain and hire key personnel and other employees or the Company’s business relationships (including customers and suppliers), operating results and business generally;
•	cyclicality in our markets, especially the new residential construction market;
•	competitive pressures in the markets in which the Company competes;
•	disruptions in our supply of synthetic gypsum due to regulatory changes or coal-fired power plants ceasing or reducing operations or switching to natural gas;
•	changes in the costs and availability of transportation;
•	the competitive labor market and resulting employee turnover;
•	significant buying power of certain customers;
•	potential losses of customers;
•	the highly competitive nature of our industry and the substitutability of competitors’ products;
•	material disruptions at our facilities or the facilities of our suppliers;

•	changes in energy, transportation and other input costs;
•	changes to environmental and safety laws and regulations requiring modifications to our manufacturing systems;
•	changes in, cost of compliance with or the failure or inability to comply with governmental laws and regulations, in particular environmental regulations;
•	our involvement in legal and regulatory proceedings;
•	our ability to attract and retain key management employees;
•	cybersecurity risks;
•	disruptions in our information technology systems;
•	labor disruptions;
•	the seasonal nature of our business; and
•	the other factors that are described from time to time in the Company’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. See the section entitled “Where You Can Find More Information” for documents incorporated by reference into this proxy statement.

THE PARTIES TO THE MERGER

Continental Building Products, Inc.

The Company is a leading manufacturer of gypsum wallboard and complementary finishing products, with manufacturing facilities and sales efforts concentrated in the eastern United States and eastern Canada. The Company’s executive offices are located at 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170. The Company’s telephone number is (703) 480-3800. For additional information about the Company, see “Important Information About Continental Building Products, Inc.” or visit Company’s website at http://www.continental-bp.com. The information provided on the Company’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement.

CertainTeed Gypsum and Ceilings USA, Inc.

CertainTeed Gypsum and Ceilings USA, Inc., a Delaware corporation, which we refer to as Parent, is a designer, manufacturer and distributor of gypsum and ceiling materials and solutions in North America. Parent’s principal executive offices are located at 20 Moores Road, Malvern, Pennsylvania 19355. Parent’s telephone number is 610-893-6000.

Cupertino Merger Sub, Inc.

Cupertino Merger Sub, Inc., which we refer to as merger sub, is a wholly owned subsidiary of Parent, whose principal executive offices are located at 20 Moores Road, Malvern, Pennsylvania 19355. Merger sub’s telephone number is 610-893-6000. Merger sub was formed solely for the purpose of facilitating Parent’s acquisition of the Company.

Compagnie de Saint-Gobain S.A.

Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France, which we refer to as Guarantor, is one of the world’s largest and oldest building products companies. Founded in 1665 in Paris, France, Saint-Gobain designs and delivers innovative and high performance materials in construction, transportation, and infrastructure through a strategic focus on sustainable habitat solutions. Saint-Gobain operates in 68 countries with more than 180,000 employees. Saint-Gobain’s shares are publicly traded on the Euronext Paris stock exchange under the symbol “SGO” and ISIN code FR0000125007. Guarantor’s principal executive offices are located at Les Miroirs 18, Avenue d’Alsace 92400 Courbevoie, France. Guarantor’s telephone number is +33 1 74 62 33 33. Guarantor’s website address is https://www.saint-gobain.com/en. The information provided on Guarantor’s website is not part of this proxy statement and is not incorporated by reference in this proxy statement.

THE SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting will be held at [9:00 a.m.], Eastern Time, on [      ], 2020, at 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170. The purpose of the special meeting is to consider and vote on the merger agreement proposal, the non-binding named executive officer merger-related compensation proposal and the adjournment proposal. After due and careful discussion and consideration of various factors described in the section entitled “The Merger—Recommendation of the Company Board,” the Company Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and directed the senior officers of the Company to execute and deliver the merger agreement, (iii) directed that the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the Company’s stockholders for adoption at the special meeting in accordance with the merger agreement and (iv) recommended that the Company’s stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger (the “recommendation of the Company Board”). Accordingly, the Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal. Additionally, the Company Board unanimously recommends a vote “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

You will be required to present a valid form of photo identification to be admitted to the special meeting and, if you are a holder of record, a ballot will be provided to you upon arrival. If you are the beneficial owner of shares of the common stock, you are invited to attend the special meeting if you bring a letter, account statement or other evidence that confirms you were a beneficial owner of shares of common stock as of the record date and a valid form of photo identification. However, if your shares of common stock are held in “street name,” you may not vote these shares in person at the special meeting unless you obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the special meeting.

Who Can Vote at the Special Meeting

Only holders of record of the common stock, as of the close of business on [      ], 2019, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, bank or other nominee, you need to direct that person how to vote those shares or obtain an authorization from them and vote the shares yourself at the special meeting. On the record date, there were [      ] shares of common stock outstanding.

Quorum for the Special Meeting

To conduct any business at the special meeting, a quorum must be present. A majority of the outstanding shares of common stock entitled to vote at the special meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. As of the close of business on the record date, there were [      ] shares of the common stock outstanding. Accordingly, [      ] shares of the common stock must be present in person or by proxy at the special meeting to constitute a quorum.

A broker non-vote is a share held by a bank, brokerage firm or nominee that is present in person or by proxy at the special meeting but with respect to which the broker or other stockholder of record has not received voting instructions from the beneficial owner of such shares regarding how to vote on a particular proposal or proposals and for which the broker does not have discretionary voting power on such proposal.

Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

Votes Required; Treatment of Abstentions and Broker Non-Votes

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

Approval of each of the non-binding named executive officer merger-related compensation proposal and the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of common stock present in person or by proxy and entitled to vote on that proposal at the special meeting.

A vote to abstain will have the same effect as voting against each proposal.

If you are a holder of record, failure to submit a proxy or to vote in person by ballot will have the same effect as a vote against the merger agreement proposal, but it will have no effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

If your shares of common stock are held in “street name” by your broker, you should instruct your broker how to vote your shares using the enclosed voting instruction card provided by your broker. Under applicable regulations, brokers, banks and other nominees who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the proposals to be voted upon at the special meeting. As a result, if you do not instruct your broker, bank or other nominee how to vote your shares of common stock, your shares will be treated as “broker non-votes” and will not be voted, which will have the same effect as voting against the merger agreement proposal. Broker non-votes will not, however, have any effect on the non-binding named executive officer merger-related compensation proposal or the adjournment proposal.

Voting by Proxy

This proxy statement is being sent to you on behalf of, and your vote is being solicited by, the Company Board for the purpose of requesting that you allow your shares of common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of common stock properly represented at the special meeting by proxy will be voted in accordance with the instructions indicated on those proxies. If you are a holder of record and sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company Board, as applicable, on each proposal. The Company Board unanimously recommends a vote “FOR” the approval of the merger agreement proposal, “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

A stockholder of record may revoke its proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Company’s Secretary in writing specifying such revocation, deliver a later-dated proxy, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, please follow the instructions provided with these materials to revoke any previously provided voting instructions.

These materials were first mailed to stockholders of the Company on or about [      ], 2019.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times in accordance with the merger agreement to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the merger agreement proposal. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or voting instruction card. If a quorum is not present, the person presiding at the special meeting or the stockholders holding a majority of the common stock present in person or by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting in accordance with the merger agreement until a quorum shall be present. If the adjournment is for more than 60 days after the date of this proxy statement, or if a new record date is set for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies or voting instructions will be able to revoke them at any time prior to the final vote on the proposals. If you are a holder of record and return a proxy without indicating how you wish to vote on the adjournment proposal, your shares will be voted in favor of the adjournment proposal.

Householding

Certain stockholders of the Company who share an address are being delivered only one copy of this proxy statement unless the Company or one of its mailing agents has received contrary instructions.

Upon the written request of a stockholder of the Company at a shared address to which a single copy of this proxy statement was delivered, the Company will promptly deliver a separate copy of such document to the requesting stockholder. Written requests can be addressed to Continental Building Products, Inc., Attn: Investor Relations, 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170 or emailed to the Company’s Investor Relations at investorrelations@continental-bp.com. Stockholders may also call Company Investor Relations at (703) 480-3980.

The stockholders of the Company sharing an address who are receiving multiple copies of these proxy materials or the Company’s notice of Internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by emailing the Company at the address above.

Solicitation of Proxies

The Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the special meeting and will pay Innisfree a fee of approximately $22,500, plus reimbursement of out-of-pocket expenses. The address of Innisfree is 501 Madison Avenue, 20th Floor, New York, NY 10022. You can call Innisfree toll-free at (888) 750-5834 or collect at (212) 750-5833.

THE MERGER (PROPOSAL 1)

The discussion of the merger and the merger agreement in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully in its entirety.

Background of the Merger

The Company’s senior management and the Company Board regularly review the Company’s performance, strategy, competitive position, opportunities and prospects in light of current business and economic environments and developments in the housing and building products industries and the opportunities and challenges facing participants in the industries. These reviews have included consideration by the Company’s senior management and the Company Board, and periodic discussions with industry participants, of potential strategic alternatives, including acquisitions, business combinations and other strategic transactions.

From time to time, the Company’s officers and the Chairman of the Company Board have met with other industry participants, including Guarantor, to discuss potential strategic transactions in light of dynamics in the U.S. wallboard sector and the potential to create long-term value by pursuing strategic transactions, as the Company’s belief was that consolidation was likely and the Company’s participation in strategic transactions would be necessary for long-term success. In connection therewith as part of its strategic plan, from time to time, the Company Board has reviewed with the Company’s advisors and management whether various industry participants would be able or prepared to acquire or otherwise combine with the Company in light of (1) the potential strategic merits and regulatory profile of illustrative transactions with the potential participants, including as a result of their respective geographic footprints and product offerings, (2) the financial capacity, or lack thereof, of smaller industry participants and (3) prior discussions and outreach to various industry participants, which had not resulted in any proposals or offers.

Starting in March 2016, following outreach by the Company in December 2015, the Company engaged in discussions on several occasions with a substantial industry participant, which we refer to as Party A, regarding a potential strategic transaction with the Company. In 2016, the Company and Party A engaged in preliminary discussions regarding a potential business combination and entered into a mutual confidentiality agreement, but Party A discontinued such discussions in May 2016. In the spring of 2017, representatives of the Company again reached out to Party A to discuss a potential strategic transaction and engaged in certain preliminary discussions, following which, Party A informed the Company that it was not interested in continuing such discussions. In early 2016, at the request of a representative of the Company, representatives of the Company and Guarantor met and discussed industry trends and their respective interest in pursuing a potential strategic transactions. The Company and Guarantor did not have subsequent discussions of this nature until July 2018.

In 2018, Citigroup Global Markets Inc. (“Citi”), the Company’s financial advisor, reached out informally to a large European building materials company that was believed to have a possible interest in the U.S. wallboard sector, but it declined to engage with the Company. In 2018, the Company also engaged in communications with a smaller U.S. building products company regarding a potential acquisition of it by the Company or other strategic transaction with such company. However, the company expressed no interest in a strategic transaction with the Company during the course of those communications.

In the spring of 2018, representatives of the Company met with representatives of another industry participant, which we refer to as Party B, regarding certain potential collaboration opportunities and in July 2018, the Company and Party B entered into a mutual confidentiality agreement that did not contain a standstill. The Company and Party B engaged in certain preliminary discussions through the summer and fall of 2018 regarding certain potential transactions. Following discussion with the Company Board, representatives of the Company informed representatives of Party B that the Company Board was open to considering an acquisition of, or other strategic combination with, the Company by Party B. Party B indicated it would discuss with its board of directors and subsequently discontinued discussions with the Company.

On July 3, 2018, during a meeting between Jay Bachmann, the Company’s President and Chief Executive Officer, Benoit Bazin, then President of Guarantor’s Construction Products Sector, and Nayla Valente, in-house counsel for Guarantor, Mr. Bazin expressed that Guarantor was interested in discussing a potential combination between Guarantor and the Company. No proposal was made by Guarantor at this meeting.

On August 21, 2019, Mr. Bachmann and Timothy Power, Senior Vice President, General Counsel and Secretary of the Company, met with Mark Rayfield, head of North American operations for Guarantor, and Craig Smith, Deputy General Counsel of North American Operations for Guarantor, in Washington, D.C. At the meeting, Mr. Rayfield indicated to Messrs. Bachmann and Power that Guarantor was interested in considering a potential acquisition of the Company. No proposal was made by Guarantor at this meeting.

In the spring of 2019, the Company Board authorized the Company’s management to again reach out to Party A to discuss a potential business combination and thereafter, through the summer of 2019, the Company engaged in preliminary discussions with Party A and its advisors. On August 22, 2019, the Company entered into a mutual confidentiality agreement with Party A, and in September 2019, the parties amended the confidentiality agreement to include a standstill with customary fall-away provisions. Following execution of the confidentiality agreement, the Company commenced due diligence and negotiations with Party A with respect to a potential business combination transaction in which the stockholders of the Company would have received common stock in a significantly larger wallboard company, without a cash consideration component payable to the Company’s stockholders, and the Company’s management would have continued as management of the combined business.

During the course of ongoing discussions with Party A, on September 29, 2019, Mr. Bazin, Chief Operating Officer of Guarantor, called Mr. Bachmann to request a meeting during Mr. Bazin’s upcoming trip to the United States. On October 3, 2019, Edward Bosowski, Chairman of the Company Board, aligned with representatives of Party A on the high-level terms of a potential strategic transaction between the parties subject to negotiation of definitive documents.

On October 3, 2019, Mr. Bazin met with Mr. Bachmann in Washington, D.C. and expressed Guarantor’s interest in acquiring the Company. Mr. Bazin emphasized the need for confidentiality and indicated that Guarantor was interested in entering into exclusive discussions with the Company regarding the proposed potential transaction. Mr. Bazin did not discuss valuation, propose a price per share at which Guarantor would acquire the Company’s common stock or propose any other specific terms. Mr. Bachmann informed Mr. Bazin that he would discuss Guarantor’s interest with Edward Bosowski, Chairman of the Company Board. Subsequently, Mr. Bachmann relayed his conversation with Mr. Bazin to Mr. Bosowski, and the two discussed Guarantor’s interest. On October 8, 2019, Mr. Bachmann updated the Company Board on the meeting with Mr. Bazin, and the Company Board discussed with Mr. Power the directors’ fiduciary duties in the context of Guarantor’s outreach.

On October 9, 2019, at Mr. Bazin’s request, Mr. Bachmann called Mr. Bazin. On the call, Mr. Bachmann expressed Mr. Bosowski’s appreciation of the strategic rationale for a combination of the Company and Guarantor. However, Mr. Bachmann noted that any proposal would need to be considered by the Company Board and proposed to discuss Guarantor’s proposal at an upcoming Company Board meeting in November 2019. Mr. Bazin noted Guarantor’s desire that the parties engage in further discussions and commence the due diligence process in the near term. Mr. Bazin requested that the Company Board discuss and evaluate Guarantor’s interest prior to November if at all possible and requested to schedule another call with Mr. Bachmann for a later day that same week, and the two tentatively scheduled a follow-up call on October 11, 2019.

Mr. Bachmann relayed the substance of his conversation to Mr. Bosowski and the Company’s legal and financial advisors. Messrs. Bosowski and Bachmann determined that, because Guarantor had not yet submitted a specific proposal to acquire the Company, it would be inappropriate to grant Guarantor exclusivity or access to due diligence materials. On October 11, 2019, Mr. Bachmann communicated to Mr. Bazin that the Company was not prepared to provide due diligence materials or grant exclusivity to Guarantor at that time.

On October 14, 2019, Guarantor delivered a letter to Messrs. Bosowski and Bachmann proposing that Guarantor acquire the Company at a price of $32.00 per share in cash. On the same day, Mr. Bazin called Mr. Bachmann to outline the proposal.

On October 16, 2019, the Company Board met with representatives of the Company’s management, Citi and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), the Company’s legal advisor, to consider the proposal. A representative of Gibson Dunn reviewed the directors’ fiduciary duties, a representative of Citi discussed a preliminary financial analysis of Guarantor’s proposal, and the group collectively discussed pursuing an all-cash acquisition by Guarantor as compared to other strategic alternatives, including a potential transaction with Party A. The Company Board discussed the importance of continuing discussions with Party A regarding the potential transaction and ensuring that the Company be in a position to pursue and announce a strategic transaction that would be consummated in the near term, in light of the Company Board’s view of industry dynamics. The

Company Board also discussed that while an all-cash acquisition may be the most attractive alternative for the Company’s stockholders at the right price, Guarantor’s proposal was, in the Company Board’s view, insufficient to justify further discussions with Guarantor. The Company Board further discussed with its advisors regulatory considerations related to a potential transaction either with Party A or with Guarantor and that prior to entering into any transaction the Company would need adequate assurances regarding certainty of closing as well as an appropriate valuation. Accordingly, the Company Board instructed Mr. Bachmann to inform Mr. Bazin that the Company was not prepared to engage in further discussions with respect to Guarantor’s proposal at the $32.00 per share price.

Later that day, Mr. Bachmann communicated to Mr. Bazin that the Company Board was not interested in pursuing a transaction with Guarantor at the price proposed.

On October 18, 2019, Mr. Bazin called Mr. Bachmann to request that the parties’ financial advisors meet to discuss valuation.

On October 18, 2019, the Company Board met with representatives of the Company’s management, Citi and Gibson Dunn to discuss the Company’s strategic alternatives and how to respond to Guarantor’s request for a meeting between the parties’ financial advisors. Following discussion, the Company Board determined that the current proposal from Guarantor did not reflect a value sufficient to justify engaging in further discussions regarding Guarantor’s acquisition proposal, whether directly or through the parties’ financial advisors. Later that day, Mr. Bachmann communicated to Mr. Bazin that the Company was not authorizing its financial advisors to engage in further discussions with Guarantor’s financial advisors regarding valuation at that time.

Also on October 18, 2019, an assistant to the Chief Executive Officer of Party B reached out to Mr. Bachmann to request a meeting during the week of November 4, 2019. Mr. Bachmann responded that it was unlikely he would be able to meet during the proposed time due to regularly scheduled Company Board meetings. Mr. Bachmann informed Mr. Bosowski of this outreach.

On October 21, 2019, Guarantor delivered a letter to Messrs. Bosowski and Bachmann proposing to acquire the Company at a price of $34.50 per share, which according to the letter represented the highest price Guarantor could offer absent access to additional due diligence materials. That same day Mr. Bazin telephoned Mr. Bachmann to advise him of the terms of Guarantor’s revised proposal.

On October 22, 2019, the Company Board met with representatives of the Company’s management, Citi and Gibson Dunn to consider the revised proposal. Representatives of Gibson Dunn reminded the directors of their fiduciary duties and representatives of Citi discussed a preliminary valuation analysis of the revised proposal. At the meeting, the Company Board determined that, although the revised proposal reflected a meaningful increase in price, the price was still insufficient, in the Company Board’s view, to support a transaction. The Company Board also discussed that, in addition to obtaining a higher valuation, the Company would need a very high degree of closing certainty, including assurances that Guarantor was committed to taking the steps required to obtain applicable regulatory approvals if necessary and complete the acquisition. In an effort to cause Guarantor to improve the financial and other terms of its proposal, the Company Board agreed to provide certain due diligence information to Guarantor and engage on antitrust matters.

On October 23, 2019, Mr. Bachmann advised Mr. Bazin that, while the Company Board had not determined to sell the Company, the Company was prepared to furnish certain confidential information to Guarantor to enable it to improve its proposal. Representatives of the Company and Guarantor then discussed a process to allow Guarantor to conduct certain business, financial and legal due diligence.

On October 25, 2019, Guarantor and the Company entered into a confidentiality agreement with a standstill and customary fall-away provisions. Later that day, the Company opened an electronic data room to provide Guarantor with access to certain due diligence materials and, commencing on October 26, 2019, the Company and Guarantor’s respective legal advisors commenced discussions regarding certain due diligence and antitrust matters.

During the week of October 28, 2019, the Company provided Guarantor with certain due diligence information, and the parties’ respective counsels held several calls concerning certain features of a potential transaction, including antitrust considerations. On October 31, representatives of Guarantor and the Company, together with their respective financial advisors, participated in a financial due diligence call. On November 1, 2019, representatives of Guarantor and the Company, together with their respective financial advisors and Cleary

Gottlieb Steen & Hamilton (“Cleary”), legal counsel to Guarantor, met near the Company’s headquarters in Herndon, Virginia to discuss due diligence items, which was followed by a legal due diligence call on November 2, 2019 between representatives of Guarantor, Cleary and Mr. Power.

On November 1, 2019, at the direction of the Company Board, representatives of Citi conveyed to representatives of Lazard Frères & Company and Morgan Stanley & Co. LLC, financial advisors to Guarantor, that the Company would require in any transaction that Guarantor agree to take the steps necessary to obtain the required antitrust approvals and pay a reverse termination fee to the Company, in the event such approvals were not obtained.

On November 6, 2019, Guarantor submitted a revised proposal letter to the Company increasing the cash consideration to $36.50 per share and providing for a lower reverse termination fee than proposed by the Company on November 1, 2019 but not otherwise responding to the Company’s proposal.

Later on November 6, 2019, the Company Board met with representatives of the Company’s management, Citi, Gibson Dunn and Morrison & Foerester LLP (“MoFo”), regulatory counsel to the Company, to discuss Guarantor’s revised proposal. The Company Board discussed with the Company’s advisors antitrust considerations in connection with a transaction with Parent and with Party A.

The Company Board also discussed whether there was any other party who was likely to offer a more attractive transaction to the Company and its stockholders than the alternatives currently available to the Company (i.e., the strategic transaction with Party A or the all-cash acquisition by Parent). The Company Board discussed that, although the Company had not conducted a formal market check, it had engaged in preliminary discussions with industry participants during the prior few years and did not believe there was any other interested party given the lack of any proposals or substantive discussions as described above. Specifically, the Company Board did not believe a strategic transaction was feasible with certain of the other limited industry participants due to their geographic footprint, lack of access to financing and/or seeming disinterest based on prior outreach by the Company or its advisors. The Company Board discussed that there was a higher degree of uncertainty that Party B would be able to obtain financing to complete an acquisition and that in 2018 Party B had failed to pursue an acquisition, and that in light of the currently actionable potential transactions with each of Party A and Guarantor, the Company should focus on executing one of those two transactions in the near-term instead of engaging with Party B. The Company Board further discussed that, given Guarantor’s request for exclusivity, Guarantor was unlikely to offer the same price, and might withdraw its proposal altogether, if the Company were to delay signing in order to proceed with a market check or auction process. In light of these factors, as well as the more advanced stage of discussions with Guarantor and Party A, the Company Board determined that Mr. Bachmann should not further respond to Party B’s October 18, 2019 outreach at this time. No representatives of Party B subsequently reached out to Mr. Bachmann or any other representatives of the Company. The Company Board also discussed with its advisors that in any transaction either with Party A or Guarantor, the Company would retain flexibility to entertain alternative proposals following execution of any merger agreement, which would contain “fiduciary out” provisions. The Company Board also discussed that, in light of the risk of Guarantor and Party A declining to proceed with a transaction if the Company were to delay the process, it was important for the Company Board to determine in the near term whether to proceed with a transaction.

Following a discussion of Guarantor’s revised proposal, the Company Board instructed Mr. Bachmann to inform Guarantor that the Company was not prepared to enter into a transaction without an increased price and greater clarity as to the key terms of the merger agreement for a potential transaction, including with respect to closing certainty. The Company Board also directed management to deliver an initial draft of the merger agreement to Guarantor with a proposal that Parent purchase all of the Company’s outstanding common stock at $38.00 per share in an attempt to negotiate the highest price possible. Following the meeting, Messrs. Bachmann and Bosowski called Mr. Bazin to inform him that the Company was not prepared to move forward on the basis of the proposal of $36.50 per share and would be sharing a proposed draft of the merger agreement for a potential transaction with Guarantor and in addition to reaching alignment on value the Company would also need clarity on where Guarantor stood on the key terms of the merger agreement before moving forward. Messrs. Bachmann and Bosowski then counter-proposed a price of $38.00 per share. Mr. Bazin stated that he felt $38.00 per share was too high and unlikely to be accepted by Guarantor’s board of directors, but that Guarantor was confident they could reach a mutually acceptable resolution on the other key terms of the merger agreement.

Later on November 6, 2019, Gibson Dunn sent the initial draft of a merger agreement to Cleary with a proposed price of $38.00 per share and proposed antitrust provisions and a reverse termination fee that were the same as the Company’s November 1, 2019 guidance to Guarantor.

On November 7, 2019, Mr. Bazin called Mr. Bachmann to inform him that Guarantor would be submitting a “best and final proposal” later that day. Shortly thereafter, Mr. Bazin emailed Mr. Bachmann the revised proposal, which increased the proposed cash consideration to $37.00 per share and provided Guarantor’s initial feedback on certain key terms of the draft merger agreement relating to deal certainty, confirming that Guarantor would be prepared to agree to take certain steps to obtain the required antitrust approvals if necessary and pay a significant reverse termination fee.

On November 8, 2019, the Company Board met with representatives of Citi, Gibson Dunn and MoFo to discuss Guarantor’s November 7th proposal. Following a discussion, the Company Board instructed the Company’s management to convey to Mr. Bazin that Guarantor would need to provide the Company with greater certainty as to closing in order to move forward with a transaction. After the Company Board meeting, Messrs. Bachmann and Bosowski called Mr. Bazin and Antoine Vignial, Guarantor’s general counsel, to discuss the Company’s response to Guarantor’s initial feedback on certain key terms of the draft merger agreement relating to deal certainty.

On November 8, 2019, as a follow up to the conversation between Messrs. Bachmann, Bosowski, Bazin and Vignial, Cleary, Gibson Dunn and MoFo discussed the Company’s and Guarantor’s respective positions on certain key terms of the draft merger agreement, including the antitrust provisions and closing certainty. Following that communication, Cleary sent Gibson Dunn written comments to the merger agreement.

On November 9, 2019, the Company Board met with representatives of Citi, Gibson Dunn and MoFo to discuss Guarantor’s revised proposal. Following a discussion of Guarantor’s revised proposal and certain other aspects of the proposed transaction, including the antitrust provisions and closing certainty, the Company Board instructed Company management to seek to obtain an increased commitment from Guarantor as to the steps it would take to obtain the required antitrust approvals if necessary including a standard requiring divestitures of up to 1,450 million square feet of aggregate production capacity. The Company Board also decided to request that Guarantor increase the cash consideration to $37.50 per share or, if that was rejected, request a “ticking fee” to increase the consideration if the transaction had not been consummated within a specified number of months after signing. Messrs. Bachmann and Bosowski communicated this counterproposal to Messrs. Bazin and Vignial, who informed Messrs. Bachmann and Bosowski that Guarantor would walk away from the deal at any price above $37.00 per share but were aligned on the scope of the antitrust-related provisions of the merger agreement.

Later on November 9, 2019, the Company Board met again with representatives of Citi and Gibson Dunn to discuss Guarantor’s reaction to the Company’s $37.50 per share counterproposal. Representatives of Gibson Dunn discussed with the Company Board the directors’ fiduciary duties. The Company Board once again discussed the importance of pursuing a potential strategic transaction at this time in light of industry dynamics and the absence of likely alternative bidders given the market landscape described above and acknowledged the risk that running a market check or auction at that time would threaten any deal with Guarantor. After discussion, the Company Board determined that it was prepared to accept the $37.00 per share proposal, subject to a final agreement on the merger agreement. Messrs. Bachmann and Bosowski relayed the Company Board’s decision to Messrs. Bazin and Vignial, and Gibson Dunn sent a mark-up of the merger agreement to Cleary later in the day.

Throughout October and November 2019, the Company had continued to engage with Party A regarding a potential strategic transaction. On November 10, 2019, Mr. Bosowski called the chairman of the board of directors of Party A to inform him that the Company had received an unsolicited, all-cash proposal to acquire the Company at a price of $37.00 per share. Mr. Bosowski noted that while the Company would be interested in pursuing a strategic transaction with Party A, the Company Board determined, after rigorous analysis and discussion, that pursuing the all-cash proposal would be in the best interests of the Company and its stockholders compared to the transaction with Party A on the terms that had been discussed. Mr. Bosowski further noted that the Company would be open to considering any competing proposal from Party A, including an acquisition of the Company by Party A. The chairman of Party A informed Mr. Bosowski that he would discuss the matter with Party A’s board of directors, but that it was very unlikely that Party A would be prepared to submit a competing proposal. Representatives of Citi relayed the same message to Party A’s financial advisors.

On November 10, 2019, representatives of the Company and Guarantor, together with their respective legal counsels, continued negotiating the merger agreement. Cleary sent a further revised mark-up of the merger agreement to Gibson Dunn late that evening. Discussions between Cleary and Gibson Dunn continued throughout the day on November 11, 2019, with the law firms exchanging several further revised mark-ups of the merger agreement.

On the evening of November 11, 2019, the Company Board met with representatives of Citi and Gibson Dunn. Representatives of Citi summarized the Company Board’s consideration of strategic alternatives and reviewed its financial analysis of merger. The representatives of Citi then discussed with the Company Board certain of its relationships as set forth in a disclosure letter provided separately to the Company, and provided a draft fairness opinion and described the valuation methodologies Citi intended to employ in performing its analysis and discussed the value ranges for the Company’s common stock based on the valuation approaches utilized by Citi in the course of its work, including an analysis of selected comparable companies, an analysis of selected precedent transactions and a discounted cash flow analysis. A representative of Gibson Dunn then summarized the directors’ fiduciary duties and reviewed the material terms of the merger agreement. The Company Board then discussed the terms of the merger agreement, including the termination fees, provisions affecting certainty of closing, and conduct of the Company’s business during the period of time between signing and closing. Following the Company Board meeting, on November 11, 2019, the Company entered into an engagement letter agreement with Citi, pursuant to which Citi was confirmed as the Company’s exclusive financial advisor in connection with the merger on the terms and subject to the conditions set forth in the engagement letter.

Throughout the day on November 12, 2019, the Company’s and Guarantor’s legal advisors finalized the merger agreement and disclosure schedules. Also that morning, Mr. Bosowski called the chairman of Party A to inquire as to whether Party A intended to submit a revised proposal, and the chairman indicated that Party A would not do so.

On the afternoon of November 12, 2019, the Company Board met with representatives of Citi and Gibson Dunn to review the changes to the merger agreement that had been made since the Company Board’s November 11, 2019 meeting. Following the Company Board’s review of the final draft of the merger agreement, representatives of Citi rendered Citi’s oral opinion, subsequently confirmed by the delivery by Citi of a written opinion, dated November 12, 2019, that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Citi as set forth in its written opinion, the merger consideration of $37.00 per share of common stock to be offered to the stockholders of the Company in the merger was fair, from a financial point of view, to such stockholders. Please see the section of this proxy statement entitled “—Opinion of Financial Advisor to the Company” beginning on page 27 for further description of the opinion and analysis of the financial advisor. Thereafter, the Company Board unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and fair to, and in the best interests of, the Company and its stockholders, and approved and declared advisable the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and recommended the adoption of the merger agreement by the Company’s stockholders. For a description of the various factors considered by the Company Board, see the section entitled “The Merger—Recommendation of the Company Board.”

After the Company Board meeting, the Company and Parent signed the merger agreement and publicly announced the transaction on November 12, 2019.

Recommendation of the Company Board

The Company Board, at a meeting held on November 12, 2019, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) authorized and approved the merger agreement and the other transactions contemplated by the merger agreement, including the merger, and directed the senior officers of the Company to execute and deliver the merger agreement, (iii) directed that the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the Company’s stockholders for adoption at the special meeting in accordance with the merger agreement and (iv) recommended that the Company’s stockholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger. Later that day, the Company executed the merger agreement, and the Company and Guarantor issued a press release announcing the execution of the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Company Board consulted with the Company’s senior management team, as well as the Company’s outside legal and financial advisors, and considered a number of factors, including the following material factors (not necessarily listed in order of relative importance):

•	that the all-cash per share merger consideration will provide our stockholders with immediate fair value, in cash, for their shares of common stock, while avoiding long-term business risk of retaining their shares of common stock, and while also providing such stockholders with certainty of value for their shares of common stock;
•	that the per share merger consideration represents a premium of 15.6% to the closing share price of common stock on November 11, 2019 (which was itself the highest closing trading price of the common stock for the 52-week period then ended), the last trading day prior to the Company’s press release announcing a potential transaction between the parties, and a premium of approximately 34.4% to the volume weighted average share price of common stock for the 60 trading days ended November 11, 2019;
•	the Company Board’s belief that the merger is more favorable to the stockholders than the alternatives to the merger, including remaining a standalone company, which belief was formed based on the Company Board’s review, with the assistance of our management and advisors, of potential strategic alternatives available to the Company;
•	the Company Board’s understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company as an independent publicly traded entity and its standalone operating plan;
•	the analyses of Citi and its oral opinion, subsequently confirmed in writing, to the Company Board that, as of November 12, 2019 and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Citi’s written opinion, the merger consideration to be received by the holders of common stock was fair, from a financial point of view, to such holders of common stock, as more fully described in the section entitled “–Opinion of Financial Advisor to the Company” beginning on page 27 of this proxy statement and the full text of the written opinion of Citi, which is attached as Annex B to this proxy statement;
•	the Company Board’s view that the merger consideration to be paid by Parent was the result of an arm’s-length negotiation and belief that the merger consideration of $37.00 per share represented Parent’s best and final offer;
•	Parent’s willingness to agree to an antitrust standard that provided for up to 1,450 million square feet of aggregate production capacity divestitures;
•	the likelihood that the merger would be completed based on, among other things (not necessarily listed in order of relative importance):
○	the reputation of Guarantor and Parent;
○	Parent’s ability to complete large acquisition transactions and its familiarity with the Company;
○	that there is no financing or due diligence condition to the completion of the merger in the merger agreement;
○	that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $75 million termination fee, without the Company having to establish any damages; and
○	the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Parent and merger sub and to enforce specifically the terms of the merger agreement;
•	the Company’s ability, prior to the time our stockholders adopt the merger agreement, to consider and respond to a written unsolicited bona fide acquisition proposal and provide information to and engage in discussions or negotiations with, the person making such a proposal if the Company Board, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable law and, after consultation with legal and financial advisors, that such acquisition proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal (subject to the Company’s obligation to give Parent notice of such discussions);

•	the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive written agreement with respect to a superior proposal; provided that (i) the Company has complied with its obligations to provide timely written notice to Parent of our intention to terminate the merger agreement, (ii) prior to terminating the merger agreement, the Company negotiates with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of the merger agreement as would permit the Company Board, consistent with its fiduciary obligations under applicable law, not to terminate the merger agreement, (iii) the Company Board considers in good faith any changes to the merger agreement offered in writing by Parent and determines that the superior proposal would still constitute a superior proposal if such changes were given effect and (iv) immediately prior to or concurrently with the termination of the merger agreement, the Company pays Parent a termination fee of $40 million, each of which the Company Board concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;
•	the Company’s ability, under the merger agreement, to withhold, withdraw, qualify or modify the Company Board’s recommendation in certain circumstances, subject to Parent’s subsequent right to terminate the merger agreement and receive the $40 million termination fee from the Company;
•	the availability of appraisal rights under the DGCL to a holder of common stock that complies with all of the required procedures under the DGCL, which allows such holder to seek appraisal of the fair value of its shares of common stock as determined by the Delaware Court of Chancery; and
•	that the termination date (including as it may be extended) under the merger agreement allows for sufficient time to complete the merger.

The Company Board also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not necessarily listed in any relative order of importance):

•	the merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, earnings growth and appreciation of the value of common stock;
•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;
•	that neither the Company nor its financial advisors publicly solicited proposals from potential acquirers;
•	the restrictions on the conduct of our business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent us from undertaking business opportunities that may arise or any other action the Company would otherwise take with respect to our operations absent the pending completion of the merger;
•	that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with our employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business and may result in stockholder litigation;
•	the possibility that the $40 million termination fee payable by the Company upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing acquisition proposal to acquire the Company;
•	the risk that Parent’s matching rights might discourage third parties from submitting a competing acquisition proposal;

•	that, while we expect that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, including the receipt of necessary regulatory approvals, and, as a result, the merger may not be consummated;
•	that an all-cash transaction would be taxable to our stockholders that are U.S. holders for U.S. federal income tax purposes; and
•	that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders. See “—Interests of Certain Persons in the Merger.”

The foregoing discussion of the information and factors considered by the Company Board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger, the Company Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Company Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Company Board based its recommendation on the totality of the information presented.

The Company Board unanimously recommends that you vote “FOR” the approval of the merger agreement proposal, “FOR” the approval of the non-binding named executive officer merger-related compensation proposal and “FOR” the approval of the adjournment proposal.

In considering the recommendation of the Company Board with respect to the merger agreement proposal, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The Company Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement proposal be approved by the stockholders of the Company. See the section entitled “—Interests of Certain Persons in the Merger” beginning on page 36.

Opinion of Financial Advisor to the Company

The Company retained Citi as its financial advisor in connection with the merger. In connection with Citi’s engagement, the Company requested that Citi evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of shares of common stock pursuant to the terms and subject to the conditions set forth in the merger agreement. On November 12, 2019, at a meeting of the Company Board held to evaluate the proposed merger and at which the merger agreement was approved, Citi delivered to the Company Board an oral opinion, confirmed by delivery of a written opinion dated November 12, 2019, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as set forth in its written opinion, the merger consideration to be received in the merger by the holders of common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders of common stock.

The full text of Citi’s written opinion, dated November 12, 2019, to the Company Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided to the Company Board (in its capacity as such) in connection with its evaluation of the merger and was limited to the fairness, from a financial point of view, as of the date of the opinion, to the holders of common stock (other than excluded shares and dissenting shares, in each case as defined in “The Merger Agreement—Consideration to be Received in the Merger”) of the merger consideration. Citi’s opinion did not address any other aspects or implications of the merger or the merger agreement. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

•	reviewed a draft final version of the merger agreement, dated November 12, 2019;

•	held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Parent and Guarantor concerning the business, operations and prospects of the Company;
•	examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with Citi by the management of the Company;
•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of the common stock, the historical and projected earnings and other operating data of the Company and the capitalization and financial condition of the Company;
•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger;
•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of the Company; and
•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with Citi that it was directed to utilize in its analyses, Citi was advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to, and were a reasonable basis upon which to evaluate, the future financial performance of the Company and the other matters covered thereby. Citi expressed no view or opinion as to any such financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data were based) provided to or otherwise reviewed by or discussed with Citi.

Citi assumed, with the Company’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger. Representatives of the Company advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor did Citi make any physical inspection of the properties or assets of the Company. Citi was not requested to, and it did not, solicit any third party indications of interest in the possible acquisition of all or part of the Company, nor was Citi requested to consider, and its opinion did not address the underlying business decision of the Company to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Citi did not express any view as to, and its opinion did not address, the prices at which the common stock or any other securities would trade or otherwise be transferable at any time, including following announcement of the merger. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration.

Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. Citi’s opinion addressed only the fairness, from a financial point of view and as of the opinion’s date, of the per share of common stock merger consideration (to the extent expressly specified in such opinion), without regard to individual circumstances of holders of common stock that may distinguish such holders or the securities of the Company held by such holders.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the underlying analyses, or of the factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Citi arrived at its opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of such analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and Citi’s opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, business or transaction used in Citi’s analyses as a comparison is identical or directly comparable to the Company or the merger. An evaluation of these analyses is not entirely mathematical; rather the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions reviewed or the results of any particular analysis.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiations between the Company, Parent and Guarantor, and the Company’s decision to enter into the merger agreement was solely that of the Company Board. Citi’s opinion was only one of many factors considered by the Company Board in its evaluation of the merger and should not be viewed as determinative of the views of the Company Board or the management of the Company with respect to the merger, merger consideration or any other aspect of the transactions contemplated by the merger agreement.

Financial Analyses

The following is a summary of the material financial analyses prepared and reviewed with the Company Board in connection with Citi’s opinion, dated November 12, 2019, to the Company Board. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. Financial data utilized for the Company in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management of the Company, were based on certain financial forecasts and other information and data relating to the Company provided to or discussed with Citi by the management of the Company and as further described in the section entitled “—Certain Company Forecasts” beginning on page 33 of this proxy statement. Citi performed its financial analyses using projected financial and operating results for the Company for the fourth quarter of the calendar year 2019 through calendar year 2028 based on the Company forecasts, which were presented on a fiscal year basis ending December 31 of each year, and as defined and further described in the section entitled “—Certain Company Forecasts” beginning on page 33 of this proxy statement. Approximate implied equity value per share reference ranges reflected in the summaries of the financial analyses described below were rounded to the nearest $0.05.

Comparable Companies Analysis

Citi performed a comparable companies analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the public valuation of similar publicly traded companies. Citi reviewed financial and stock market information of the Company and the comparable publicly traded companies described below, which are collectively referred to as the comparable companies. No publicly traded company is identical to the Company, but these companies were selected because, among other reasons, they possessed certain financial, operational or business characteristics that, in Citi’s view, were sufficiently comparable to those of the Company or otherwise relevant for purposes of comparison.

•	James Hardie Industries plc
•	Armstrong World Industries, Inc.
•	Eagle Materials Inc.
•	PGT Innovations, Inc.
•	Owens Corning
•	Guarantor

Citi reviewed, among other information, firm values of the comparable companies, calculated as fully diluted equity values (based on closing stock prices of the comparable companies on November 11, 2019, the last trading date prior to the announcement of the merger) plus net debt and non-controlling interests and less investments in unconsolidated affiliates (as applicable), as a multiple of calendar year 2020 estimated EBITDA. The observed multiples of firm value to calendar year 2020 estimated EBITDA for the Company and the comparable companies ranged from a low of 5.7x to a high of 14.3x, with such multiple for the Company being 9.4x. Based on its professional judgment and experience, and taking into consideration the observed multiples for the comparable companies, Citi then applied a selected range of multiples of firm value to calendar year 2020 estimated EBITDA of 9.4x to 10.0x (representing the multiples for the Company and Eagle Materials Inc., respectively), to calendar year estimated 2020 adjusted EBITDA of the Company to calculate an implied equity value reference range for the Company and on a per share basis based on fully diluted shares outstanding. Financial data of the comparable companies were based on publicly available Wall Street research analysts’ estimates and other publicly available information and calendarized to December year end when necessary. The calendar year 2020 estimated adjusted EBITDA of the Company of $133 million, as well as other financial data, provided by the management of the Company, was used by Citi at the direction of the management of the Company.

The analysis indicated an implied firm value reference range for the Company of approximately $1,242 million to $1,328 million, from which, after taking into account the Company’s fully diluted share count, an assumed net debt position of approximately $141 million and approximately $7 million of investments in unconsolidated affiliates, in each case, based on the Company’s September 30, 2019 balance sheet as provided by management of the Company and filed with the SEC on November 12, 2019, the following approximate equity value per share of the common stock reference range for the Company was derived, as compared to the merger consideration to be received in the merger.

Equity Value Per Share of Common Stock	Merger Consideration
$31.65 - $34.10	$37.00

Precedent Transactions Analysis

Citi performed a precedent transactions analysis, which is an analysis designed to estimate an implied value of a company through an analysis of the EBITDA multiples paid in acquisitions of similar companies and businesses.

Citi reviewed, to the extent publicly available, financial information for selected precedent transactions in the building products industry announced between July 2011 and August 2019, which are collectively referred to as the precedent transactions.

The precedent transactions were chosen because they involved companies with financial, operational or business characteristics that, in Citi’s view, made them sufficiently comparable to the Company and/or the transactions contemplated by the merger agreement or otherwise relevant for purposes of comparison. For each of the precedent transactions, Citi calculated the firm value of each target as a multiple of the target’s last twelve months (or LTM) EBITDA as of the time of the announcement of the transaction. The observed multiples for the precedent transactions are set forth in the table below and ranged from 5.7x to 14.1x (with a median of 10.6x).

Announced	Target	Acquiror
July 22, 2011	Lafarge S.A.’s Australian gypsum operations	Knauf Gips KG
August 17, 2011	Lafarge S.A.’s 50% stake in Lafarge Boral Gypsum Asia joint venture	Boral Limited
June 24, 2013	Lafarge S.A.’s North American gypsum operations	Lone Star Investment Advisors LLC
October 16, 2013	50% strategic joint venture with Boral Limited	USG Corporation
August 27, 2015	C.R. Laurence Co., Inc.	CRH plc
May 15, 2017	Pittsburgh Corning	Owens Corning
October 29, 2017	Paroc Group	Owens Corning
November 20, 2017	Armstrong World Industries, Inc.’s EMEA & Pacific Rim business	Knauf International GmbH
January 31, 2018	Ply Gem Holdings, Inc.	Clayton, Dubilier & Rice LLC
March 26, 2018	USG Corporation	Knauf KG
July 17, 2018	Ply Gem Parent, LLC	NCI Building Systems, Inc.
August 26, 2019	50% stake in USG Boral Asia joint venture	Boral Limited
August 26, 2019	Knauf Asia Plasterboard	USG Boral Asia joint venture

Based on its professional judgment and experience, and taking into consideration the observed multiples for the precedent transactions, Citi then applied a selected range of firm value / LTM adjusted EBITDA multiples of 9.6x to 11.6x, (representing a range of 1.0x above and 1.0x below the median firm value / LTM adjusted EBITDA multiple of the precedent transactions of 10.6x) to derive an implied equity value per share of the common stock. Financial data of the precedent transactions were based on public filings. Financial data of the Company were based on financial information provided by, and used by Citi at the direction of, the management of the Company.

Citi applied the 9.6x to 11.6x range of firm value / LTM adjusted EBITDA multiples to the Company’s LTM adjusted EBITDA as of September 30, 2019 of $136 million, which was provided by, and used by Citi at the direction of, the management of the Company, indicated an implied firm value reference range for the Company of approximately $1,305 million to $1,577 million, from which, after taking into account the Company’s fully diluted share count, an assumed net debt position of approximately $141 million and approximately $7 million of investments in unconsolidated affiliates, in each case, based on the Company’s September 30, 2019 balance sheet as provided by management of the Company, the following approximate implied equity value per share reference range for the Company was derived, as compared to the merger consideration to be received in the merger:

Equity Value Per Share of Common Stock Reference Range	Merger Consideration
$33.45 - $41.20	$37.00

Discounted Cash Flow Analysis

Citi performed a discounted cash flow analysis of the Company, which is an analysis designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered after-tax cash flows of that company over the projection period and the terminal value of that company at the end of the projection period. Citi performed this analysis using a mid-year discounting convention, as described below.

Citi performed a discounted cash flow analysis of the Company in which Citi calculated the estimated present value (as of September 30, 2019) of the standalone unlevered after-tax free cash flows that the Company was forecasted to generate during the fourth quarter of fiscal year 2019 through fiscal year 2028, provided by the management of the Company and as further described in the section entitled “—Certain Company Forecasts” beginning on page 33 of this proxy statement, and used by Citi at the direction of the management of the Company. For purposes of the discounted cash flow analysis, Citi used the Company’s unlevered after-tax free cash flows, which were computed by taking net operating profit after tax, and adding depreciation and amortization, adjusting for changes in net working capital, and subtracting capital expenditure and other cash flow items. Based on its professional judgment and experience, Citi calculated terminal values for the Company by applying a selected range of perpetuity growth rates of 1.5% to 2.5% to the standalone unlevered after-tax fee cash flows of the Company in a mid-cycle terminal year as directed by the Company. Citi then discounted to present value (as of September 30, 2019) the unlevered after-tax free cash flows and implied estimated terminal value using discount rates ranging from 7.7% to 9.0%, derived from a calculation of the weighted average cost of capital of the Company, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment, including target capital structure, after-tax cost of debt, unlevered betas for the companies listed in the section entitled “—Comparable Companies Analysis” above, tax rates, the equity market risk premium and yields for U.S. treasury notes. This analysis indicated an implied firm value reference range for the Company of approximately $1,204 million to $1,555 million, from which, after taking into account the Company’s fully diluted share count, an assumed net debt position of approximately $141 million and approximately $7 million of investments in unconsolidated affiliates, in each case, based on the Company’s September 30, 2019 balance sheet as provided by management of the Company, the following approximate implied equity value per share of the common stock reference range for the Company was derived, as compared to the merger consideration to be received in the merger:

Equity Value Per Share of Common Stock Reference Range	Merger Consideration
$30.55 - $40.55	$37.00

Other Information

Citi observed certain additional factors that were not considered part of Citi’s financial analysis with respect to its opinion but were noted for reference purposes for the Company Board, including the following:

•	historical intraday trading prices of the common stock during the 52-week period ended November 11, 2019, which reflected prices of $22.03 to $32.02 per share of the common stock;
•	share price targets (as of various dates) for the common stock in Wall Street research analyst reports prepared by six equity analysts, which indicated low and high share price targets of $25.00 and $37.00 per share which, when discounted one year at a mid-point cost of equity of 9.3% indicated low and high share price targets of $23.05 and $34.10 per share;
•	implied premiums paid in selected transactions involving all-cash consideration announced between January 1, 2010 and November 11, 2019 with transaction values of greater than $1 billion involving U.S. publicly traded companies (excluding financial institutions and real estate transactions), which indicated, after applying (i) to the closing price of the common stock of $27.75 per share on October 14, 2019 (the closing price of the common stock four weeks prior to November 11, 2019, the last day of trading prior to announcement of the merger), a selected range of premiums of 30.0% to 40.0% (representing a range of 5% above and 5% below the 35.0% median in the selected transactions) and (ii) to the 52-week trading high for the common stock of $32.02 per share, a selected range of premiums of 10.5% to 20.5% (representing a range of 5% above and below the 15.5% median for the selected transactions), approximate implied per share equity value reference ranges for the Company of $36.10 to $38.85 per share and $35.40 to $38.60 per share, respectively.

Miscellaneous

The Company has agreed to pay Citi for its services in connection with the merger an aggregate fee of approximately $22 million, $2 million of which became payable upon delivery of Citi’s opinion, and the remainder of which is contingent upon the consummation of the merger. In addition, the Company agreed to reimburse Citi for certain expenses incurred by Citi in performing its services, and to indemnify Citi and related parties against certain liabilities arising out of Citi’s engagement.

As the Company Board was aware, Citi and its affiliates in the past have provided, and currently provide, services to the Company and/or certain of its affiliates unrelated to the merger, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date of Citi’s opinion, (i) having acted or acting as a lender under certain credit facilities of the Company and/or certain of its affiliates and (ii) having provided or providing services to the Company and/or certain of its affiliates, including cash management and treasury services and corporate portfolio management services. For the services described above for the Company, Citi and its affiliates received aggregate fees of approximately $109,000 during the two-year period prior to the date of Citi’s opinion.

As the Company Board was also aware, Citi and its affiliates in the past have provided, and currently provide, services to Guarantor unrelated to the merger, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, (i) having acted or acting as joint lead manager for a notes offering of Guarantor, (ii) having acted or acting as a lender under certain credit facilities of Guarantor and (iii) having provided or providing services to Guarantor and/or certain of its affiliates, including treasury and trade solutions services, markets and securities services, and corporate portfolio management services. For the services described above for Guarantor, Citi and its affiliates received aggregate fees of approximately $1.8 million during the two-year period prior to the date of Citi’s opinion.

In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of the Company and Guarantor for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Guarantor and their respective affiliates.

The Company selected Citi as a financial advisor in connection with the merger based on Citi’s reputation, experience and familiarity with the Company and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and other purposes.

Certain Company Forecasts

The Company does not, as a matter of course, prepare or publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts due to the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company provided certain non-public forecasts that were prepared by our management to Guarantor and to Citi in its capacity as financial advisor to the Company, which we refer to as the “Company forecasts.”

A summary of the Company forecasts is not being included in this document to influence your decision whether to vote for or against the merger agreement proposal, but is being included because the Company forecasts were made available to Guarantor and Citi. The inclusion of this information should not be regarded as an indication that the Company Board or its advisors or any other person considered, or now considers, these forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. The Company forecasts are subjective in many respects. There can be no assurance that the Company forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. Because the forecasts cover multiple years, they become subject to greater uncertainty by their nature with each successive year.

In addition, the Company forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. The forecasts were prepared on the basis that the Company remained an independent, standalone public company, and do not contemplate the merger. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 13 of this proxy statement. In addition, the Company forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Company forecasts were prepared. Accordingly, there can be no assurance that these forecasts will be realized or that the Company’s future financial results will not materially vary from these forecasts.

No one has made or makes any representation to any stockholder regarding the information included in the Company forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the projected financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date such forecasts were made. We have not updated and do not intend to update, or otherwise revise, the Company forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. We have made no representation to Citi, Parent or merger sub in the merger agreement concerning these forecasts.

The Company forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” on page 13.

The following is a summary of the Company forecasts prepared by the Company’s management and provided to the Company Board and its advisors:

	Calendar Year Ending December 31,
($ in mm)	4Q 2019	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$132	$533	$559	$587	$622	$648	$676	$704	$733	$761
Adjusted EBITDA(1)	$29	$133	$142	$152	$160	$168	$174	$180	$188	$195
Unlevered Free Cash Flow(2)	$31	$92	$76	$107	$109	$118	$123	$131	$135	$140
(1)	The Company defines EBITDA as net income (determined in accordance with GAAP) before the following items: other expense, net; interest expense, net; losses from equity method investment; provision for income taxes; and depreciation and amortization. Adjusted EBITDA includes adjustments for non-recurring items, which in 2019, include gain from insurance recoveries, net; and non-cash impairment.
(2)	“Unlevered Free Cash Flow” is calculated as Adjusted EBITDA less cash tax expenses, adjusted for capital expenditures, less change in working capital and less other operating and investing cash flow items.

Financing of the Merger

We estimate that the aggregate amount of cash required to consummate the merger will consist of the approximately $1.4 billion required to pay (i) the merger consideration and to make all payments in respect of the Company Options, the Company RSUs and the Company PRSUs (each as defined under “—Interests of the Company’s Directors and Executive Officers in the Merger”), (ii) certain existing indebtedness of the Company (net of the Company’s cash on hand) and (iii) related fees and expenses. Parent anticipates that the funds needed by it to complete the merger will be derived from Guarantor’s available cash, cash equivalents, short-term borrowings or existing credit facilities. Neither Parent nor merger sub have any specific alternative financing arrangements or alternative financing plans in connection with the merger.

Certain Effects of the Merger

If the merger agreement proposal receives the required approvals of the stockholders described elsewhere in this proxy statement and the other conditions to the closing of the merger are either satisfied or waived and the merger agreement is not otherwise terminated in accordance with its terms, merger sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

The Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws (the “Bylaws”) will be amended as a result of the merger to be substantially the same as those of merger sub immediately prior to the effective time of the merger (except that the name of merger sub in its certificate of incorporation and bylaws will be changed to that of the Company and such certificate of incorporation and bylaws will include provisions related to indemnification, exculpation and advancement of expenses identical to those set forth in the Second Amended and Restated Certificate of Incorporation and the Bylaws), and the certificate of incorporation and bylaws of the Company as so amended will be the certificate of incorporation and bylaws of the surviving corporation.

Following the merger, all of the common stock will be owned, beneficially and as of record, by Parent, and none of the holders of the common stock will, by virtue of the merger, have any direct ownership interest in, or be a stockholder of, the Company, the surviving corporation, Parent or Guarantor. As a result, the holders of the common stock will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

Upon consummation of the merger, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company or owned by Parent, merger sub or any wholly owned subsidiary of the Company immediately prior to the effective time and dissenting shares, as defined in “The Merger Agreement—Consideration to be Received in the Merger”) will be converted into the right to receive the merger consideration and all shares of common stock so converted will, at the effective time, be canceled. Please see the section of this proxy statement entitled “The Merger Agreement—Consideration to be Received in the Merger.”

For information regarding the effects of the merger on the Company’s outstanding equity awards and the employee stock purchase plan, please see the sections entitled “The Merger Agreement—Treatment of Options,” “The Merger Agreement—Treatment of RSUs,” “The Merger Agreement—Treatment of PRSUs,” “The Merger Agreement—Treatment of the ESPP” and “Interests of the Company’s Directors and Executive Officers in the Merger.”

The common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “CBPX.” Following the consummation of the merger, shares of common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of the common stock under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC with respect to the common stock or otherwise. Following termination of registration of the common stock under the Exchange Act, the Company will no longer be required to furnish the information to the Company’s stockholders and the SEC, and the provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, will become inapplicable to the Company. Parent will become the beneficiary of the cost savings associated with the Company’s no longer being subject to the reporting requirements under the federal securities laws.

Effects on the Company if the Merger is not Completed

In the event that the merger agreement proposal does not receive the required approvals of the stockholders described elsewhere in this proxy statement, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company expects that its management will operate the Company’s business in a manner similar to that in which it is being operated today and the Company will remain an independent public company, the common stock will continue to be listed and traded on the NYSE, the common stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of the common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of the common stock.

If the merger is not completed, there can be no assurances as to the effect of these risks and opportunities on the future value of your shares of common stock, including the risk that the market price of the common stock may decline to the extent that the current market price of the common stock reflects a market assumption that the merger will be completed. If the merger is not completed, there can be no assurances that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted or that stockholders will ever receive a control premium for their shares. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination of the Merger Agreement.”

Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Termination Fees and Expenses.”

Interests of the Company’s Directors and Executive Officers in the Merger

The Company’s directors and executive officers have interests in the merger that are in addition to, or different from, the interests of other stockholders. The Company Board was aware of these interests and considered them, among other matters, in evaluating and approving the merger agreement and the merger, and in recommending the approval of the merger agreement proposal, the non-binding named executive officer compensation proposal, and the adjournment proposal to the Company’s stockholders. These interests are described in further detail below.

Certain of the Company’s directors and executive officers hold stock options to purchase shares of common stock (the “Company Options”), restricted stock units with respect to shares of common stock (the “Company RSUs”) and performance restricted stock units with respect to shares of common stock (the “Company PRSUs”). For details on these holdings, see “the “Named Executive Officer Merger-Related Compensation” table below.

Treatment of Options

In connection with the completion of the merger and subject to the terms of the merger agreement, each Company Option that is outstanding immediately prior to the effective time (whether vested or unvested) will be canceled in exchange for a cash payment of $37.00 per share subject to such option less the applicable per share exercise price (net of tax withholdings). If the exercise price per share of a Company Option is equal to or greater than $37.00 per share, such Company Option will be canceled for no consideration.

As of December 4, 2019, the Company’s executive officers held an aggregate of 22,500 Company Options with a weighted average exercise price of $14.00 per share, and the Company’s non-employee directors held an aggregate of 7,500 Company Options.

Treatment of RSUs

In connection with the completion of the merger and subject to the terms of the merger agreement, each Company RSU will be treated as follows:

•	Company RSUs granted prior to November 12, 2019. Immediately prior to the effective time, each then-outstanding Company RSU granted prior to November 12, 2019 (whether vested or unvested) will be canceled in exchange for a cash payment of $37.00 per share of common stock subject to such Company RSU (net of tax withholdings).
•	Company RSUs granted on or after November 12, 2019. Immediately prior to the effective time, each then-outstanding Company RSU granted on or after November 12, 2019 (all of which are unvested) will be automatically converted into a cash-settled award (the “Converted RSUs”) determined by multiplying the number of shares of common stock subject to such Company RSU by $37.00. The Converted RSUs will thereafter continue to vest in accordance with the terms of the applicable grant agreements and will be settled in cash subject to vesting.

As of December 4, 2019, the Company’s executive officers held an aggregate of 115,416 Company RSUs granted prior to November 12, 2019 and no Company RSUs granted on or after November 12, 2019, and the Company’s non-employee directors held an aggregate of 17,100 Company RSUs.

Treatment of PRSUs

In connection with the completion of the merger and subject to the terms of the merger agreement, immediately prior to the effective time, each then-outstanding Company PRSU (whether vested or unvested) will be canceled in exchange for a cash payment of $37.00 per share of common stock subject to such Company PRSU, with the number of shares subject to such Company PRSU determined assuming achievement of the applicable performance goals under such Company PRSU at the target level of attainment (net of tax withholdings).

As of December 4, 2019, the Company’s executive officers held an aggregate of 130,527 Company PRSUs. None of the Company’s non-employee directors hold any Company PRSUs.

Estimate of Amounts Payable for the Company Option, Company RSU and Company PRSU Cash Out Amounts

If the effective time occurred on December 4, 2019, the aggregate Company Option cash out amount, Company RSU cash out amount and Company PRSU cash out amount that would be payable to the Company’s executive officers would have been $9,798,651, and the aggregate Company Option and Company RSU cash out amount that would be payable to the Company’s non-employee directors would have been $629,280. For information on the amounts that would have been payable to each of the Company’s named executive officers in respect of their Company Options, Company RSUs and Company PRSUs, see the “Named Executive Officer Merger-Related Compensation” table below.

Executive Severance and Change in Control Plan

The Company maintains the Continental Building Products, Inc. Amended and Restated Executive Severance and Change in Control Plan (the “Severance Plan”), under which certain of the Company’s executive officers are entitled to certain payments and benefits in the event of a termination without cause (“Cause”) or resignation with good reason (“Good Reason”) in connection with a change in control. The completion of the merger will constitute a change in control under the Severance Plan.

The Severance Plan defines Cause as a participant’s (a) willful and continued failure to substantially perform assigned duties for the Company (other than any such failure resulting from the participant's disability) if such failure to perform is not fully cured by the participant within 10 days after he or she receives written notice of such failure from the Company; (b) gross misconduct which is materially and demonstrably injurious to the Company; (c) willful violation of any of the covenants contained in Article 8 of the Severance Plan (which includes confidentiality, non-competition, non-solicitation of employees, non-piracy of Company customers and prospective customers, non-interference with business contacts, assignment of intellectual property rights and non-disparagement covenants); (d) conviction of, or plea of nolo contendere, to (i) a felony or (ii) any other crime which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company; (e) commission of an act of misappropriation, fraud, embezzlement, or material breach of fiduciary duty to the Company; or (f) a material violation of the Company’s code of conduct or any other policy of the Company that applies to the participant.

The Severance Plan defines Good Reason as any of the following to which a participant has not consented in writing: (a) a material diminution in the participant’s base salary; (b) a material diminution in the participant's authority, duties, or responsibilities; (c) the relocation of the participant to a facility or a location more than 50 miles from the participant’s principal business location at which the participant must perform services for the Company; or (d) any other action or inaction that constitutes a material breach of the terms of the Severance Plan; provided however, that such events will not constitute grounds for Good Reason termination unless such participant has provided notice to the Company of the existence of one or more of the above conditions within 90 days of its initial existence, the Company has been provided 30 days to remedy the condition, and such participant terminates his or her employment with the Company within 90 days following the expiration of such cure period to the extent the condition remains uncured.

In the event that a participating executive officer were terminated without Cause or resigned for Good Reason within 24 months following the closing of the merger, then, in addition to previously accrued obligations, the executive officer would be entitled to receive:

•	A lump sum severance payment equal to 100% (or 200% in the case of the Company’s President and Chief Executive Officer) of the sum of the executive’s then-current annual base salary and annual target bonus opportunity;
•	Payment of a pro-rated annual bonus for the year that includes the date of termination, based on actual performance; and
•	Continued life, disability, medical, dental and/or vision benefits for the executive and his eligible dependents for 12 months (or for 24 months for the Company’s President and Chief Executive Officer) or until such time as the executive becomes reemployed with another employer and eligible to receive group health plan coverage from such employer (or reimbursement for such coverage, if such continued coverage cannot be provided).

Payments for previously accrued obligations are to be made within 30 days following the date of termination. Payments for severance are to be made within 60 days following the date of termination. The pro-rated annual bonus is payable at the same time annual bonuses are paid to other senior executives of the Company. All payments under the Severance Plan are subject to reduction in the event that such payments, when combined with all other payments and benefits to be provided to the executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, and the net after-tax amount to be received by the executive would be less than had the payments been reduced so as to avoid imposition of the excise tax.

Any payments under the Severance Plan are conditioned upon (1) the executive’s execution of a separation agreement including a general release of claims, and (2) the executive’s compliance with confidentiality, non-competition, non-solicitation, intellectual property and non-disparagement covenants contained in the Severance Plan.

The aggregate value of the severance payments and benefits described above that would be paid or become payable to the Company’s participating executive officers under the Severance Plan if the effective time of the merger occurred on January 31, 2020 and they all experienced a qualifying termination of employment at such time would have been $14,628,956. For information on the amounts that would have been payable to each of the Company’s named executive officers under the Severance Plan had the merger closed on December 4, 2019 and had they experienced a qualifying termination on such date, see the “Named Executive Officer Merger-Related Compensation” table below.

Retention Bonuses

On December 3, 2019, the Compensation Committee of the Company Board, and in the case of the President and CEO, the independent members of the Company Board, approved the payment of retention bonuses to certain employees, including each of the Company’s executive officers. One-half of each retention bonus amount will be paid on the closing date of the merger provided that the individual is still employed by the Company or its subsidiaries on such date, and the other half will be paid on the three-month anniversary of the closing date provided that the employee is still employed by Parent or its subsidiaries on such date.

The aggregate amount of retention bonuses granted to the Company’s executive officers as of December 4, 2019 was $1,436,100.

Board of Directors and Management Following the Merger

At the effective time, the directors of merger sub will be the directors of the surviving corporation and the officers of the Company immediately prior to the effective time will be the officers of the surviving corporation, in each case, until the earlier of their resignation or removal or until their successors are duly elected and qualified, subject to the surviving corporation’s certificate of incorporation and bylaws and the DGCL.

Indemnification, Exculpation and Insurance

Under the merger agreement, Parent agreed that the Company’s current and former directors and officers will be indemnified and held harmless for six years following the effective time, and will be entitled to the advancement of expenses, to the fullest extent permitted under applicable law and the Company Charter and Company Bylaws as in effect on November 12, 2019 for acts or omissions occurring at or prior to the effective time. In addition, at or prior to the effective time, the Company will, or if the Company is unable to, Parent will, cause the surviving corporation to obtain and pay the premium for a six year prepaid non-cancelable “tail policy” providing directors’ and officers’ liability insurance on terms that are no less favorable than the coverage provided under the Company’s existing policies, with respect to matters arising at or prior to the effective time (subject to a 300% cap on the cost of such insurance as compared to premiums paid in the 2018 fiscal year). For more information, see “The Merger Agreement—Indemnification, Exculpation and Insurance.”

New Arrangements

As of the date of this proxy statement, none of the Company’s directors or executive officers have entered into any amendments or modifications to their existing or any new employment, compensation or other agreements or arrangements with the Company in connection with the merger, nor have they entered into any such agreements or arrangements with Parent or its affiliates. The merger is not conditioned upon any director or executive officer of the Company entering into any such agreements or arrangements.

It is possible that the Company’s employees, including executive officers, will enter into new compensation arrangements with Parent or its affiliates. Such arrangements may include agreements regarding future terms of employment or the right to receive retention awards. As of the date of this proxy statement, no compensation arrangements between such persons and Parent and/or its affiliates have been established or discussed with any of the Company’s employees.

Post-Closing Compensation and Employee Benefits

The merger agreement provides that Parent will provide, or cause the surviving corporation to provide, to any continuing employee, the compensation and benefits described under “The Merger Agreement—Employment and Employee Benefits Matters; Other Plans.”

Named Executive Officer Merger-Related Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Company’s named executive officers that is based on or otherwise relates to the merger, which is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The individuals disclosed within this section and referred to as the “named executive officers” are the Company’s current principal executive officer, current principal financial officer, and three most highly compensated executive officers other than the principal executive officer and principal financial officer for the Company’s 2018 fiscal year.

The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that a named executive officer will receive may materially differ from the amounts set forth in the table. The calculations in the table below do not include amounts the Company’s named executive officers were already entitled to receive or vested in as of the date hereof or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all the salaried employees of the Company.

The table below assumes that (i) the effective time will occur on January 31, 2020, (ii) the employment of the named executive officer will be terminated on such date in a manner entitling the named executive officer to receive severance payments and benefits under the terms of the Severance Plan, (iii) the named executive officer’s base salary remains unchanged from those in place as of December 5, 2019, (iv) no named executive officer receives any additional equity grants or exercises any options to acquire common stock of the Company on or prior to the effective time and (v) no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the effective time, additional compensation or benefits. For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see the full “Interests of the Company’s Directors and Executive Officers in the Merger” section.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Pension/Non- Qualified Deferred Compensation ($)	Perquisites / Benefits ($)(3)	Tax Reimbursements ($)	Other ($)(4)	Total ($)
James Bachmann President and Chief Executive Officer	2,450,959	3,982,877	—	43,521	—	450,000	6,927,357
Dennis Schemm SVP and Chief Financial Officer	671,611	1,254,596	—	21,964	—	277,500	2,225,671
Timothy Power SVP, General Counsel and Secretary	536,562	1,025,165	—	13,504	—	243,750	1,818,981
Bruce Major SVP, Manufacturing and Supply Chain	509,712	863,247	—	22,097	—	231,750	1,626,806
Dennis Romps SVP, Chief Accounting Officer and Corporate Controller	390,060	644,762	—	19,547	—	60,000	1,114,369
(1)	Reflects cash severance payments and pro-rata bonus payments that the executive would be entitled to receive if he were terminated without Cause or resigned for Good Reason within 24 months following the closing of the merger. For each of Messrs. Bachmann, Schemm, Power, Major and Romps, the cash severance component is $2,400,000, $648,000, $520,000, $494,000, and $378,000, respectively, and the pro-rata bonus component is $50,959, $23,611, $16,562, $15,712, and $12,060, respectively.
(2)	Reflects the gross amount of payments to be made in cancellation of outstanding Company Options, Company RSUs, and Company PRSUs held by the executive. For each of Messrs. Bachmann, Schemm, Power, Major and Romps, this reflects option cancellation payments of $345,000, $0, $172,500, $0, and $0, respectively, RSU cancellation payments of $2,020,089, $701,372, $480,445, $484,256, and $381,174, respectively, and PRSU cancellation payments of $1,617,788, $553,224, $372,220, $378,991, and $263,588, respectively.
(3)	Reflects the value of continued life, disability, medical, dental and vision benefits for the executive and his eligible dependents for the maximum protection period provided under the Severance Plan based on current rates for coverage continuation under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and current premiums for applicable life and disability policies.
(4)	Reflects the aggregate value of cash retention bonuses granted to the executive officer in connection with the merger. Each bonus amount is payable in two equal installments subject to continued employment through (1) the closing date of the merger, and then (2) the three-month anniversary of the closing date.

Any amounts shown in the tables above that are subject to the golden parachute excise tax under Section 4999 of the Code (as defined below) may be subject to reduction to the extent such reduction would result in the named executive officer retaining a greater after-tax amount of such payment.

Certain U.S. Federal Income Tax Consequences of the Merger

The following is a summary of certain U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of common stock who hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, which we refer to as the Code. This summary is based on the Code, the U.S. Treasury Department regulations issued under the Code, which we refer to as the Treasury Regulations, and administrative rulings and court decisions in effect as of the date of this proxy statement, all of which are subject to change at any time, possibly with retroactive effect. This summary is not binding on the Internal Revenue Service, which we refer to as the IRS, or a court and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. A “non-U.S. holder” means a beneficial owner of common stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

This summary is not a complete description of all of the U.S. federal income tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of common stock who are subject to special treatment under U.S. federal income tax law including, for example, partnerships (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) and partners therein, financial institutions, dealers in securities, insurance companies, tax-exempt entities, mutual funds, real estate investment trusts, personal holding companies, regulated investment companies, securities or currency dealers, traders in securities who elect to use the mark-to-market method of accounting, non-U.S. holders that hold, directly or constructively (or that held, directly or constructively, at any time during the five-year period ending on the date of the merger), 5% or more of the outstanding common stock, tax-exempt investors, S corporations, holders whose functional currency is not the U.S. dollar, tax-deferred or other retirement accounts, U.S. expatriates, former long-term residents of the United States, holders who acquired common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold common stock as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment. Also, this summary does not address U.S. federal income tax considerations applicable to a holder of common stock who exercises appraisal rights under DGCL. In addition, no information is provided with respect to the tax consequences of the merger under any U.S. federal law other than income tax laws (including, for example the U.S. federal estate, gift, Medicare, and alternative minimum tax laws), or any applicable state, local, or foreign tax laws. This summary does not address the tax consequences of any transaction other than the merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner in such a partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds common stock, and any partners in such partnership, should consult their own independent tax advisors regarding the tax consequences of the merger to their specific circumstances.

The tax consequences of the merger will depend on a holder’s specific situation. Holders should consult their tax advisor as to the tax consequences of the merger relevant to their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Tax Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in the merger and (ii) the U.S. holder’s adjusted tax basis in its common stock exchanged therefor.

A U.S. holder’s adjusted tax basis in its shares of common stock will generally equal the price the U.S. holder paid for such shares. If a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

Tax Consequences to Non-U.S. Holders

Payments made to a non-U.S. holder in exchange for shares of common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares of common stock is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States) in which case such gain will generally be subject to U.S. federal income tax at rates applicable to U.S. holders and, if such non-U.S. holder is a corporation, such gain may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate); or
•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the exchange of shares of common stock for the merger consideration pursuant to the merger and certain other conditions are met, in which case the gain, if any, on such shares of common stock will be subject to tax at a rate of 30% (or lower applicable treaty rate) and such gain may be offset by U.S. source capital losses recognized in the same taxable year.

Information Reporting and Backup Withholding

Payments of cash to a U.S. holder of common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Certain holders (such as corporations and non-U.S. holders) are exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. Non-U.S. holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding.

Holders of common stock are strongly urged to consult their own tax advisors with respect to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. or other tax laws and of changes in those laws.

Litigation Related to the Merger

As of the date of this proxy statement, no stockholder litigation related to the merger agreement has been brought against the Company or any members of the Company Board.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until any applicable waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on November 26, 2019.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, or part of it, seeking divestiture of substantial assets of the Company or Parent, requiring the Company or Parent to license, or hold separate, assets or terminating existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under state law or the antitrust laws of the United States, as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In Canada, the Company has only limited sales and assets, which are below the threshold where pre-merger notification filing would be required. In theory, even without a filing, under Canadian law, the merger could be reviewed for up to one year after closing.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Agreement and Plan of Merger, which is referred to as the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are urged to read the merger agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the merger.

The Merger

Upon the terms and conditions of the merger agreement and in accordance with the DGCL, at the effective time, merger sub will merge with and into the Company. Following the merger, the separate corporate existence of merger sub will cease, and the Company will continue as the surviving corporation in the merger as a wholly owned subsidiary of Parent.

Closing and Effective Time of the Merger

The closing of the merger will occur at 10:00 a.m., Eastern time, on the second business day following the satisfaction or waiver of all of the conditions described under “—Conditions to Completion of the Merger” (other than those conditions that by their nature are to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions), or at such other place or date as may be agreed in writing by Parent and the Company. The date on which the closing actually occurs is referred to in this proxy statement as the “closing date.” The merger will become effective at such time as the parties file a certificate of merger with the Delaware Secretary of State (or at such later time as Parent and the Company may agree in writing and is specified in the certificate of merger).

Directors and Officers

At the effective time, the directors of merger sub immediately prior to the effective time will be the directors the surviving corporation and the officers of the Company immediately prior to the effective time will be the officers of the surviving corporation, in each case until the earlier of their resignation or removal or until their successors are duly elected and qualified, subject to the surviving corporation’s certificate of incorporation and bylaws and the DGCL.

Consideration to be Received in the Merger

Common Stock. At the effective time, each share of common stock issued and outstanding immediately prior to the effective time (other than (i) shares of common stock held in the treasury of the Company or owned, directly or indirectly, by Parent, merger sub or any wholly-owned subsidiary of the Company immediately prior to the effective time (collectively, the “excluded shares”) and (ii) any shares of common stock issued and outstanding immediately prior to the effective time that are held by any holder who is entitled to demand and properly demands appraisal of such common stock pursuant to, and that complies in all respects with, section 262 of the DGCL (the “dissenting shares”)) will be converted automatically into the right to receive $37.00 in cash (the “merger consideration”). As of the effective time, all shares of common stock will no longer be outstanding and will automatically be canceled and cease to exist, and will only represent the right to receive the merger consideration, without interest. All excluded shares will be automatically canceled and will cease to exist, and no consideration will be delivered in exchange therefor. Additionally, any share of common stock of merger sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the surviving corporation.

Dissenting Shares. A holder of common stock may exercise appraisal rights available under Section 262 of the DGCL, which is included with this proxy statement as Annex C. The shares of common stock held by holders who have properly exercised appraisal rights will not be converted into the right to receive the merger consideration, but will instead be entitled to such rights as are granted by Section 262 of the DGCL.

Payment for the Common Stock

Parent will appoint a paying agent reasonably acceptable to the Company (the “paying agent”) for the payment and delivery of the merger consideration to stockholders of the Company and will deposit cash with the paying agent in an amount sufficient to pay the merger consideration payable to such holders (such cash, the “payment fund”).

If your shares of common stock are held in “street name” in an account at a broker, in nominee name or otherwise, shortly after the effective time, you will receive instructions from your broker or other nominee as to how to effect the surrender of such shares in exchange for the merger consideration.

If you are a holder of record of common stock, you will not be entitled to receive the merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificates to the paying agent.

Promptly after the effective time, but no later than two business days after the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of an outstanding certificate or outstanding certificates that immediately prior to the effective time represented outstanding shares of common stock that were converted into the right to receive the merger consideration a form of letter of transmittal and instructions for use in effecting the surrender of such certificates in exchange for the merger consideration. Upon surrender of a certificate to the paying agent with a duly completed and validly executed letter of transmittal, the holder of such certificate will be entitled to receive the merger consideration in exchange for each share of common stock formerly represented by the certificate, and the certificate will be canceled.

Promptly after the effective time, but no later than two business days after the effective time, the paying agent will issue and deliver to each holder of uncertificated shares of common stock represented by book entry (“book-entry shares”) a check or wire transfer for the merger consideration the holder is entitled to receive in exchange for such book-entry shares, and the book-entry shares of common stock will then be canceled. However, with respect to shares of common stock held by The Depository Trust Company (“DTC”), if the closing of the merger occurs at or prior to 11:30 a.m., Eastern time, on the closing date, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of common stock held of record by DTC immediately prior to the effective time of the merger multiplied by the merger consideration (the “DTC payment”). If the closing of the merger occurs after 11:30 a.m., Eastern time, on the closing date, the paying agent will transmit the DTC payment to DTC on the first business day after the closing date. No holder of book-entry shares will be required to deliver a certificate or an executed letter of transmittal, “agent’s message” or other documents to the paying agent.

No interest will be paid or accrued for the benefit of holders of certificates or book-entry shares on the merger consideration.

If the merger consideration is to be paid to someone other than the person in whose name the surrendered stock certificate representing common stock or book-entry share is registered, such stock certificate must be properly endorsed or otherwise in proper form for transfer or such book-entry share must be properly transferred, and all applicable taxes must be paid by the person requesting payment.

Until surrendered in the manner described above, each certificate representing common stock or book-entry share will represent only the right to receive the merger consideration, without interest.

At the effective time, the stock transfer books of the Company will be closed and there will be no further registration of transfers of the shares of common stock that were outstanding prior to the effective time. If, after the effective time, certificates representing common stock are presented to the surviving corporation or paying agent for transfer or transfer is sought for book-entry shares, such certificates or book-entry shares will be canceled and exchanged in accordance with the procedures described above, subject to applicable law in the case of dissenting shares.

The paying agent will invest any cash deposited in the amount of cash sufficient to pay the aggregate merger consideration in accordance with the merger agreement as directed by Parent, but no such investment or losses thereon will affect the merger consideration. Any interest or other income resulting from such investments will be paid to Guarantor, Parent or the surviving company, as directed by Parent.

Any portion of the payment fund that remains unclaimed by former holders of common stock for a period of 12 months after the effective time will be delivered to Parent, Guarantor or the surviving corporation. Holders of common stock who have not complied with the procedures described in the merger agreement may look only to Parent and the surviving corporation as general creditors for the payment of the merger consideration (subject to abandoned property, escheat or other similar laws), without interest.

Lost, Stolen or Destroyed Certificates

If a certificate representing shares of common stock has been lost, stolen or destroyed, the paying agent may still deliver merger consideration to the holder claiming such certificate to be lost, stolen or destroyed, if such holder complies with the replacement requirements established by the paying agent, including, if necessary or otherwise requested by Parent, the making by such holder of an indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate.

Treatment of Options

In connection with the completion of the merger and subject to the terms of the merger agreement, each Company Option that is outstanding immediately prior to the effective time (whether vested or unvested) will be canceled in exchange for a cash payment of $37.00 per share subject to such option less the applicable per share exercise price (net of tax withholdings). If the exercise price per share of a Company Option is equal to or greater than $37.00 per share, such Company Option will be canceled for no consideration.

Treatment of RSUs

In connection with the completion of the merger and subject to the terms of the merger agreement, each Company RSU will be treated as follows:

•	Company RSUs granted prior to November 12, 2019. Immediately prior to the effective time, each then-outstanding Company RSU granted prior to November 12, 2019 (whether vested or unvested) will be canceled in exchange for a cash payment of $37.00 per share of common stock subject to such Company RSU (net of tax withholdings).
•	Company RSUs granted on or after November 12, 2019. Immediately prior to the effective time, each Company RSU granted on or after November 12, 2019 (all of which are unvested) will be automatically converted into a cash-settled award (the “Converted RSUs”) determined by multiplying the number of shares of common stock subject to such Company RSU by $37.00. The Converted RSUs will thereafter continue to vest in accordance with the terms of the applicable grant agreements and will be settled in cash subject to vesting.

Treatment of PRSUs

In connection with the completion of the merger and subject to the terms of the merger agreement, immediately prior to the effective time, each then-outstanding Company PRSU (whether vested or unvested) will be canceled in exchange for a cash payment of $37.00 per share of common stock subject to such Company PRSU, with the number of shares subject to such Company PRSU determined assuming achievement of the applicable performance goals under such Company PRSU at the target level of attainment (net of tax withholdings).

Treatment of the ESPP

The merger agreement provides that, with respect to the Company’s Employee Stock Purchase Plan (the “Company ESPP”), the Company will take all actions reasonably necessary to terminate the Company ESPP immediately prior to the effective time. No offering period is currently open under the Company ESPP, and the Company will not start any new offering period under the Company ESPP.

Except as set forth above, all Company Options, Company RSUs, Company PRSUs, rights under the Company ESPP and any equity compensation plans of the Company will terminate as of the effective time, and, following the effective time, no holder of any Company Option, Company RSU or Company PRSU or any participant in the Company ESPP or any other equity compensation plan of the Company will have any right to acquire any equity securities of the Company, its subsidiaries, or the surviving corporation as a result of such holder’s Company Options, Company RSUs, Company PRSUs or other rights under any of the Company’s equity compensation plans.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and merger sub and representations and warranties made by Parent and merger sub to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement (and solely for the benefit of the parties thereto), were not made to stockholders of the Company, were made only as of specific dates and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. The assertions embodied in the Company’s representations and warranties are qualified by information contained in a confidential disclosure letter that the Company provided to Parent and merger sub in connection with the merger agreement (the “disclosure letter”), were made for the purpose of allocating contractual risk between the parties instead of establishing matters of facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. None of the representations and warranties will survive the closing of the merger, and, therefore, they will have no legal effect under the merger agreement after the effective time. Additionally, certain of the assertions embodied in the parties’ representations and warranties are qualified by information disclosed in documents publicly filed by the parties with the SEC. Accordingly, the Company stockholders and other investors should not rely on representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in the parties’ public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of fact. This description of the representations and warranties is included to provide the Company stockholders with information regarding the terms of the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings the parties publicly file with the SEC. See the section entitled “Where You Can Find Additional Information.”

In the merger agreement, the Company, Parent and merger sub made a number of representations and warranties to each other. The parties each made representations and warranties relating to, among other things:

•	due organization, valid existence, good standing, qualification, and corporate power to carry on their businesses as conducted;
•	compliance with their organizational documents;
•	corporate power and authority to execute, deliver and perform such party’s obligations under the merger agreement and, subject to the receipt of the requisite stockholder approvals, to consummate the transactions contemplated thereby;
•	the absence of any conflict with or violation of such party’s organizational documents, contracts or applicable laws, rules or regulations as a result of entering into the merger agreement, entering into related agreements and consummating the merger;
•	the absence of consent, approval, or authorization of, action by, filing with or notice to governmental entities, subject to certain exceptions, including this proxy statement, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), such filings and reports as may be required under the federal securities laws, the filing of the certificate of merger with the Delaware Secretary of State and any required NYSE filings or approvals;
•	this proxy statement and the accuracy of information contained herein;
•	the absence of undisclosed brokers’ and financial advisors’ fees related to the merger; and
•	acknowledging the absence of other representations and warranties from the other party outside of the representations and warranties contained in the merger agreement and in any certificate delivered pursuant to the merger agreement.

In addition to the foregoing, the merger agreement contains representations and warranties made by the Company to Parent and merger sub, including regarding:

•	the Company’s capitalization, capital structure and subsidiaries;
•	the recommendation by the Company Board;

•	the stockholder approvals required to consummate the merger;
•	required third-party consents and approvals related to the merger and the absence of conflicts;
•	documents filed by the Company with the SEC since January 1, 2018 and the Company’s financial statements;
•	disclosure controls and internal controls over financial reporting;
•	the absence of undisclosed liabilities;
•	the absence of (i) any event, change, condition, state of facts, circumstance, occurrence or effect since December 31, 2018 that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect, as defined below, on the Company or (ii) any action since June 30, 2019 that would constitute a breach of certain interim operating covenants if such actions were taken following the execution of the merger agreement;
•	litigation and legal proceedings;
•	compliance with applicable laws and possession of necessary permits, licenses, exemptions, authorizations, franchises, orders and approvals of any governmental authority;
•	employment, benefits and labor matters;
•	compliance with environmental laws and regulations and other environmental matters;
•	tax matters;
•	disclosure of, and matters with respect to, certain material contracts;
•	insurance matters;
•	matters related to property, leases and assets, including the production capacity of each manufacturing facility owned by the Company as of November 12, 2019;
•	intellectual property matters and matters related to privacy and data security;
•	the inapplicability of certain state takeover statutes to the merger;
•	related persons transactions;
•	receipt by the Company of a fairness opinion from Citi;
•	certain customer and supplier matters; and
•	compliance with applicable anti-corruption laws (including the U.S. Foreign Corrupt Practices Act, as amended), export control laws, anti-money laundering laws and antitrust laws.

In addition, the merger agreement contains representations and warranties made by Parent and merger sub to the Company regarding the production capacity of each manufacturing facility owned by Parent as of November 12, 2019, the absence of ownership of the common stock, and the availability of sufficient funds to consummate the transactions contemplated by the merger agreement.

A “material adverse effect” is defined with respect to the Company as any event, change, condition, state of facts, circumstance, occurrence or effect that, individually or in the aggregate, (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) would prevent, materially impair, or materially delay the performance by the Company of, or has or would have a material adverse effect on the ability of the Company to perform, its obligations under the merger agreement.

The definition of “material adverse effect” in clause (i) immediately above excludes any event, change, condition, state of facts, circumstance, occurrence or effect to the extent arising out of or resulting from:

•	changes in general economic, financial market, business, regulatory, social or geopolitical conditions in the United States or any country in which the Company or its subsidiaries operate;
•	changes or developments in any of the industries in which the Company or its subsidiaries operate;

•	changes in any applicable laws or other legal regulatory conditions (or the official interpretation thereof), or changes in accounting regulations or principles;
•	any change in the price or trading volume of the Company’s stock, in and of itself (except that the facts or occurrences giving rise to or contributing to any such change that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect);
•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (except that the facts or occurrences giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect);
•	acts of God, natural disasters, weather conditions or national or international political or social conditions, including the engagement in, or escalation, outbreak or worsening of, hostilities in or by any country or the occurrence of any act of war or any similar act of terrorism;
•	the announcement or pendency of the merger agreement and the merger, including the initiation of litigation by any stockholder of the Company against the board of directors of the Company alleging that the board of directors of the Company breached its fiduciary duties in connection with the approval of the merger agreement, and including any termination of, reduction in, or other negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement of the merger agreement or the identity of Guarantor or Parent, or any action taken by a business competitor due in whole or in part to the announcement of the merger agreement and the merger;
•	the performance of the merger agreement (other than with respect to interim operative covenants), including any action taken by any party in order to obtain approvals under the HSR Act or any other applicable antitrust law; or
•	any actions taken (or omitted to be taken) at the written request or with the written consent, of Parent.

The exclusions described in the first three bullets and the sixth bullet in the immediately preceding list will be taken into account in determining the occurrence of a material adverse effect to the extent they disproportionately impact the Company and its subsidiaries, taken as a whole, relative to other parties operating in the industries in which the Company and its subsidiaries operate.

A “material adverse effect” is defined with respect to Parent as any event, change, occurrence, circumstance or effect that would prevent, materially delay or materially impede the performance by Guarantor, Parent or merger sub of its obligations under the merger agreement or the consummation of the merger or any of the other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

From the date of the merger agreement until the effective time, except as required by the merger agreement, as disclosed in the disclosure letter, as required by applicable law, or as Parent has otherwise consented to in writing, the Company has agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business, and use its reasonable best efforts to preserve substantially intact its business organization and to preserve in all material respects its present relationships with governmental entities, customers, suppliers and other persons with which it has material business relations.

In addition, during such period, except as required by the merger agreement, as disclosed in the disclosure letter, as required by applicable law or as Parent has otherwise consented to in writing, neither the Company nor any of its subsidiaries will:

•	amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;
•	issue, deliver, sell, pledge, dispose of or subject to a lien any shares of capital stock or other equity interests, or grant to any person any right to acquire any shares of its capital stock or other equity interests, except in connection with the due exercise, settlement or vesting of Company Options, Company RSUs or Company PRSUs in each case, that are outstanding as of the date of the merger agreement, in accordance with the terms of any Company benefit plan, and as required by any Company benefit plan in effect on the date of the merger agreement;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a subsidiary of the Company to the Company or to other subsidiaries);
•	adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of the Company (except in connection with the cashless exercise or similar transactions pursuant to the exercise of Company Options or settlement of other awards or obligations outstanding as of the date of the merger agreement or permitted to be granted after the date of the merger agreement), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests;
•	(i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value or for consideration in excess of $2,000,000 individually or $5,000,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing contracts and other than capital expenditures to acquire assets as set forth on the Company’s capital expenditure budget included in the disclosure letter; or (ii) sell or otherwise dispose any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value or for consideration in excess of $2,000,000 individually or $5,000,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing contracts;
•	(i) other than in the ordinary course of business consistent with past practice, enter into, amend, terminate, fail to renew or grant any waiver under any material contract or consent to certain actions described in the disclosure letter, (ii) amend or enter into any engagement letter or other contract with any broker, investment banker or financial advisor in connection with the merger or (iii) other than in the ordinary course of business consistent with past practice, waive any material rights or grant any material release;
•	authorize or make any capital expenditures, other than capital expenditures set forth on the Company’s capital expenditure budget included in the disclosure letter and capital expenditures not set forth on the capital expenditure budget in an amount not to exceed $5,000,000 in the aggregate;
•	(i) make any loans, advances or capital contributions to, or debt or equity investments in, any other person (other than a subsidiary of the Company), (ii) incur, redeem or repurchase any indebtedness for borrowed money or issue any debt securities or (iii) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person, in each case in excess of $1,000,000 individually or $3,000,000 in the aggregate or other than in the ordinary course of business consistent with past practice;
•	except to the extent required by applicable Law, by any Company benefit plan as in effect on the date of the merger agreement, or by the merger agreement: (i) establish, adopt, materially amend or terminate any Company benefit plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company benefit plan if it were in existence as of the date of the merger agreement, other than any such amendments to existing Company benefit plans that are made in the ordinary course of business consistent with past practice or do not materially increase the aggregate annual cost to the Company of maintaining such Company benefit plan; provided that no such amendment may include or increase any change-in-control or severance payments without the prior consent of Parent, (ii) increase or announce any increase in the compensation payable or to become payable to any employee (other than increases in annual base salaries or wage rates made in the ordinary course of business consistent with past practice, subject to certain limitations), (iii) pay or award, or commit to pay or award, any bonuses of incentive compensation (whether cash, equity or equity-based); provided, the Company is permitted, and expects, to pay cash retention bonuses in an aggregate amount not to exceed $3,500,000 to certain employees, $1,436,100 of which was granted to certain executive officers on December 4, 2019, described in more detail in “—Employment and Employee Benefits Matters; Other Plans” and “Interests of the Company’s Directors and Executive Officers in the Merger—Retention Bonuses” or (iv) accelerate the time of vesting or payment of any award under any benefit plan or otherwise;

•	terminate the employment of any executive officer, other than terminations for Cause (as defined in the Company’s 2014 Stock Incentive Plan), or, without the consent of Parent, hire any executive officer or conduct any widespread terminations or mass layoffs;
•	implement or adopt any change in its methods, principles, policies or practices of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or United States generally accepted accounting principles or regulatory requirements with respect thereto;
•	compromise, without the prior consent of Parent, settle or agree to settle (i) any legal action, or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages (A) not in excess of $1,000,000 individually or $5,000,000 in the aggregate or (B) consistent with the specific reserves for such action reflected in the Company’s balance sheet at June 30, 2019 or (ii) certain actions described in the disclosure letter;
•	abandon or discontinue any existing line of business or enter into a new line of business;
•	take certain actions described in the disclosure letter;
•	(i) sell, transfer, assign, dispose of or otherwise subject to any lien any intellectual property, or license any material intellectual property, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practice, solely with respect to the use of the services of the Company and its subsidiaries, (ii) take any action or fail to take any action, if such action or failure to take action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any material intellectual property or (iii) enter into a license, contract or other arrangement pursuant to which any third-party intellectual property that is material to the business of the Company or any of its subsidiaries is licensed or made available to the Company or any of its subsidiaries (other than contracts for commercial off-the-shelf software);
•	materially reduce the amount of insurance coverage or fail to renew, maintain or comply with the terms of any material existing insurance policies or fail to timely make or prosecute a claim for insurance coverage;
•	other than in the ordinary course of business, enter into any transaction with any stockholder, director or officer of the Company or any of its subsidiaries;
•	adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of the Company or any of its subsidiaries, file a petition in bankruptcy under any provisions of applicable law on behalf of the Company or any of its subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of its subsidiaries under any similar applicable law;
•	make, change or revoke any material tax election, change any material tax accounting method, file any material amended tax return, enter into any closing agreement within the meaning of Section 7121 of the Internal Revenue Code of 1986, as amended (or any comparable provision of state, local or foreign law), with respect to a material amount of taxes, request any material tax ruling, settle or compromise any material tax proceeding, or surrender any claim for a material refund of taxes, except that the Company or any of its subsidiaries may settle or compromise tax audits or proceedings that do not exceed the amount of uncertain tax positions reflected on the unaudited balance sheet of the Company as at June 30, 2019 that are subject of such audit or proceeding; or
•	agree to take any of the actions described above.

No Solicitation; Recommendations of the Merger

In the merger agreement, the Company has agreed that neither it nor any of its subsidiaries will, and that it will use its reasonable best efforts to cause its and their respective representatives not to:

•	initiate, solicit or knowingly encourage or facilitate any inquiries, proposals, expressions of interest, offers or requests for information or data with respect to, or that would reasonably be expected to lead to, the making or completion of, an “acquisition proposal,” as defined below;
•	engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions or to seek clarification regarding the terms of an acquisition proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its subsidiaries in connection with, an acquisition proposal;
•	enter into any contract relating to an acquisition proposal; or
•	resolve or agree to do any of the foregoing.

The Company agreed further that it would immediately (i) cease and cause to be terminated any existing activities, discussions or negotiations with any person with respect to any acquisition proposal, (ii) terminate access by any other person and its representatives to any physical or electronic data room or other access to data or information by the Company or any of its subsidiaries, in each case, relating to or in connection with, any acquisition proposal or any transaction of the type described in the definition of acquisition proposal, (iii) request the prompt return or destruction of all non-public information provided to any other person or its representatives in the 12 months immediately preceding the date of the merger agreement in connection with any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an acquisition proposal and (iv) enforce, and not waive or modify, the provisions of any confidentiality or non-disclosure agreement entered into with respect to any acquisition proposal or any potential transaction of the type described in the definition of acquisition proposal (except for any standstill provision in such confidentiality or non-disclosure agreement). Any breach of these agreements by the Company’s representatives or subsidiaries will be considered a breach by the Company under the merger agreement.

However, if at any time following the date of the merger agreement and prior to obtaining the stockholder approval, the Company receives an unsolicited bona fide written acquisition proposal that is not withdrawn and did not result from a material breach of the non-solicitation agreements described above, and the Company Board determines in good faith following consultation with its outside legal counsel and financial advisor (i) that the acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined below) and (ii) that the failure to furnish information to the person making the acquisition proposal and participate in discussions and negotiations with such person and its representatives regarding the acquisition proposal would reasonably be expected to be inconsistent with the Company Board’s exercise of its fiduciary duties under applicable law, then the Company may:

•	furnish information with respect to the Company and its subsidiaries to the person making the acquisition proposal (so long as prior to furnishing this information the Company and such person enter into a confidentiality agreement on terms substantially similar to those contained in the Company’s confidentiality agreement with Parent (except (A) for changes specifically necessary in order for the Company to be able to comply with its obligations under the merger agreement, and (B) the Company may enter into a confidentiality agreement without a standstill provision) (an “acceptable confidentiality agreement”)); and
•	participate in discussions or negotiations with such person and its representatives regarding the acquisition proposal.

If the Company has made the determination described above, the merger agreement requires the Company to (i) promptly (and in any event within 24 hours of receipt) provide or make available to Parent any non-public information or data provided to or made available to the person making the acquisition proposal or its representatives that was not previously provided or made available to Parent and (ii) give Parent written notice of its determination prior to furnishing any applicable information or engaging in discussions or negotiations. In addition, if the Company enters into an acceptable confidentiality agreement without a standstill or waives an existing standstill, the merger agreement requires the Company Board to also waive the standstill provisions in the confidentiality agreement with Parent.

In the merger agreement, the Company has also agreed that neither the Company Board nor any committee of the Company Board will:

•	(i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or merger sub the recommendation by the Company Board, (ii) fail to include the recommendation by the Company Board in this proxy statement, (iii) take any action to exempt any person (other than Parent and its affiliates) from the provisions of Section 203 of the DGCL or any other similar takeover law, (iv) fail to publicly reaffirm the recommendation by the Company Board within five business days after Parent’s written request in response to an acquisition proposal, (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such acquisition proposal or any material amendment of such acquisition proposal, or (vi) approve or recommend, or publicly propose to approve or recommend, any acquisition proposal (each such action, an “adverse recommendation change”); or
•	allow the Company or any of its subsidiaries to execute or enter into any contract (other than an acceptable confidentiality agreement) with any other person relating to any acquisition proposal.

However, at any time prior to obtaining stockholder approval, the Company Board may do the following:

•	in response to an intervening event (as defined below), if the Company Board determines in good faith, after consultation with outside counsel and financial advisor that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s exercise of its fiduciary duties under applicable law, the Company may make an adverse recommendation change (under clause (i) or (ii) of the definition above); and/or
•	in response to an unsolicited written bona fide acquisition proposal that has not been withdrawn and did not result from a material breach of the relevant provisions of the merger agreement, if the Company Board determines in good faith after consultation with its outside counsel and financial advisor that the acquisition proposal constitutes a superior proposal and that the failure to take such action would reasonably be expected to be inconsistent with the exercise of the Company Board’s fiduciary duties under applicable law, then Company Board may make an adverse recommendation change and, following written authorization by the Company Board, the Company enter into a definitive agreement with respect to the superior proposal if it concurrently terminates the merger agreement.

The merger agreement provides that prior to the Company making an adverse recommendation change or terminating the merger agreement to enter into a definitive agreement with respect to a superior proposal, (i) the Company must notify Parent in writing at least five business days before taking any such intended action, which notice must specify the reasons for such action, including, if related to a superior proposal, the terms of such superior proposal and certain relevant documents and materials related to the superior proposal (with any amendment to the financial terms or any other material term of the superior proposal requiring a new written notice by the Company and a new five business day period), and (ii) if Parent makes a proposal during such five business day period to adjust the terms and conditions of the merger agreement, the Company Board, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Parent, must continue to determine in good faith (after consultation with outside counsel and its financial advisor) that such superior proposal continues to be a superior proposal (if applicable) and, in any event, that the failure to make an adverse recommendation change or terminate the merger agreement, as applicable, would be reasonably be expected to be inconsistent with the exercise of its fiduciary duties under applicable law.

The merger agreement further provides that during the five business day period prior to the Company effecting an adverse recommendation change or terminating the merger agreement as referred to above, it will, and will cause its representatives to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms and conditions of the merger agreement proposed by Parent.

The merger agreement also provides that, in addition to the obligations set forth above, the Company must promptly (and in any event within 24 hours of receipt) advise Parent in the event it receives an acquisition proposal, any request for information relating to the Company or its subsidiaries (other than requests for information not reasonably expected to be related to an acquisition proposal), and any inquiry, request for discussion or negotiation or expression of interest, proposal or offer regarding or that otherwise would reasonably be expected to lead to an acquisition proposal, including in each case the identity of the person making the acquisition proposal, inquiry, expression of interest, proposal, offer or request and the material terms and conditions of any the acquisition proposal, inquiry, expression of interest, proposal, offer or request, copies of any material documentation and a written summary of any oral inquiry, expression of interest, proposal, offer or request. The merger agreement also requires the Company to keep Parent reasonably informed in writing on a reasonably current basis of any material changes to the terms of any such acquisition proposal (including providing Parent a notification in writing within 24 hours following any applicable determinations by the Company Board or any material change to the terms of any such acquisition proposal) and any material discussions and negotiations concerning the material terms and conditions of such acquisition proposal, and provide to Parent as soon as practicable (and in any event within 24 hours after receipt) of any written indication of interest (or amendment thereto) or any written material received in connection with the acquisition proposal (or amendment thereto) including copies of any proposed definitive acquisition agreement concerning such acquisition proposal (including any drafts thereof) and drafts of any other material documentation.

The term “acquisition proposal” means any inquiry, proposal, expression of interest or offer from any person or group of persons other than Parent or one of its subsidiaries that relates to or would reasonably be expected to lead to (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, sale of equity interests or assets, tender offer, exchange offer or other transaction or any combination of any of the foregoing (including any single- or multi-step transaction) involving the Company or any of its subsidiaries and 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or (ii) the acquisition (or, in the case of equity securities, issuance) in any manner, directly or indirectly (including the acquisition of beneficial ownership), of 20% or more of the equity securities or consolidated total assets of the Company, in each case other than the merger.

The term “intervening event” means any material development or material change in circumstances (other than in connection with an acquisition proposal or superior proposal) that occurs or arises after the date of the merger agreement that was not known and not reasonably foreseeable by the Company Board as of the date of the merger agreement.

The term “superior proposal” means any bona fide written unsolicited acquisition proposal (i) on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of shares of common stock than the merger, taking into account all the terms and conditions of such acquisition proposal, and the merger agreement (including any changes to the merger agreement proposed by Parent) and (ii) that the Company Board believes is reasonably capable of being completed, in the case of each of clause (i) and (ii), taking into account all financial, regulatory, legal and other aspects of such acquisition proposal, except that for purposes of the definition of “superior proposal,” the references to “20%” in the definition of acquisition proposal will be deemed to be references to “50%.”

Preparation of Proxy Statement; Stockholders’ Meeting

Under the merger agreement, the Company agreed to prepare and file this proxy statement with the SEC as promptly as reasonably practicable after the date of the merger agreement and in any event, within 20 business days. The Company agreed to allow Parent and its counsel the opportunity to review and comment on the proxy statement and its responses to any related comments from the SEC, and agreed to use commercially reasonable efforts to have the proxy statement cleared by the SEC as promptly as reasonably practicable after their filing.

The Company also agreed that it would hold a special meeting of stockholders for the purposes of obtaining the stockholder approval required for the merger as promptly as reasonably practicable after the proxy statement is cleared by the SEC for mailing to the Company’s stockholders (unless otherwise agreed by Parent and the Company in writing). Except in the case of an adverse recommendation change, the Company, through the Company Board, agreed to recommend to its stockholders that they adopt the merger agreement and the transactions contemplated thereby, include such recommendation in the proxy statement and solicit proxies in favor of the adoption of the merger agreement in accordance with applicable law and use commercially reasonable efforts to obtain the stockholder approval. The Company agreed to comply with all legal requirements applicable to the special meeting, and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the mailing of this proxy statement to the Company’s stockholders.

Subject to applicable laws, Parent and the Company have the right to review and discuss with one another in advance, and each of Parent and the Company must consider each other’s good faith views in connection with, all materials submitted to governmental entities in connection with the merger and related transactions. Parent and the Company will keep each other apprised of the material content and status of material communications with governmental entities with respect to the merger and related transactions, and will provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement.

Further Actions; Efforts

Reasonable Best Efforts

Except with respect to antitrust laws, each of the Company and Parent have agreed, subject to certain exceptions, to use, and cause each of their respective subsidiaries and their respective affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to reasonably assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by the merger agreement. In connection with obtaining any approval or consent from any third party (other than any governmental entity), Parent, the Company and their respective representatives are not obligated to pay or commit to pay to such third party whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such third party (except as may be required under applicable law or any contract with any such third party).

Antitrust Laws

Each of the Company and Parent have also agreed to make any filings required to be made pursuant to the HSR Act and any other applicable antitrust laws with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable (and in any event, with respect to any filings to be made pursuant to the HSR Act, within 10 business days following the date of the merger agreement) and to supply as promptly as reasonably practicable to the appropriate governmental entities any additional information and documentary material that may be requested by such governmental entities pursuant to any antitrust laws. The Company and Parent have also agreed to request early termination of the applicable HSR Act waiting period and use commercially reasonable efforts to obtain the termination of such waiting period as promptly as reasonably practicable (and in any event prior to the termination date).

In connection with the foregoing, the merger agreement also requires the Company and Parent to use their reasonable best efforts to cooperate with and assist each other in good faith to:

•	provide or cause to be provided as promptly as reasonably practicable to the other party all necessary information and assistance as any governmental entity may from time to time require of such party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, orders or expiration of waiting periods (collectively, “consents”) in relation to such filings or in connection with any other review or investigation of the transactions contemplated by the merger agreement by a governmental entity pursuant to any antitrust laws; and
•	provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other party to prepare and submit any such filings or submissions required to be submitted under any antitrust laws, including providing to the other party any information that the other party may from time to time reasonably require for the purpose of any filing with, notification to, application with, or request for further information made by, any governmental entity in respect of any such filing.

The merger agreement also provides that Parent will direct and control all aspects of the strategy and process relating to obtaining consents under antitrust laws, except that Parent must reasonably consult with the Company and in good faith consider the Company’s views regarding the overall strategic direction of obtaining such consents.

To the extent permitted by applicable law, the merger agreement also requires each party:

•	to consult with the other party prior to taking any material substantive position in any written submissions or, to the extent practicable, in any discussions with governmental entities with respect to consents under antitrust laws;
•	to permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the governmental entities in connection with the merger;
•	to provide prior notice to the other party of any formal meeting with any governmental entity with respect to the merger and, to the extent permitted by such governmental entity, the opportunity to attend such meeting;
•	to keep the other apprised of the material content and status of any material communications with, and material communications from, any governmental entity with respect to the merger; and
•	to use, and use its reasonable best efforts to cause its affiliates to use, its reasonable best efforts to provide the other parties with copies of all material correspondence, filings or communications between it or any of its representatives, on the one hand, and any governmental entity or members of its staff, on the other hand, with respect to the merger agreement or the merger (with certain exceptions for redactions).

Notwithstanding anything to the contrary set forth in the merger agreement, Parent’s obligations include committing to (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its affiliates, (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its subsidiaries contemporaneously with or subsequent to the effective time, and (iii) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or any of their respective subsidiaries or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act.

However, neither Parent nor any of its affiliates will be required to take, and the Company and its subsidiaries are not allowed to take, any action in connection with obtaining any consent under any antitrust law unless (i) it is conditioned upon consummation of the merger and (ii) such action would not, individually and in the aggregate with all other actions taken or to be taken in connection with obtaining consents under antitrust laws, result in the sale, divestiture, conveyance, loss or licensing or holding separate of 1,450 million square feet or more of aggregate production capacity (determined with reference to the production capacity of the manufacturing facilities of Parent, the Company and their respective affiliates as of November 12, 2019, as set forth in the disclosure letter and the confidential disclosure letter provided to the Company by Parent in connection with the merger agreement, respectively). In addition, the Company and its affiliates are not allowed to take any action, or propose, commit or agree to take any action, that relates to its businesses, assets, properties, product lines, equity interests, relationships, ventures, contractual rights, or obligations in connection with obtaining consents under antitrust laws without the prior written consent of Parent.

The merger agreement also requires each of the parties to defend, and cause each of their respective subsidiaries to defend, through litigation on the merits so as to enable the parties to close the merger as promptly as reasonably practicable (and in any event prior to the termination date) any claim asserted in court or an administrative or other tribunal by any antitrust or competition governmental entity under antitrust laws in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that could prevent or delay the closing from occurring after the termination date. Parent has the right to direct and control such litigation, with counsel of its choosing.

Employment and Employee Benefits Matters; Other Plans

The merger agreement provides that, for the one-year period immediately following the effective time, Parent will cause the surviving corporation to provide current or former employees of the Company or any of its subsidiaries with severance payments and benefits that are no less favorable than the severance payments and benefits that such individual would have been entitled to receive under the plans and arrangements of the Company had such individual been terminated immediately prior to the effective time.

The merger agreement also provides that, for the period commencing at the effective time and ending on the one-year anniversary thereof (or if earlier, the date that such continuing employee’s employment terminates), Parent will cause the surviving corporation to maintain for any continuing employees (i) base salary or wages and annual or other short-term cash incentive compensation opportunities that are, in each case, no less favorable than those provided to the employee immediately prior to the effective time, and (ii) benefits (including the costs thereof to participants, but excluding any equity and equity-based benefits) that in the aggregate are no less favorable than the overall cash compensation levels and benefits (including the costs thereof to participants, but excluding any equity and equity-based benefits) maintained for and provided to such employee immediately prior to the effective time.

The merger agreement provides that, as of and after the effective time, Parent will, or will cause the surviving corporation to, give continuing employees full credit for purposes of eligibility to participate, vesting, vacation entitlement and severance benefit entitlements under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of continuing employees by Parent, its subsidiaries or the surviving corporation for such employees’ service with the Company, its subsidiaries and their predecessor entities to the same extent recognized by the Company immediately prior to the effective time. Such recognition of service will not (i) apply for purposes of any equity or equity-based plans (including any entitlement to equity acceleration in connection with retirement), (ii) apply for purposes of any plan that provides retiree welfare benefits, (iii) apply for purposes of benefit accruals or participation eligibility under any defined benefit pension plan, (iv) operate to duplicate any benefits of an employee with respect to the same period of service, or (v) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to each welfare benefit plan, Parent and its subsidiaries will also (i) cause there to be waived any pre-existing condition exclusion, evidence of insurability requirement, actively at work requirement or waiting period limitations, in each case, to the extent waived or satisfied as applicable under the welfare benefit plans of the Company in which such employee participated immediately prior to the effective time and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations for the plan year in which the transition to any benefit plan of Parent occurs, to claims incurred and amounts paid by, and amounts reimbursed to, continuing employees under similar plans maintained by the Company and its subsidiaries immediately prior to such transition to a benefit plan of Parent.

The merger agreement provides that Parent will cause the surviving corporation and each of its subsidiaries, for a period of 90 days following the effective time, not to effectuate a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or continuing without complying with all provisions of the WARN Act, or any similar provision of applicable foreign law.

The Company expects to provide cash retention bonuses in an aggregate amount not to exceed $3,500,000 to certain employees between signing and closing (the “Retention Bonus”), $1,436,100 of which was granted to certain executive officers on December 4, 2019. In no event will the aggregate value of Retention Bonuses granted to any individual employee exceed 75% of such employee’s base salary as of the date any Retention Bonus is granted to such employee. The first 50% of the Retention Bonus will be payable at closing, provided the employee is still employed by the Company on the closing date. The remaining 50% of the Retention Bonus will be payable three months after the closing date, provided the employee is employed by Parent or its subsidiaries at such time. For more information, see “Interests of the Company’s Directors and Executive Officers in the Merger—Retention Bonuses.”

Indemnification, Exculpation and Insurance

Under the merger agreement, Parent agreed that all preexisting rights to indemnification in favor of the Company’s current or former directors or officers will be assumed and performed by Parent or the surviving corporation and will continue in full force and effect until the sixth anniversary of the effective time. For six years after the effective time, Parent will cause to be maintained in effect provisions of the surviving corporation’s certificate of incorporation and bylaws regarding indemnification, elimination of liability and advancement of expenses for directors and officers that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence prior to the date of the merger agreement.

At or prior to the effective time, the Company may, at its option, purchase a six-year prepaid “tail policy” providing directors’ and officers’ liability insurance on terms that are substantially equivalent to the coverage provided under the Company’s existing policies, with respect to matters arising at or prior to the effective time and with a claims reporting or discovery period of at least six years from the effective time. If the Company does not purchase such tail policy by the effective time, Parent will either maintain in effect the Company’s current directors’ and officers’ liability insurance policies for a period of six years following the effective time, or purchase a six-year tail policy or other substitute policy with terms no less favorable than those of the Company’s existing policies. However, neither Parent nor the Company will be required to commit or expend for such policies more than 300% of the last aggregate annual premium paid by the Company prior to the date of the merger agreement for its existing policies, and will instead purchase only as much coverage as can be obtained for such amount.

Other Agreements

The merger agreement contains certain other agreements, including agreements relating to Guarantor’s obligation to guarantee Parent’s and merger sub’s performance of their respective obligations under the merger agreement, access to information and confidentiality, the Company’s and the Company Board’s obligations with respect to the application of takeover laws to the merger agreement and transactions contemplated thereby, notification obligations upon the occurrence of certain events, including public announcements, participation, consultation and consent obligations with respect to any transaction-related litigation, including regarding the defense, settlement or compromise of any such litigation, the process of delisting the common stock from the NYSE and deregistering the common stock under the Exchange Act and certain tax matters.

Conditions to Completion of the Merger

The obligations of the Company, Parent and merger sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions on or prior to the effective time, including the following:

•	the receipt of the affirmative approval of the holders of at least a majority of the outstanding shares of the common stock (the “stockholder approval”);
•	the absence of any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction or other legal restraint or prohibition, or of any law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity that would prohibit or make illegal the consummation of the merger (the “legal restraint condition”); and
•	the expiration or termination of any applicable waiting periods under the HSR Act (the “HSR condition”).

Parent’s and merger sub’s obligations to consummate the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•	(i) the accuracy in all respects of the Company’s representations and warranties relating to its capitalization as of the date of the merger agreement and as of the closing date (except where such failures to be accurate are de minimis); (ii) the accuracy in all material respects of the Company’s representations and warranties relating to its organization, standing and power, capital stock, subsidiaries, corporate power and authority and broker’s fees as of the date of the merger agreement and as of the closing date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); (iii) the accuracy in all respects of the Company’s representations and warranties as to the absence of any change, event or development that would have a material adverse effect as of the date of the merger agreement and closing date; and (iv) the accuracy of the Company’s other representations and warranties in the merger agreement as of the date of the merger agreement and as of the closing date (other than representations and warranties that by their terms are made as of another specified date, in which case as of such date), except where such inaccuracy does not constitute or would not reasonably be expected to have a material adverse effect (disregarding all material adverse effect qualifications and other materiality qualifications in such representations and warranties);
•	the Company’s performance in all material respects of its obligations under the merger agreement prior to the effective time; and
•	the delivery to Parent of a certificate signed by an executive officer of the Company certifying that the conditions described in the immediately preceding two bullets have been satisfied.

The Company’s obligations to complete the merger are subject to the satisfaction or waiver of additional conditions, which include the following:

•	the accuracy in all respects of Parent’s and merger sub’s representations and warranties in the merger agreement as of the date of the merger agreement and as of the closing date (other than representations and warranties that by their terms are made as of another specified date, in which case as of such date), except where such inaccuracy does not constitute or would not reasonably be expected to have a material adverse effect (disregarding all material adverse effect qualifications and other materiality qualifications in such representations and warranties);
•	Parent’s and merger sub’s performance in all material respects of their obligations under the merger agreement prior to the effective time; and
•	the delivery to the Company of a certificate signed by an executive officer of Parent certifying that the conditions described in the immediately preceding two bullets have been satisfied.

Financing

The merger agreement does not contain any financing-related closing condition, and Parent has represented that it and merger sub have, and at the effective time will have, access to sufficient sources of immediately available funds to consummate the merger and other transactions contemplated by the merger agreement on the terms and subject to the conditions contemplated therein, including to pay the merger consideration for all of the shares of common stock, to make all payments in respect of Company Options, the Company RSUs and the Company PRSUs as contemplated in the merger agreement, and to pay all related fees and expenses of Parent, merger sub and their respective representatives. Guarantor guaranteed Parent’s and merger sub’s performance of their respective obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time:

•	by mutual written consent of Parent and the Company;
•	by either Parent or the Company, if:
○	the merger has not been completed by 5:00 p.m. Eastern time on August 12, 2020, except that:
•	if as of 5:00 p.m. Eastern time on the last business day prior to August 12, 2020 (the “first extension time”) all of the conditions to closing have been satisfied or waived (other than conditions that by their nature are satisfied at the closing, and other than the HSR condition and the legal restraint condition (solely with respect to the matters addressed in the HSR condition)), the termination date may be extended once by either Parent or the Company to 5:00 p.m. Eastern time on November 12, 2020 (the “second extension time”) by giving written notice to the other prior to the first extension time;
•	if after one extension, as of 5:00 p.m. Eastern time on the last business day prior to November 12, 2020 all of the conditions to closing have been satisfied or waived (other than conditions that by their nature are satisfied at the closing, and other than the HSR condition and the legal restraint condition (solely with respect to the matters addressed in the HSR condition)), the termination date may be extended once by either Parent or the Company to 5:00 p.m. Eastern time on February 12, 2021 by giving written notice to the other party prior to the second extension time (such date, including any extension thereof, the “termination date”); and
•	such termination right is not available to any party whose failure to perform or comply with the covenants and agreements of such party in the merger agreement caused or resulted in the failure of the merger to be consummated by the termination date and such action or failure to perform constituted a material breach of the merger agreement.
○	any court of competent jurisdiction or other governmental entity has issued a judgment, order, injunction, rule or decree, or taken any other action, permanently restraining, permanently enjoining or otherwise permanently prohibiting the merger, and such judgment, order, injunction, rule, decree or other action has become final and non-appealable (a “restraint”), except that no party will have such right to terminate if such party failed to contest, appeal and remove such restraint in material breach of its applicable obligations under the merger agreement and such failure caused or resulted in such restraint; and

○	the stockholder approval has not been obtained at the special meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement is taken;
•	by the Company:
○	if Parent or merger sub has breached or failed to perform certain of its representations, warranties, covenants or agreements in the merger agreement, which breach of failure to perform cannot be cured or has not been cured within 30 days after written notice of such breach or failure to perform, stating the Company’s intention to terminate the merger agreement as described in this paragraph and the basis for such termination, has been delivered by the Company to Parent, except the Company will not have the right to effect such termination if it is then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement; or
○	prior to receipt of the stockholder approval, in order to concurrently with the termination of the merger agreement enter into a definitive acquisition agreement concerning a transaction that is a superior proposal in accordance with the merger agreement if concurrently with the termination of the merger agreement and entering into such definitive acquisition agreement the Company pays the termination fee described below;
•	by Parent:
○	if the Company has breached or failed to perform certain of its representations, warranties, covenants or agreements in the merger agreement, which breach of failure to perform cannot be cured or has not been cured within 30 days after written notice of such breach or failure to perform, stating the Parent’s intention to terminate the merger agreement as described in this paragraph and the basis for such termination, has been delivered by Parent to the Company, except Parent will not have the right to effect such termination if it is then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement; or
○	if the Company Board (or any committee thereof) has effected an adverse recommendation change or the Company has materially breached the provisions of the merger agreement described above under “—No Solicitation; Recommendations of the Merger.”

Termination Fees and Expenses

The Company has agreed to pay Parent a termination fee of $40 million in the event that:

•	the merger agreement is terminated by (i) either Parent or the Company in the case of a termination due to the merger not having been consummated by the termination date (solely under certain circumstances in which Parent is not obligated to pay a termination fee) or in the case of a termination due to the stockholder approval not having been obtained, or (ii) Parent in the case of a termination due to certain breaches of the Company’s representations, warranties or covenants, and:
○	an acquisition proposal has been publicly announced, publicly disclosed or publicly made known to the stockholders of the Company at any time after the date of the merger agreement and prior to (A) the termination of the merger agreement in the case of a termination by either Parent or the Company due to the merger not having been consummated by the termination date, or by Parent due to certain breaches of the Company’s representations, warranties or covenants, or (B) the taking of a vote to approve the merger agreement at the special meeting, in the case of a termination by either Parent or the Company due to the stockholder approval not having been obtained; and
○	within 12 months after such termination, the Company has (A) consummated an acquisition proposal or (B) entered into a definitive agreement with respect to an acquisition proposal, which is then subsequently consummated, which, in the case of (A) or (B), need not be the same acquisition proposal described above (except that the references to “20% or more” in the definition of acquisition proposal will be references to “more than 50%”);

•	the merger agreement is terminated by the Company prior to receipt of the stockholder approval in order to concurrently with the termination of the merger agreement enter into a definitive acquisition agreement concerning a transaction that is a superior proposal in accordance with the merger agreement;
•	the merger agreement is terminated by Parent as a result of the Company Board (or any committee thereof) effecting an adverse recommendation change or the Company materially breaching the provisions of the merger agreement described above under “—No Solicitation; Recommendations of the Merger.”

Parent has agreed to pay the Company a termination fee of $75 million in the event that:

•	the merger agreement is terminated by either the Company or Parent due to the merger not having been consummated by the termination date and at the time of such termination all of the conditions to closing have been satisfied or waived (other than such conditions that by their nature are satisfied at the closing, and other than the HSR condition and the legal restraint condition (solely with respect to the matters addressed in the HSR condition or any other applicable antitrust law)); or
•	the merger agreement is terminated by either the Company or Parent as a result of a restraint arising under the HSR Act or any other applicable antitrust law.

Except as described above, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Effect of Termination

If the merger agreement is terminated, it will immediately become void and have no effect, without any liability or obligation on the part of the parties, except that:

•	certain provisions of the merger agreement, including, among others, the provisions relating to the effect of termination of the merger agreement, fees and expenses, the notice information and obligations of the parties, governing law, jurisdiction and waiver of jury trial will survive termination;
•	the Company or Parent may have liability as provided in the section of the merger agreement related to fees and expenses; and
•	no termination will relieve any party from liability or damages resulting from fraud or a willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Specific Performance

The merger agreement provides that the parties are entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity. If jurisdiction is not available in the Court of Chancery of the State of Delaware, then they may seek to enforce specifically the terms and provisions of the merger agreement in any federal court located in the State of Delaware.

Amendment; Extension and Waiver

The merger agreement may be amended in writing by the parties by action taken by their respective boards of directors at any time prior to the effective time, whether before or after the receipt of the stockholder approval, except that if the stockholder approval has been obtained, no amendment may be made that would require further approval by the stockholders under applicable laws without such approval. Prior to the effective time, the parties may, by action taken by their respective boards of directors and set forth in writing, subject to applicable law, extend the time for the performance of any of the obligations or acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties or waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement, except that if the stockholder approval has been obtained, no waiver may be made that would require further approval by the stockholders under applicable laws without such approval.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

Adoption and approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock. The failure of any stockholder to vote will have the same effect as a vote against the merger agreement proposal. A vote to abstain will have the same effect as voting against the merger agreement proposal. If you fail to attend the special meeting in person or by proxy, or if you hold your shares of common stock through a brokerage firm, bank or other nominee and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have the same effect as a vote against the merger agreement proposal.

The Company Board unanimously recommends that you vote “FOR” the approval of the merger agreement proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our named executive officers and directors and (3) all of our directors and executive officers as a group. Unless indicated otherwise below, ownership information is as of December 4, 2019, and the applicable percentages are based on 34,681,572 shares outstanding.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of December 4, 2019 are considered outstanding and beneficially owned by the person holding the options or other equity awards for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170.

	Shares of common stock beneficially owned
Name of Beneficial Owner	Shares of common stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholder
The Vanguard Group(1)	5,091,065	14.4%
Capital World Investors(2)	2,780,700	7.9%
BlackRock, Inc.(3)	2,684,833	7.6%
Macquarie Group Limited(4)	2,334,704	6.6%
Named Executive Officers
James Bachmann(5)	121,790	*
Dennis Schemm(6)	27,807	*
Bruce Major(7)	18,770	*
Timothy Power(8)	24,188	*
Dennis Romps(9)	24,934	*
Directors
Edward Bosowski	20,421	*
Michael Keough	9,397	*
Michael O. Moore	15,257	*
Ira Strassberg	5,151	*
Jack Sweeny	15,258	*
Chantal Veevaete	9,397	*
All current directors and executive officers as a group (12 persons)(10)	293,656	*
*	Represents less than one percent.
(1)	The information regarding the beneficial ownership of The Vanguard Group is based on the Schedule 13G/A filed with the SEC thereby on February 11, 2019. The Vanguard Group has sole voting power with respect to 76,847 shares, shared voting power with respect to 2,199 shares, sole dispositive power with respect to 5,015,920 shares and shared dispositive power with respect to 75,145 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(2)	The information regarding the beneficial ownership of Capital World Investors is based on the Schedule 13G/A filed with the SEC thereby on February 14, 2019. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.
(3)	The information regarding the beneficial ownership of BlackRock, Inc. is based on the Schedule 13G /A filed with the SEC thereby on February 4, 2019. BlackRock has sole voting power with respect to 2,587,696 shares, shared voting power with respect to no shares, sole dispositive power with respect to 2,684,833 shares and shared dispositive power with respect to no shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(4)	The information regarding the beneficial ownership of Macquarie Group Limited is based on the Schedule 13/G filed with the SEC on February 14, 2019 jointly with Macquarie Bank Limited, Macquarie Investment Management Holdings Inc., Macquarie Investment Management Business Trust and Macquarie Funds Management Hong Kong Limited. According to this Schedule 13G, Macquarie

Investment Management Holdings Inc. and Macquarie Investment Management Business Trust each has sole voting power with respect to 2,327,034 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 2,327,034 shares, and shared dispositive power with respect to 0 shares, Macquarie Funds Management Hong Kong Limited has sole voting power with respect to 0 shares, and sole dispositive power with respect to 1,000 shares and shared dispositive power with respect to 0 shares, and neither Macquarie Group Limited nor Macquarie Bank Limited has any sole or shared voting or dispositive power with respect to any shares. The address for the reporting persons is 2005 Market Street, Philadelphia PA 19103.

(5)	Includes 15,000 options to purchase shares of common stock and 20,333 PRSUs that will have vested within 60 days of December 4, 2019.
(6)	Includes 5,872 PRSUs that will have vested within 60 days of December 4, 2019.
(7)	Includes 4,372 PRSUs that will have vested within 60 days of December 4, 2019.
(8)	Includes 7,500 options to purchase shares of common stock and 4,324 PRSUs that will have vested within 60 days of December 4, 2019.
(9)	Includes 3,681 PRSUs that will have vested within 60 days of December 4, 2019.
(10)	Includes 30,000 options to purchase shares of common stock and 38,582 PRSUs that will have vested within 60 days of December 4, 2019.

NON-BINDING NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION PROPOSAL (PROPOSAL 2)

Pursuant to Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to approve a resolution, on an advisory and non-binding basis, approving the payment of specified compensation that may become payable to the Company’s named executive officers in connection with the merger. This proposal, commonly known as “say-on-golden parachutes” (the “non-binding named executive officer merger-related compensation proposal”), gives the Company’s stockholders the opportunity to vote on an advisory and non-binding basis, on the compensation that the named executive officers may be entitled to receive that is based on or otherwise relates to the merger. This compensation is summarized in the table and the footnotes thereto under “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Named Executive Officer Merger-Related Compensation” beginning on page 39 of this proxy statement.

The Company Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The Company Board unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of Continental Building Products, Inc. hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable to its named executive officers that is based on or otherwise relates to the merger as disclosed in the Company’s proxy statement pursuant to Item 402(t) of Regulation S-K under the section titled “Named Executive Officer Merger-Related Compensation.”

The vote on the non-binding named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the plan of merger proposal. Accordingly, you may vote to authorize the plan of merger and vote not to approve the non-binding named executive officer merger-related compensation proposal and vice versa. Because the vote on the non-binding named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the plan of merger is authorized and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company stockholders.

The above proposal approving, on an advisory and non-binding basis, the payment of specified compensation that may become payable to the Company’s named executive officers in connection with the merger will require the affirmative vote of the holders of at least a majority of the shares of common stock present in person or by proxy and entitled to vote thereon at the special meeting. A vote to abstain will have the same effect as voting against the non-binding named executive officer merger-related compensation proposal. If you fail to attend the special meeting in person or by proxy, or if you hold your shares of common stock through a brokerage firm, bank or other nominee and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the non-binding named executive officer merger-related compensation proposal.

The Company Board unanimously recommends that the stockholders vote “FOR” the non-binding named executive officer merger-related compensation proposal.

ADJOURNMENT PROPOSAL (PROPOSAL 3)

The Company stockholders are also being asked to consider and vote on the adjournment proposal. The Company is seeking stockholder approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. Approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote thereon at the special meeting. A vote to abstain will have the same effect as voting against the adjournment proposal. If you fail to attend the special meeting in person or by proxy, or if you hold your shares of common stock through a brokerage firm, bank or other nominee and fail to give voting instructions to your brokerage firm, bank or other nominee, it will have no effect on the adjournment proposal.

The Company Board unanimously recommends that the stockholders vote “FOR” the adjournment proposal.

OTHER MATTERS

As of the date of this proxy statement, the Company Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

APPRAISAL RIGHTS

If the merger is consummated, a holder of the common stock who does not vote in favor of the merger agreement proposal and who properly demands appraisal of its shares of common stock will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice and does not constitute a recommendation that a holder of the common stock exercise its appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, a holder of shares of common stock who (1) does not vote in favor of the merger agreement proposal; (2) continuously is the record holder of such shares through the effective time; and (3) otherwise follows the procedures set forth in Section 262 will be entitled to have its shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes notice to holders of the common stock that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully and consult with legal advisors. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A holder of common stock who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, a stockholder considering exercising such rights should seek the advice of legal counsel.

A stockholder wishing to exercise the right to seek an appraisal of its shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the merger agreement proposal;
•	the stockholder must deliver to the Company a written demand for appraisal before the vote on the merger agreement at the special meeting;
•	the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and
•	a stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving company is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement proposal, or abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the merger agreement proposal at the special meeting at which the merger agreement proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares of common stock, and that stockholder must not vote or submit a proxy in favor of the merger agreement proposal. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against or abstain from voting on the merger agreement proposal. Neither voting against the merger agreement proposal nor abstaining from voting or failing to vote on the merger agreement proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger agreement proposal. A stockholder’s failure to make the written demand prior to the taking of the vote on the merger agreement proposal at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record, and must reasonably inform the Company of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

A STOCKHOLDER WHO HOLDS ITS SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISHES TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH ITS BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Continental Building Products, Inc.
12950 Worldgate Drive, Suite 700
Herndon, Virginia 20170
Attn: Corporate Secretary

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the Company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within 10 days after the effective time, the surviving corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the merger agreement proposal, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holder of shares of common stock who desires to have its shares appraised should initiate all necessary action to perfect its appraisal rights in respect of its shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon request given in writing, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption and approval of the merger agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must give this statement to the requesting stockholder within 10 days after receipt of the request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of shares of a class of stock who assert appraisal rights unless (x) the total number of such shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of the class of stock entitled to appraisal, measured in accordance with subsection (g) of Section 262 or (y) the value of the merger consideration in respect of the such total number of shares for which appraisal rights have been pursued and perfected exceeds $1 million.

Determination of Fair Value

After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the preceding sentence only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

A stockholder considering seeking appraisal should be aware that the fair value of its shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration it would receive pursuant to the merger if it did not seek appraisal of its shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither the Company nor Parent anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and each of the Company and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the effective time. If no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Whether or not the Company will hold its 2020 annual meeting of stockholders will depend on the ultimate timeline for completing the merger.

To the extent the Company holds its 2020 annual meeting of stockholders, only stockholders meeting certain criteria outlined in the Company’s Bylaws are eligible to submit nominations for election to the Company Board or to bring other proper business before an annual meeting. Under the Company’s Bylaws, stockholders who wish to nominate persons for election to the Company Board or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Company Board and other proper business for consideration at the 2020 annual meeting of stockholders must be submitted to the Company no earlier than January 2, 2020 and no later than February 1, 2020. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock, in each case as set forth in the Company’s Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. Notices must be delivered to the Secretary of the Company in writing at its principle executive offices at Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170. If timely notice of a matter is not received by the Company (or if notice is timely but the stockholder fails to satisfy the requirements of SEC Rule 14a-4), then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the matter is raised at the annual meeting.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2020 annual meeting, stockholder proposals must have been received by the Secretary of the Company no later than November 19, 2019.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and any amendments or supplements thereto and other information with the SEC. The Company’s public filings are available to the public free of charge on the website maintained by the SEC at http://www.sec.gov and on the Company’s website at http://www.continental-bp.com, and may also be obtained through other document retrieval services. Information contained on our website or connected thereto does not constitute a part of this proxy statement.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. Similarly, the information that the Company later files with the SEC may update and supersede the information in this proxy statement. Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the complete text of that contract or other document filed as an exhibit with the SEC.

The Company also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;
•	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 3, 2019, August 2, 2019 and November 12, 2019, respectively;
•	the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2019, that are incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018; and
•	the Company’s Current Reports on Form 8-K filed on May 7, 2019, November 12, 2019, November 13, 2019 and December 9, 2019 (other than any disclosure or exhibit deemed to be furnished but not filed in such Current Reports on Form 8-K).

The Company will furnish without charge a copy of the Company’s annual, quarterly and current reports, including any financial statements and schedules thereto, to any person, including any beneficial owner of the common stock, to whom this proxy statement is delivered, upon written request directed to the Company. The Company will also furnish copies of any exhibits to such filings to eligible persons upon request at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person.

Annex A

AGREEMENT AND PLAN OF MERGER

among

CERTAINTEED GYPSUM AND CEILINGS USA, INC.,

CUPERTINO MERGER SUB, INC.,

CONTINENTAL BUILDING PRODUCTS, INC.

and, solely for purposes of Section 5.2 and, to the extent related thereto, Article VIII,

COMPAGNIE DE SAINT-GOBAIN S.A.

Dated as of November 12, 2019

A-i

(Continued)

A-ii

(Continued)

A-iii

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	5.4(b)
Acquisition Proposal	5.4(g)(i)
Action	3.9
Adverse Recommendation Change	5.4(c)
Affiliate	8.3(a)
Agreement	Preamble
AML Laws	3.25(d)
Anticorruption Laws	3.25(a)
Antitrust Laws	3.25(e)
Book-Entry Shares	2.3(b)
Business Day	8.3(b)
Certificate of Merger	1.3
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	3.3
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	Article III
Company Employee	5.8(a)
Company Equity Plans	2.2(a)
Company ESPP	2.2(g)
Company IP	3.18(a)
Company Plan	3.11(a)
Company PRSU	2.2(c)
Company Recommendation	Recitals
Company Registered IP	3.18(a)
Company Released Parties	7.3(b)
Company RSU	2.2(b)
Company SEC Documents	3.5(a)
Company Stock Awards	2.2(f)
Company Stock Option	2.2(a)
Company Stockholder Approval	3.3
Company Stockholders Meeting	5.5(b)
Company Subsidiary Securities	3.1(c)
Confidentiality Agreement	5.6(b)
Consents	5.7(b)
Contract	3.4(a)
control	8.3(c)
Delaware Secretary of State	1.3
DGCL	1.1
Dissenting Shares	2.5
DTC	2.3(e)
DTC Payment	2.3(e)
Effective Time	1.3
Environmental Laws	3.13(c)(i)
Environmental Permits	3.13(c)(ii)

A-iv

INDEX OF DEFINED TERMS
(Continued)

Definition	Location
ERISA	3.11(a)
ERISA Affiliates	3.11(b)(ix)
Exchange Act	3.4(b)
Export Control Laws	3.25(c)
Facilities	3.17
First Extension Time	7.1(b)(i)
GAAP	3.5(b)
Governmental Entity	3.4(b)
Guaranteed Obligations	5.2
Guarantor	Preamble
HSR Act	3.4(b)
Indebtedness	5.17
Indemnified Parties	5.12(a)
Intellectual Property	3.18(f)
Intervening Event	5.4(g)(ii)
IRS	3.11(a)
knowledge	8.3(d)
Law	3.4(a)
Liens	3.2(a)
Material Adverse Effect	3.1(a)
Material Contract	3.15
Materials of Environmental Concern	3.13(c)(iii)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
NYSE	3.4(b)
Parent	Preamble
Parent Disclosure Letter	Section 4.6
Parent Material Adverse Effect	4.1(a)
Parent Plan	5.8(c)
Parent Released Parties	7.3(c)
Parent Termination Fee	7.3(c)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Permits	3.10
Person	8.3(e)
Preferred Stock	3.2(a)
Proxy Statement	3.7
Release	3.13(c)(iv)
Representatives	5.4(a)
Restraint	7.1(b)(ii)
Sanctioned Country	3.25(b)(i)
Sanctioned Person	3.25(b)(ii)
Sanctions	3.25(b)(iii)
SEC	3.5(a)
Second Extension Time	7.1(b)(i)
Securities Act	3.5(a)

A-v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location
Seven Hills	3.1(c)
Seven Hills Interest	3.1(c)
Shares	Recitals
Subsidiary	8.3(f)
Superior Proposal	5.4(g)(ii)
Superior Proposal Notice	5.4(d)(A)
Surviving Corporation	1.1
Takeover Laws	3.19
Tax Returns	3.14(l)(ii)
Taxes	3.14(l)(i)
Termination Date	7.1(b)(i)
Termination Fee	7.3(b)
Top Customers	3.24
Top Suppliers	3.23
Trade Secrets	3.18(f)
WARN Act	3.12(c)
Willful Breach	7.2

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 12, 2019, between CertainTeed Gypsum and Ceilings USA, Inc., a Delaware corporation (“Parent”), Cupertino Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), Continental Building Products, Inc., a Delaware corporation (the “Company”), and solely for purposes of Section 5.2 and, to the extent related thereto, Article VIII, Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France (the “Guarantor”).

RECITALS

WHEREAS, the parties intend to effect the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of the Company and its stockholders, (b) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that this Agreement be submitted for consideration at the Company Stockholders Meeting and (d) resolved to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, the Board of Directors of Parent has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and fair to and in the best interests of Parent, and (b) approved, authorized, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Guarantor has unanimously approved the transactions contemplated by this Agreement in accordance with applicable Law;

WHEREAS, Parent, in its capacity as the sole stockholder of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub, to authorize, adopt and approve this Agreement and to approve the consummation of the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Guarantor, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1   The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.

Section 1.2   Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the Merger will take place (a) at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York at 10:00 a.m., Eastern time, on the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or (b) at such other place or date as may be agreed in writing by Parent and the Company (the date on which the Closing actually occurs is referred to as the “Closing Date”).

Section 1.3   Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4   Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5   Certificate of Incorporation; Bylaws.

(a)   At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the date hereof, except that (i) the name of the corporation shall be the name of the Company and (ii) Article X of the Company Charter shall be included in the certificate of incorporation of Merger Sub, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)   At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the date hereof, except that (i) the name of the corporation shall be the name of the Company and (ii) the provisions related to indemnification, exculpation and advancement of expenses shall be identical to those set forth in the Company Bylaws as of the date of this Agreement, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6   Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7   Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

Section 2.1   Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)   Each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $37.00 in cash (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 2.3, without interest.

(b)   Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)   Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d)   If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to provide the same aggregate Merger Consideration payable in respect of all the Shares contemplated by this Agreement prior to such change. Nothing in this Section 2.1(d) shall be construed as permitting the Company to take any action that is otherwise prohibited by this Agreement.

Section 2.2   Treatment of Company Options and Other Equity-Based Awards.

(a)   Immediately prior to the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under any stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company, including the Company’s 2014 Stock Incentive Plan (the “Company Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled and, in exchange therefor, the Surviving Corporation shall pay to each former holder thereof following the Effective Time an amount in cash (without interest) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option, rounded to the nearest cent; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(b)   Immediately prior to the Effective Time, each then-outstanding time-based restricted stock unit (each, a “Company RSU”) granted under any Company Equity Plan, whether or not vested, shall be canceled and, in exchange therefor, the Surviving Corporation shall pay to each former holder thereof following the Effective Time an amount in cash (without interest) equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company RSU, rounded to the nearest cent.

(c)   Immediately prior to the Effective Time, each then-outstanding performance restricted stock unit (each, a “Company PRSU”) granted under any Company Equity Plan, whether or not vested, shall be canceled and, in exchange therefor, the Surviving Corporation shall pay to each former holder thereof following the Effective Time an amount in cash (without interest) equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Company PRSU, assuming achievement of the applicable performance goals under such Company PRSU at the target level of attainment.

(d)   The Surviving Corporation shall pay the holders of Company Stock Options, Company RSUs and Company PRSUs the cash payments described in this Section 2.2 through the Surviving Corporation’s payroll system promptly after the Effective Time, but in any event not later than the first regular payroll cycle following the Effective Time.

(e)   Prior to the Effective Time, the Company shall take any actions which are necessary to effectuate the provisions of Section 2.2(a), Section 2.2(b), Section 2.2(c), Section 2.2(d) and Section 2.2(e), it being understood and agreed that from and after the Effective Time, no holder of any Company Stock Option, Company RSU or Company PRSU (collectively, the “Company Stock Awards”) shall have any right with respect to any Company Stock Award other than to receive the payments provided for in this Section 2.2, if any.

(f)   As soon as practicable following the date of this Agreement, the Company shall take all actions reasonably necessary to terminate the Company’s Employee Stock Purchase Plan (the “Company ESPP”) as of immediately prior to the Effective Time. No offering period is open under the Company ESPP as of the date of this Agreement and, from and after the date of this Agreement, the Company shall not permit any new offering period to commence under the Company ESPP.

(g)   Notwithstanding anything to the contrary set forth herein, as of the Effective Time, the RSUs (as defined in the Company Disclosure Letter) described in Item 1 of Section 5.1(b)(ii) of the Company Disclosure Letter will be treated in accordance with the terms set forth in Item 1 of Section 5.1(b)(ii) of the Company Disclosure Letter.

(h)   Prior to the Effective Time, the Company shall adopt such resolutions as may be reasonably required to effectuate the provisions of this Section 2.2.

Section 2.3   Payment.

(a)   Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with a paying agent selected by Parent and reasonably acceptable to the Company (the “Paying Agent”) for the payment and delivery of the Merger Consideration to stockholders of the Company as provided in this Article II. Prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to make all payments pursuant to this Article II (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II, except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article II.

(b)   Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal, “agent’s message” or other documents to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates of Book-Entry Shares.

(c)   If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (i) such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d)   Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(e)   Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of

Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f)   All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares other than the right to receive the applicable Merger Consideration, subject to applicable Law in the case of Dissenting Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g)   The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to Guarantor, Parent or the Surviving Corporation, as directed by Parent.

(h)   At any time following the date that is the first anniversary of the Effective Time, the Parent shall be entitled to require the Paying Agent to deliver to it or Guarantor or the Surviving Corporation any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares.

(i)   If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary or otherwise requested by Parent, the making by such Person of an indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4   Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. Any such withholding required with respect to any payment that is treated as compensation to the Company employees and service providers (including, for the avoidance of doubt, the compensatory payments described in Section 2.2(e)) shall be done in accordance with the payroll practices of the Company. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5   Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a) (less any payments made by the Surviving Corporation with respect to such Shares before entry of judgment in accordance with Section 262(h) of the DGCL). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior consent of Parent, make or offer to make any payment with respect to, compromise or settle or offer to compromise or settle, or otherwise negotiate any such demands.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents (but excluding any risk factor disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer that are predictive or forward-looking in nature, in each case, other than any specific factual information contained therein); provided that in no event shall any disclosure in any Company SEC Document qualify or limit the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3, the first sentence of Section 3.8, Section 3.19, Section 3.21 or Section 3.22, or (b) as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1   Organization, Standing and Power.

(a)   The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, condition, state of facts, circumstance, occurrence or effect that, individually or in the aggregate (x) has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, other than any such event, change, condition, state of facts, circumstance, occurrence or effect to the extent arising out of or resulting from (1) changes in general economic, financial market, business, regulatory, social or geopolitical conditions in the United States or any country in which the Company or its Subsidiaries operate, (2) changes or developments in any of the industries in which the Company or its Subsidiaries operate, (3) changes in any applicable Laws or other legal regulatory conditions (or the official interpretation thereof), or changes in accounting regulations or principles, (4) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to any such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (5) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to any such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) acts of God, natural disasters, weather conditions or national or international political or social conditions, including the engagement in, or escalation, outbreak or worsening of, hostilities in or by any country or the occurrence of any act of war or any similar act of terrorism, (7) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any stockholder of the Company against the Company Board alleging that the Company Board breached its fiduciary duties in connection with the approval of this Agreement, and including any termination of, reduction in, or other negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement of this Agreement or the identity of Guarantor or Parent, or any action taken by a business competitor due in whole or in part to the announcement of this Agreement and the transactions contemplated hereby, (8) the performance of this Agreement (other than Section 5.1 of this Agreement), including any action taken by any party in order to obtain approvals under the HSR Act or any other applicable Antitrust Law, or (9) any actions taken (or omitted to be taken) at the written request or with the written consent, of Parent; provided, that any event, change, condition, state of facts, circumstance, occurrence or effect otherwise excluded by any of the foregoing clauses (1), (2), (3) or (6) shall be taken into account in determining the occurrence of a Material Adverse Effect to the extent disproportionately impacting the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the industries in which the Company and its Subsidiaries operate; or (y) would prevent, materially impair, or materially delay the performance by the Company of, or has or would have a material adverse effect on the ability of the Company to perform, its obligations under this Agreement.

(b)   The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect.

(c)   Each of the Company’s Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in each case of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company (collectively, the “Company Subsidiary Securities”) and the Seven Hills Interest is owned, directly or indirectly, by the Company, free and clear of any Lien, except for Liens imposed by applicable securities Laws and all such Company Subsidiary Securities are validly issued, fully paid and nonassessable. Except for the Company Subsidiary Securities, there are no issued, reserved for issuance or outstanding (A) capital stock or other voting securities of any of the Subsidiaries of the Company, (B) any other securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (C) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (D) stock options, restricted shares, stock appreciation rights, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. “Seven Hills” means Seven Hills Paperboard, LLC, a Delaware limited liability company. The “Seven Hills Interest” means 51% of the issued and outstanding equity interests of Seven Hills owned by a Subsidiary of the Company.

Section 3.2   Capital Stock.

(a)   The authorized capital stock of the Company consists of (a) 190,000,000 Shares and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of November 8, 2019 (the “Measurement Date”), (i) 44,533,125 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) 9,851,553 Shares were held in treasury, (iii) no shares of Preferred Stock were outstanding, (iv) 825,774 Shares were reserved and available for issuance pursuant to the Company Equity Plans (including 568,785 Shares available for issuance pursuant to the Company ESPP), of which amount (A) 35,525 Shares were underlying outstanding Company Stock Options, (B) 202,621 Shares were underlying outstanding Company RSUs and (C) 130,527 Shares were underlying outstanding Company PRSUs. Except as set forth in the preceding sentence and except for changes since the Measurement Date resulting from issuance of Shares pursuant to Company Stock Options, Company RSUs, and Company PRSUs outstanding on the Measurement Date, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities or equity interests of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or equity interests of the Company or (3) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable for capital stock voting securities or equity interests of the Company or other rights with a value based in whole or in part on any shares of capital stock, voting securities or equity interests of the Company, (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock, voting securities, equity interests or securities convertible into or exchangeable for capital stock, voting securities or equity interests of the Company and (C) there are no other options, calls, warrants or other rights (including preemptive and anti-dilutive rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or equity interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or any obligation for the Company to issue any equity securities of the Company. Each of the outstanding shares of capital stock and other equity interests of each of the Company’s Subsidiaries and, to the knowledge of the Company, the Seven Hills Interest, is (and all shares of capital stock reserved for issuance under the Company Equity Plans and Company ESPP and under Company Stock Options will be) duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for any such Liens imposed by applicable securities Laws. Section 3.2(a) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and the capitalization of Seven Hills and the jurisdiction of incorporation or organization of each of the foregoing. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. As of the date hereof, there are no declared but unpaid dividends of the Company.

(b)   Section 3.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Stock Awards outstanding as of November 8, 2019, specifying for each holder, on a holder-by-holder basis: (i) the number of shares subject to each such Company Stock Award (assuming target achievement for any Company PRSU), (ii) the grant date of each such Company Stock Award, (iii) the exercise price for each such Company Stock Award, to the extent applicable, and (iv) for each Company PRSU, the maximum, target and minimum payments that the Company PRSU holder could have received upon the achievement of (or the failure to achieve) the applicable performance goals under such Company PRSU. With respect to each grant of Company Stock Awards, (x) each such grant was made in accordance with the terms of the Company Equity Plans, the Exchange Act and all other applicable Law, including the rules of the NYSE, and (y) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Law.

Section 3.3   Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption and approval of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). As of the date hereof, the Board of Directors of the Company (the “Company Board”) has approved and declared advisable this Agreement and the transactions contemplated hereby and, subject to Section 5.4, has resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby. The Company Stockholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 3.4   No Conflict; Consents and Approvals.

(a)   The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any foreign, federal, state, regional or local constitution, law, rule, regulation, ordinance, order, judgment or decree and relevant official interpretations, whether statutory, common or otherwise (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, (iii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange (“NYSE”), (iv) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5   SEC Reports; Financial Statements.

(a)   The Company has filed, furnished or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2018 (all such forms, reports, statements, certificates and other documents filed since January 1, 2018 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is, or at any time since January 1, 2018 has been, required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents and no such Company SEC Document is, to the knowledge of the Company, the subject of ongoing review by the SEC.

(b)   The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC have been prepared in accordance with the books and records of the Company and United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2019 have been, and the unaudited financial statements of the Company (including any related notes thereto) for the fiscal quarter ended September 30, 2019, as filed with the SEC will have been, prepared in accordance with the books and records of the Company and GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)   Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand) and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d)   The Company maintains disclosure controls and procedures (as defined in Rule 13a 15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. The Company maintains internal control over financial reporting (as defined in Rule 13a 15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have significant roles in the Company’s internal control over financial reporting (and the Company has disclosed to Parent prior to the date of this Agreement any such significant deficiencies, material weaknesses or fraud). The Company has remediated any and all significant deficiencies and all material weaknesses in the design or operations of its internal control over financial reporting that were reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and were identified in the Company’s most recent evaluation of its internal control over financial reporting. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act of 2002, as amended. The Company has identified all uncertain Tax positions contained in all Tax Returns filed by the Company or its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Company Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

Section 3.6   No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2019 (or the notes thereto) included in the Company SEC Documents, (b) incurred in the ordinary course of business since June 30, 2019, (c) that have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement and (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7   Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 3.8   Absence of Certain Changes or Events. Since December 31, 2018, there has not been any event, change, condition, state of facts, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Since June 30, 2019, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would require Parent’s consent pursuant to Section 5.1(b)(iii), (v), (ix) through (xi), or (xvi).

Section 3.9   Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding, arbitration, mediation or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity. As of the date hereof, there are no Actions pending or, to the knowledge of the Company, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the transactions contemplated by this Agreement.

Section 3.10   Compliance with Laws. The Company and each of its Subsidiaries are, and have been since January 1, 2017, in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to Environmental Laws (which is the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect. All Permits are in full force and effect and to the knowledge of the Company, no suspension or cancellation of any such Permit is threatened, except where the failure to be in full force and effect or such suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2017, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 3.11   Benefit Plans.

(a)   The Company has provided to Parent a true and complete list of each material Company Plan. “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other stock purchase, stock option, or other equity or equity-based, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has had or has any present or future liability. With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other equivalent written communications by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

(b)   With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)   each Company Plan subject to ERISA has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii)   each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii)   there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv)   no Company Plan is subject to Title IV of ERISA or subject to Section 412 of the Code;

(v)   no Company Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA);

(vi)   the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;

(vii)   neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (whether contingent or otherwise) result in any (i) payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit or (ii) payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in the temporary and final regulations promulgated under the Code by the United States Department of Treasury Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code);

(viii)   each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code; and

(ix)   none of the Company, any of its Subsidiaries or any other entity that, together with the Company and any of its Subsidiaries, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (such entities, “ERISA Affiliates”) has incurred or reasonably expects to incur (either directly or indirectly, including as a result of any indemnification obligation) any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code or any foreign applicable Law or regulation relating to employee benefit plans, or under any Contract, statute, rule or legal requirement pursuant to or under which the Company or any of its Subsidiaries or any Company Plan has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such legal requirement, and no event, transaction or condition has occurred or exists that could result in any such material liability to the Company, any of its Subsidiaries, any of their ERISA Affiliates or, after the Effective Time, Parent or any of its Affiliates.

(c)   No Company Plan provides for and none of the Company nor any of its Affiliates is otherwise obligated to provide any gross-up or reimbursement of Taxes under Sections 409A or 4999 of the Code or otherwise.

Section 3.12   Labor Matters.

(a)   Except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has any liability with respect to any misclassification of any Person as an independent contractor rather than as an “employee,” with respect to any Company Employee leased from another employer or with respect to any Company Employee currently or formerly classified as exempt from overtime wages.

(c)   Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act (together with any similar state or local Law, the “WARN Act”), any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’

compensation, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and no claims relating to non-compliance with the foregoing are pending or, to the Company’s knowledge, threatened. Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, there are no outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing by the Company pursuant to any workplace safety and insurance/workers’ compensation Laws.

(d)   Except as set forth in Section 3.12(d) of the Company Disclosure Letter, to the knowledge of the Company, since January 1, 2017, (i) no allegations, claims or reports of sexual harassment, misconduct, discrimination or retaliation have been made to the Company or any of its Subsidiaries against or in respect of any executive officer, senior vice president, director or manager of the Company and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations, claims or reports of sexual harassment, misconduct, discrimination or retaliation by any Company Employee.

Section 3.13   Environmental Matters.

(a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are, and for the previous five years have been, in compliance with all applicable Environmental Laws, and possess and are, and for the previous five years have been, in compliance with all applicable Environmental Permits required under such Environmental Laws; (ii) there are no Materials of Environmental Concern at, on or under any property owned or operated by the Company or any of its Subsidiaries and there have no Releases of or exposure to Materials of Environmental Concern, whether on or off any property currently owned or operated or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, in each case except under circumstances that are not reasonably likely to result in liability of or a requirement for notification, remediation or investigation by the Company or any of its Subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any Release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such Release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its Subsidiaries has received any notice, claim or complaint, or is presently subject to any judgment, order, injunction, rule or decree of any Governmental Entity or any Action, relating to noncompliance with Environmental Laws or Environmental Permits or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened.

(b)   The Company has delivered to, or has otherwise made available for inspection by the Parent, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of the Company or any of its Subsidiaries related to environmental, health or safety matters or Materials of Environmental Concern.

(c)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i)   “Environmental Laws” means all Laws (A) relating to pollution, the protection or cleanup of the environment or natural resources, occupational health and safety and the management, manufacture, generation, labeling, registration, use, treatment, storage, transportation, handling, disposal, presence or Release of or exposure to Materials of Environmental Concern or (B) that regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

(ii)   “Environmental Permits” means all Permits required under applicable Environmental Laws.

(iii)   “Materials of Environmental Concern” means any pollutant, contaminant or hazardous, acutely hazardous, or toxic (or words of similar import) substance, material, chemical or waste identified, defined or regulated as such or the subject of liability or requirements for investigation or remediation under, or otherwise subject to, applicable Environmental Laws, including the federal

Comprehensive Environmental Response, Compensation and Liability Act, the federal Resource Conservation and Recovery Act or the Clean Air Act, including, without limitation, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls and radon.

(iv)   “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

Section 3.14   Taxes. Except for failures, violations, inaccuracies, omissions or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)   All Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed, all such Tax Returns were, at the time of filing, true and complete in all material respects, and all Taxes (whether or not shown on a Tax Return) required to be paid or withheld by the Company or any of its Subsidiaries have been timely paid or withheld.

(b)   Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax outside of the ordinary course of business.

(c)   No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Affiliates, except for statutory Liens for Taxes not yet delinquent or Taxes being contested in good faith by appropriate proceedings.

(d)   No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed in writing by any Governmental Entity.

(e)   No claim (which remains outstanding) has ever been made by any Governmental Entity in a jurisdiction where the Company or a Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(f)   Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) other than a group the common parent of which was the Company, (ii) is a party to any Tax sharing, indemnification or allocation agreement (other than any agreement the only parties to which are the Company and/or its Subsidiaries), or owe any amount under any such agreement (other than Tax indemnification clauses under customary commercial leases or contracts not primarily related to Taxes entered into in the ordinary course of business) (iii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or by operation of law or (iv) has ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(g)   Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” or “transaction of interest” as set forth in Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. law).

(h)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

(i)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law) entered into on or prior to the Closing Date, (iv) a change in the method of accounting for a period ending prior to or including the Closing Date, (v) an election pursuant to

Section 108(i) of the Code made effective on or prior to the Closing Date, (vi) any “gain recognition agreement” described in Treasury Regulations promulgated under Section 367 of the Code or the utilization of dual consolidated losses described in Treasury Regulations promulgated under Section 1503(d) of the Code (or, in each case, any corresponding provision of state, local or foreign income Tax Law) on or prior to the Closing Date or (vii) the application of Section 965 of the Code (including Section 965(h)).

(j)   (i) Neither the Company or any Subsidiary has engaged in an “extraordinary disposition” as set forth in Treasury Regulation Section 1.245A-5T(c)(3)(ii), there is no “extraordinary disposition account” with respect to any of the Company or any Subsidiary, or any equity interests with respect to such entities, (ii) there has not been an “extraordinary reduction” (as defined in Treasury Regulation Section 1.245A-5T(e)(2)(i)) with respect to any Subsidiary of the Company, and (iii) there is no “hybrid deduction account” with respect to any share of stock (or other instrument treated as equity for U.S. Tax purposes) of any Subsidiary of the Company, within the meaning of Proposed Treasury Regulation Section 1.245A(e)-1.

(k)   Neither the Company nor any of its Subsidiaries is or has, in the five year period ending on the date hereof, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(l)   As used in this Agreement:

(i)   “Taxes” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) taxes, withholdings, or other like governmental assessment or charge of any kind whatsoever imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(ii)   “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return.

Section 3.15   Contracts. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract:

(a)   that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(b)   any Contract that imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person or in any geographic area, or any other provision that by its express terms materially restricts the conduct of any line of business or activities in connection with any product line by the Company or any of its Affiliates (or that following the Closing will materially restrict the ability of Parent or any of its Affiliates to engage in any line of business or activities in connection with any product line or in any geographic area or compete with any Person);

(c)   any Contract that (i) obligates the Company or any of its Subsidiaries (or following the Closing, Parent or any of its Affiliates) to conduct its or their respective businesses with any other Person on a preferential or exclusive basis, (ii) contains “most favored nation” or similar covenants or preferential treatment in favor of any other Person or (iii) is a requirements or “take or pay” Contract or otherwise requires the Company to purchase a minimum amount of a particular product from a supplier, in each case, in a manner that is material to the Company and its Subsidiaries, taken as a whole;

(d)   any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of its Subsidiaries that are $1,000,000 in excess of the Company’s capital expenditure budget that has been made available to Parent;

(e)   any Contract with or to a labor union or guild (including any collective bargaining agreement);

(f)   any Contract relating to Indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $1,000,000 that is not disclosed in the Company SEC Documents;

(g)   any Contract that grants any option, right of first refusal, right of first offer or similar right or any other Lien with respect to any material assets, rights or properties of the Company or its Subsidiaries;

(h)   any Contract that provides for the acquisition or disposition of any asset (other than acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations that are material to the Company or any of its Subsidiaries; and

(i)   any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, control, dissolution, wind-up, exit from or buyout of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries; and

(j)   any Contract to which a (i) Top Supplier or (ii) Top Customer is a party.

Each of the Contracts of the types described in this Section 3.15 is referred to as a “Material Contract”. Except for this Agreement and any Contract filed as an exhibit to the Company SEC Documents in unredacted form, the Company has made available to Parent or its Representatives a true, correct and complete copy of each Material Contract (including all amendments, modifications thereof) and Section 3.15 of the Company Disclosure Letter sets forth a correct and complete list of all Material Contracts. Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto. There are no material disputes pending or, to the knowledge of the Company, threatened with respect to any Material Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Material Contract to terminate for default, convenience or not renew any Material Contract, nor to the knowledge of the Company, is any such party threatening to do so. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, each of the representations and warranties set forth in Section 3.9 and Section 3.10 is true and correct with respect to Seven Hills. Except as otherwise set forth in the organizational documents of Seven Hills, neither the Company nor any of its Subsidiaries has entered into any agreement granting any Person the right to make a debt or equity investment in Seven Hills or acquire the Seven Hills Interest.

Section 3.16   Insurance. The Company has made available to Parent correct and complete copies of each material insurance policy that was available to the Company on the Business Day immediately preceding the date of this Agreement that provides coverage with respect to the Company or its Subsidiaries or their respective businesses, assets or liabilities (it being understood that any such policies that have recently been or are in the process of renewal and are not available to the Company have not been made available to Parent). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, (c) all premiums due on such policies have been paid and (d) the Company has not received notice of non-renewal, cancellation, termination or denial of coverage with respect to any such policy (other than receipt of customary reservation of rights letters).

Section 3.17   Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries has good title to all the properties and assets reflected in the unaudited balance sheet of the Company as at June 30, 2019 included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except (a) statutory Liens securing payments not yet due or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation and (c) such imperfections or irregularities or title, easements, rights of way and other Liens, whether or not of record, that do not materially affect the use of the properties or assets subject thereto for the purposes for which they are currently being used. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries is the lessee of all leasehold estates reflected in the unaudited balance sheet of the Company as at June 30, 2019 included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. Except as would not result in a Material Adverse Effect, the buildings and structures of the Facilities are structurally sound, in good operating condition, and are adequate for the uses to which they are being put, and none of such property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Section 3.17 of the Company Disclosure Letter sets forth the production capacity of each Facility as of the date of this Agreement. To the knowledge of the Company, (i) there are no existing, pending or threatened condemnation Actions or similar proceedings relating to any Facilities and (ii) there are no circumstances reasonably likely to cause a material production reduction or stoppage at any Facility and no such reduction or stoppage is planned. “Facilities” means collectively the Company’s manufacturing facilities in Buchanan, New York, Silver Grove, Kentucky and Palatka, Florida and each site complex individually is referred to as a “Facility”.

Section 3.18   Intellectual Property.

(a)   Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, service marks or tradenames (and applications for any of the foregoing), issued patents, patent applications, registered copyrights, applications to register any copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries owns, or has valid rights to use, and immediately after the Closing will continue to own and have such rights to use, all of the Intellectual Property necessary and sufficient to conduct the businesses of the Company, and all Company Registered IP and other Intellectual Property owned or purported to be owned by the Company or a Subsidiary of the Company (collectively, “Company IP”) is owned solely by the Company or one its Subsidiaries free and clear of all Liens. Each item of Company IP is valid, subsisting, and enforceable, and neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the scope, validity or enforceability of any Company IP.

(b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Person who has contributed to the creation or development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries has assigned in writing to the Company or one of its Subsidiaries all of such Person’s right, title and interest in, to and under all such Intellectual Property (to the extent that such rights do not vest initially in the Company or one of its Subsidiaries by operation of law), and (ii) no such Person owns, or has any right claim, or interest or option (including the right further remuneration or consideration) with respect to any such Intellectual Property or has made, or threatened to make, any assertion of any of the foregoing.

(c)   Each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets owned by or made available to the Company or any of its Subsidiaries, including taking commercially reasonable steps to safeguard any such Trade Secret that is accessible through computer systems or networks. To the knowledge of the Company, there have been no material breaches of such agreements by any party thereto or any losses of any material Trade Secret, in each case of or by the Company and any of its Subsidiaries.

(d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have not and are not infringing upon or misappropriating, diluting or otherwise violating any patents, copyrights, trademarks, trade secrets or other Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement or misappropriation has occurred or is occurring, (ii) to the knowledge of the Company, no third party is misappropriating, infringing, diluting or otherwise violating any Company IP and (iii) no Company IP is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the Company’s knowledge, there is no threatened proceeding (including in the form of cease and desist letters or invitations to license) in which a third party is alleging that one of the Company and its Subsidiaries, or the operation of the business of the Company and its Subsidiaries, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person.

(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have put in place commercially reasonable data protection and privacy policies and procedures to ensure the protection of personally identifiable data (that alone or together with other information could identify an individual natural person) in their possession or control and the Company and its Subsidiaries are in compliance with all such policies, all contractual obligations, and all applicable confidentiality and data security Laws. To the Company’s knowledge, there has been no unauthorized theft, disclosure or misuse of personally identifiable data of, or in the possession or control of, the Company or its Subsidiaries, and there have been no unauthorized breached of the security of the information technology systems of the Company or any of its Subsidiaries.

(f)   “Intellectual Property” means any and all intellectual property and similar proprietary rights worldwide, whether registered or unregistered, including all rights in and to: (i) all patents and patent applications, including continuations, continuations-in-part, divisionals, renewals, provisionals, substitutions, extensions, reexaminations and reissues and all inventions, invention disclosures, discoveries, improvements, methods and processes, whether or not patentable, (ii) trademarks, service marks, trade dress, trade names, domain names, logos and other source identifiers, and all registrations of, applications to register, and renewals of, the foregoing, and all associated goodwill, (iii) works of authorship, copyrights (including copyrights in software), and all registrations of, and applications to register, the foregoing, and moral rights (iv) databases and data (including all compilations thereof and all rights therein), (v) trade secrets (including those trade secrets defined in the Defend Trade Secrets Act of 2016 and corresponding foreign Law), and, to the extent confidential, algorithms, methods, processes and know-how (collectively, “Trade Secrets”), (vi) social media identifiers, (vii) designs and (viii) software.

Section 3.19   State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.6, no “fair price,” “moratorium,” “control share acquisition” or similar antitakeover statute or regulation, including Section 203 of the DGCL (collectively, “Takeover Laws”), apply to this Agreement or any of the transactions contemplated hereby. In the six months prior to the date hereof, the Company has not waived all or any portion of any standstill provision or similar provisions in any standstill agreement, confidentiality agreement or similar arrangement.

Section 3.20   Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document, as of the date hereof, no executive officer or director of the Company or stockholder of five percent (5%) or more of the Shares is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or any Top Customer or Top Supplier or has engaged in any material transaction with any of the foregoing within the last 12 months.

Section 3.21   Brokers. Except as set forth on Section 3.21 of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a correct and complete copy of any engagement letter or other Contract between the Company and the Persons set forth on Section 3.21 of the Company Disclosure Letter relating to the Merger and the other transactions contemplated by this Agreement.

Section 3.22   Opinion of Financial Advisor. Citigroup Global Markets Inc. has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing) to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. The Company shall, promptly following the execution and delivery of this Agreement by all parties hereto, furnish a true, correct and complete written copy of such opinion to Parent solely for informational purposes.

Section 3.23   Suppliers. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, (i) there has been no written or, to the knowledge of the Company, oral notice of termination of the business relationship of the Company or its Subsidiaries with any Top Suppliers given to or received from any such Top Supplier, (ii) there has been no material change in the pricing or other material terms of its business relationship with any Top Supplier in any material respect adverse to the Company or its Subsidiaries, including any inability of a Top Supplier to provide materials to the Company, and (iii) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other material terms of its business in any material respect adverse to the Company or its Subsidiaries, including as a result of a force majeure event or bankruptcy. “Top Suppliers” shall mean suppliers of gypsum and paper set forth in Section 3.23 of the Company Disclosure Letter.

Section 3.24   Customers. Section 3.24 of the Company Disclosure Letter sets forth a correct and complete list of the Top Customers. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, (i) there has been no written or, to the knowledge of the Company, oral notice of termination of the business relationship of the Company or its Subsidiaries with any Top Customer given to or received from any such Top Customer, (ii) there has been no material change in the pricing or other material terms of its business relationship with any Top Customer in any material respect adverse to the Company or its Subsidiaries and (iii) no Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other material terms of its business in any material respect adverse to the Company or its Subsidiaries, including as a result of a force majeure event or bankruptcy. “Top Customers” shall mean customers and partners with respect to which the Company and its Subsidiaries have sold more than $15,000,000 of goods or services during the twelve months ended September 30, 2019.

Section 3.25   Compliance. Except as would not, individually or in the aggregate, reasonably be expected to be expected to have a Material Adverse Effect:

(a)   Neither the Company, its Subsidiaries, any director, officer or employee of the Company or its Subsidiaries, nor, to the knowledge of the Company, any agent or other Person acting for or on behalf of the Company or any of its Subsidiaries has violated the U.S. Foreign Corrupt Practices Act or made a material violation of any other Anticorruption Laws. “Anticorruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the U.K. Bribery Act 2010, and any other anti-bribery or anticorruption applicable Laws.

(b)   Neither the Company, its Subsidiaries, nor any directors, officers or employees of the Company or its Subsidiaries is a Sanctioned Person, nor is the Company or any of its Subsidiaries located, organized or resident in a Sanctioned Country. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries have conducted any transactions or other business with any Sanctioned Person or any person located, organized or resident in a Sanctioned Country. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are currently in compliance with, and at all times since January 1, 2017 years have been in compliance with, and have not engaged in any conduct sanctionable under any applicable Sanctions, and there are not now, nor have there been since January 1, 2017, any formal or informal proceedings, allegations, investigations, or inquiries pending, expected or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of the respective directors, officers or employees of the Company or its Subsidiaries concerning violations or potential violations of, or conduct sanctionable under any Sanctions.

(i)   “Sanctioned Country” means any country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (including, currently, Crimea, Cuba, Iran, North Korea, and Syria).

(ii)   “Sanctioned Person” means is a Person with whom dealings are restricted or prohibited by, or are sanctionable under any Sanctions.

(iii)   “Sanctions” means any economic sanctions or trade restrictions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or any other authority with jurisdiction over the Company or its Subsidiaries.

(c)   Neither the Company nor any of its Subsidiaries has exported, reexported or retransferred any article, item, component, software, technology, service or technical data or taken any other act in violation of any Export Control Laws. “Export Control Laws” means any export control applicable Laws, including the International Traffic in Arms Regulations and the Export Administration Regulations.

(d)   Neither the Company nor its Subsidiaries has made a violation of any AML Laws. “AML Laws” means the (i) USA Patriot Act of 2001, (ii) the U.S. Money Laundering Control Act of 1986, as amended, (iii) the Bank Secrecy Act or (iv) any other money laundering or financial recordkeeping applicable Laws.

(e)   Neither the Company nor its Subsidiaries, directors, officers or employees is in violation of, or has violated, any applicable Antitrust Laws. “Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the HSR Act or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar applicable Laws.

(f)   The Company and its Subsidiaries have and have implemented policies and controls reasonably designed to ensure effective compliance with the Anticorruption Laws, Sanctions, Export Control Laws, AML Laws and Antitrust Laws.

Section 3.26   No Other Representations or Warranties. Except for the representations and warranties contained in Article IV and in any certificate delivered hereunder, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, and, to the extent expressly set forth below, Guarantor, represent and warrant to the Company as follows:

Section 4.1   Organization, Standing and Power; Ownership and Operations of Merger Sub.

(a)   Each of Guarantor, Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware (solely in the case of Parent and Merger Sub) and a société anonyme duly organized under the laws of France (solely in the case of Guarantor), (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence, circumstance or effect that would prevent, materially delay or materially impede the performance by Guarantor, Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(b)   Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Parent, in turn, is a wholly-owned indirect subsidiary of Guarantor.

Section 4.2   Authority. Each of Parent, Merger Sub and Guarantor has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent, Merger Sub or Guarantor are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. The board of directors of Guarantor has approved the transactions contemplated by this Agreement in accordance with applicable Law. This Agreement has been duly executed and delivered by Parent, Merger Sub and Guarantor and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent, Merger Sub and Guarantor, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity and to the extent Guarantor is party hereto for the limited purposes set forth herein). No vote or consent of the holders of any class or series of capital stock of Parent or Guarantor is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred within one Business Day following the date hereof) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.3   No Conflict; Consents and Approvals.

(a)   The execution, delivery and performance of this Agreement by Parent, Merger Sub and Guarantor, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent, Merger Sub or Guarantor, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent, Merger Sub or Guarantor or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent, Merger Sub or Guarantor is a party or by which Parent, Merger Sub or Guarantor or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)   The execution, delivery and performance of this Agreement by Parent, Merger Sub and Guarantor, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) the filings required under the HSR Act and any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, (iii) such filings as necessary for the Company to comply with the applicable requirements of the NYSE, (iv) the filing of the Certificate of Merger with the Delaware

Secretary of State as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4   Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5   Financing. Parent and Merger Sub currently have and will have, at the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the transactions contemplated hereby, including payment of all amounts required to be paid pursuant to Article II, and to pay all related fees and expenses.

Section 4.6   Parent Facility Capacity. Section 4.6 of the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Letter”) sets forth the production capacity for each of Parent’s manufacturing facilities set forth on such schedule.

Section 4.7   Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.8   Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement for which the Company may become liable prior to the Effective Time based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.9   Access to Information. Each of Parent and Merger Sub acknowledges (a) it is not relying nor has it relied on any express or implied representations or warranties except for those expressly made by the Company in Article III and in any certificate delivered hereunder, (b) except for the representations and warranties contained in Article III and in any certificate delivered hereunder, neither the Company nor any other Person on behalf of the Company makes (or has made) any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, and (c) neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or their respective Affiliates and Representatives resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement. Parent and Merger Sub each acknowledges and agrees that it (i) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (ii) has had access to the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has requested to review, (iii) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and (iv) has relied solely on the representations and warranties made by the Company expressly set forth in Article III and in any certificate delivered hereunder.

ARTICLE V
COVENANTS

Section 5.1   Conduct of Business of the Company.

(a)   The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as required by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course of business, and use its reasonable best efforts to preserve substantially intact its business organization and to preserve in all material respects its present relationships with Governmental Entities, customers, suppliers and other Persons with which it has material business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b).

(b)   Without limiting the generality of Section 5.1(b), between the date of this Agreement and the Effective Time, except (w) as required by this Agreement, (x) as disclosed in Section 5.1 of the Company Disclosure Letter, (y) as required by applicable Law or (z) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i)   amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii)   issue, deliver, sell, pledge, dispose of or subject to a Lien any shares of capital stock or other equity interests, or grant to any Person any right to acquire any shares of its capital stock or other equity interests, except (A) in connection with the due exercise, settlement or vesting of Company Stock Options, Company RSUs or Company PRSUs in each case, that is outstanding as of the date hereof, in accordance with the terms of any Company Plan and (B) as required by any Company Plan as in effect on the date hereof;

(iii)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);

(iv)   adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock or other equity interests of the Company (except in connection with the cashless exercise or similar transactions pursuant to the exercise of Company Stock Options or settlement of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests;

(v)   (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value or for consideration (including assumption of Indebtedness and other liabilities) in excess of $2,000,000 individually or $5,000,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts (to the extent the Company has provided true and complete copies of such Contracts to Parent prior to the date of this Agreement) and other than capital expenditures to acquire assets as set forth on the Company’s capital expenditure budget included as Section 5.1(b)(vii) of the Company Disclosure Letter; (B) sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, having a value or for consideration (including assumption of Indebtedness and other liabilities) in excess of $2,000,000 individually or $5,000,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business or pursuant to existing Contracts (to the extent the Company has provided true and complete copies of such Contracts to Parent prior to the date of this Agreement);

(vi)   (A) other than in the ordinary course of business consistent with past practice, enter into, amend, terminate, fail to renew or grant any waiver under any Material Contract or any other Contract that would constitute a Material Contract if in existence on the date hereof or consent to any action set forth in Section 8.1 of the Material Contract set forth in Section 3.15(i)(2) of the Company Disclosure Letter, (B) amend or enter into any engagement letter or other Contract with any Person of the type described in Section 3.21 or (C) other than in the ordinary course of business consistent with past practice, waive any material rights or grant any material release;

(vii)   authorize or make any capital expenditures, other than (x) capital expenditures set forth on the Company’s capital expenditure budget included as Section 5.1(b)(vii) of the Company Disclosure Letter and (ii) capital expenditures not set forth on the Company’s capital expenditure budget in an amount not to exceed $5,000,000 in the aggregate;

(viii)   (A) make any loans, advances or capital contributions to, or debt or equity investments in, any other Person (other than a Subsidiary of the Company), (B) incur, redeem or repurchase any Indebtedness for borrowed money or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the Indebtedness or other obligations of another Person, in each case (1) in excess of $1,000,000 individually or $3,000,000 in the aggregate or (2) other than in the ordinary course of business consistent with past practice;

(ix)   except to the extent required by applicable Law (including Section 409A of the Code), any Company Plan as in effect as of the date hereof, or by Section 2.2 of this Agreement (A) establish, adopt, materially amend or terminate any Company Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, other than any such amendments to existing Company Plans that are made in the ordinary course of business consistent with past practice or do not materially increase the aggregate annual cost to the Company of maintaining such Company Plan; provided that no such amendment shall include or increase any change-in-control or severance payments without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (B) increase or announce any increase in the compensation payable or to become payable to any Company Employee (other than increases in annual base salaries or wage rates made in the ordinary course of business consistent with past practice, which increases shall not (1) in the aggregate be more than 4% of the aggregate base salaries and wage rates of all Company Employees as of the date of this Agreement and (2) be more than 10% with respect to any Company Employee on an individual basis as of the date of this Agreement), (C) pay or award, or commit to pay or award, any bonuses of incentive compensation (whether cash, equity or equity-based) or (D) accelerate the time of vesting or payment of any award under any Company Plan or otherwise;

(x)   terminate the employment of any executive officer, other than terminations for Cause (as defined in the Company’s 2014 Stock Incentive Plan), or, without the consent of Parent (A) hire any executive officer (which consent of Parent shall not be unreasonably withheld, conditioned or delayed) or (B) conduct any widespread terminations or mass layoffs;

(xi)   implement or adopt any change in its methods, principles, policies or practices of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii)   without limiting Section 2.5, Section 5.7 and Section 5.16, compromise, without the prior consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), settle or agree to settle (A) any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements that involve only the payment of money damages (1) not in excess of $1,000,000 individually or $5,000,000 in the aggregate or (2) consistent with the specific reserves for such Action reflected in the Company’s balance sheet at June 30, 2019 or (B) the Action set forth in Section 5.1(b)(xii) of the Company Disclosure Letter;

(xiii)   abandon or discontinue any existing line of business or enter into a new line of business;

(xiv)   take the action specified in Section 5.1(b)(xiv) of the Company Disclosure Letter;

(xv)   (A) sell, transfer, assign, dispose of or otherwise subject to any Lien any Company IP, or license any material Intellectual Property constituting Company IP, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practice, solely with respect to the use of the services of the Company and its Subsidiaries, (B) take any action or fail to take any action, if such action or failure to take action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any material Company Registered IP or other material Intellectual Property constituting Company IP or (C) enter into a license, Contract or other arrangement pursuant to which any third-party Intellectual Property that is material to the business of the Company or any of its Subsidiaries is licensed or made available to the Company or any of its Subsidiaries (other than Contracts for commercial off-the-shelf software);

(xvi)   materially reduce the amount of insurance coverage or fail to renew, maintain or comply with the terms of any material existing insurance policies or fail to timely make or prosecute a claim for insurance coverage;

(xvii)   other than in the ordinary course of business, enter into any transaction with any stockholder, director or officer of the Company or any of its Subsidiaries;

(xviii)   adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, of the Company or any of its Subsidiaries, file a petition in bankruptcy under any provisions of applicable Law on behalf of the Company or any of its Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of its Subsidiaries under any similar applicable Law;

(xix)   make, change or revoke any material Tax election, change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement within the meaning of Section 7121 of the Code (or any comparable provision of state, local or foreign Law) with respect to a material amount of Taxes, request any material Tax ruling, settle or compromise any material Tax proceeding, or surrender any claim for a material refund of Taxes, except that the Company or any Subsidiary may settle or compromise Tax audits or proceedings that do not exceed the amount of uncertain Tax positions reflected on the unaudited balance sheet of the Company as at June 30, 2019 that are subject of such audit or proceeding; or

(xx)   agree to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xix).

Section 5.2   Guarantee. In connection with the transactions contemplated by this Agreement, Guarantor hereby guarantees the due, punctual and complete performance and payment in full of all obligations of Parent and Merger Sub under, or in respect of, this Agreement (including payment of the Parent Termination Fee), if, as and when due and payable or required to be performed pursuant to any provisions of this Agreement, subject to the terms and conditions hereof (collectively, the “Guaranteed Obligations”). The obligations of Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination, in each case, by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. Notwithstanding the foregoing, Guarantor retains defenses related to the Guaranteed Obligations that are available to Parent or Merger Sub hereunder (including as a result of breach by the Company of this Agreement). Guarantor is a party to this Agreement solely for purposes of this Section 5.2 and, to the extent related thereto, Article VIII.

Section 5.3   No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Guarantor’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Guarantor shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4   Acquisition Proposals.

(a)   The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and their respective officers, directors, employees, agents and representatives, including any investment banker, attorney or accountant retained by or acting on the behalf of the Company or any of its Subsidiaries acting in their capacity as such (collectively, “Representatives”) not to (i) initiate, solicit or knowingly encourage or facilitate any inquiries, proposals, expressions of interest, offers or requests for information or data with respect to, or that would reasonably be expected to lead to, the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions or to seek clarification regarding the terms of an Acquisition Proposal) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) enter into any Contract relating to an Acquisition Proposal or (iv) resolve or agree to do any of the foregoing; provided, however, it is understood and agreed that any determination or action by the Company Board or the Company expressly permitted under Section 5.4(b) or (c) or Section 7.1(c)(ii) shall not be deemed to be a breach of this Section 5.4(a). The Company agrees that it will immediately (A) cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal, (B) terminate access by any other Person and its Representatives to any physical or electronic data room or other access to data or information by the Company or any of its Subsidiaries, in each case, relating to or in connection with, any Acquisition Proposal or any transaction of the type described in the definition of Acquisition Proposal, (C) request the prompt return or destruction of all non-public information provided to any other Person or its Representatives in the 12 months immediately preceding the date of this Agreement in connection with any inquiry, expression of interest, proposal, offer or request for information that would reasonably be expected to result in an Acquisition Proposal and (D) enforce, and not waive or modify, the provisions of any confidentiality or non-disclosure agreement entered into with respect to any Acquisition Proposal or any potential transaction of the type described in the definition of Acquisition Proposal (except for any standstill provision in such confidentiality or non-disclosure agreement). It is agreed that any breach of this Section 5.4 by any Representative of the Company or any of its Subsidiaries shall constitute a breach of this Section 5.4 by the Company.

(b)   Notwithstanding anything to the contrary in Section 5.4(a), at any time prior to obtaining the Company Stockholder Approval, the Company may, if it receives an unsolicited bona fide written Acquisition Proposal after the date hereof that has not been withdrawn and did not result from a material breach of this Section 5.4 and the Company Board determines in good faith following consultation with its outside legal counsel and financial advisor (x) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (y) that the failure to furnish information to the Person making such Acquisition Proposal and participate in discussions and negotiations with such Person and its Representatives regarding such Acquisition Proposal would reasonably be expected to be inconsistent with the Company Board’s exercise of its fiduciary duties under applicable Law, (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (provided that prior to furnishing such information the Company and such Person enter into a confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision; provided that if the Company enters into a confidentiality agreement without a standstill or waives an existing standstill the Company Board will waive the standstill provisions in the Confidentiality Agreement) (an “Acceptable Confidentiality Agreement”)) and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, however, that the Company shall (x) promptly (and in any event within 24 hours) provide or make available to Parent any non-public information or data provided to or made available to the Person making such Acquisition Proposal or its Representatives that was not previously provided or made available to Parent and (y) give Parent written notice of any such determination made pursuant to this Section 5.4(b) prior to furnishing any such information or engaging in such discussions or negotiations.

(c)   Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub the Company Recommendation, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other Takeover Law, (iv) fail to publicly reaffirm the Company Recommendation within five Business Days after Parent so requests in writing in response to an Acquisition Proposal, (v) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten Business Days after the commencement of such Acquisition Proposal or any material amendment of such Acquisition Proposal, (vi) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of such actions in clauses (i) through (vi), an “Adverse Recommendation Change”) or (vii) allow the Company or any of its Subsidiaries to execute or enter into any Contract (other than an Acceptable Confidentiality Agreement to the extent expressly permitted by Section 5.4(b)) with any other Person relating to any Acquisition Proposal. Notwithstanding anything to the contrary in this Section 5.4(c), if, prior to obtaining the Company Stockholder Approval and following compliance with Section 5.4(d), (A) in response to an Intervening Event, the Company Board determines in good faith, after consultation with outside counsel and financial advisor that the failure to do so would reasonably be expected to be inconsistent with the Company Board’s exercise of its fiduciary duties under applicable Law, the Company Board or any committee thereof may effect an Adverse Recommendation Change (under clause (i) or (ii) of the definition thereof) and/or (B) the Company receives an unsolicited written bona fide Acquisition Proposal that has not been withdrawn and did not result from a material breach of Section 5.4 and the Company Board determines in good faith after consultation with its outside counsel and financial advisor that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the exercise of the Company Board’s fiduciary duties under applicable Law, then (x) the Company Board may make an Adverse Recommendation Change and (y) the Company, upon receiving authorization from the Company Board, may enter into a definitive acquisition agreement with respect to such Superior Proposal if, with respect to this clause (y), the Company concurrently terminates this Agreement in accordance with Section 7.1(c)(ii).

(d)

(i)   Notwithstanding anything in this Agreement to the contrary, the Company Board shall not be entitled to effect an Adverse Recommendation Change or terminate or authorize the termination of this Agreement in accordance with Section 7.1(c)(ii) unless prior thereto:

(A)   the Company notifies Parent in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor in reasonable detail, including, if applicable, the terms of the Superior Proposal and provides with respect to such Superior Proposal the most recent documents and materials of the type described in the second sentence of Section 5.4(e) (a “Superior Proposal Notice”);

(B)   to the extent Parent wishes to negotiate, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent and its Representatives during such five-Business Day period, to enable Parent to effect revisions to the terms and conditions of this Agreement that would, if a Superior Proposal has been made, cause such Superior Proposal to no longer constitute a Superior Proposal or, in connection with any other Adverse Recommendation Change, it would cause the Company Board to no longer believe that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the exercise of its fiduciary duties under applicable Law; and

(C)   if Parent makes a proposal by no later than 11:59 p.m., Eastern time, on the fifth Business Day of such five-Business Day period to adjust the terms and conditions of this Agreement, the Company Board after taking into consideration the adjusted terms and conditions of this Agreement, as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal, if applicable, and that the failure to make an Adverse Recommendation Change or terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would reasonably be expected to be inconsistent with the exercise of its fiduciary duties under applicable Law.

(ii)   The parties hereto acknowledge and agree that any (A) revisions to the financial terms or any other material terms of a Superior Proposal or (B) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice and a new three Business Day period shall commence thereafter.

(e)   The Company promptly (and in any event within 24 hours of receipt) shall advise Parent of the receipt of (i) any Acquisition Proposal, (ii) any request for information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, and (iii) any inquiry, request for discussion or negotiation or expression of interest, proposal or offer regarding or that otherwise would reasonably be expected to lead to an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer or request and the material terms and conditions of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer or request, copies of any material documentation and a written summary of any oral inquiry, expression of interest, proposal, offer or request. The Company shall keep Parent reasonably informed in writing on a reasonably current basis of any material changes to, the terms of any such Acquisition Proposal (including providing Parent a notification in writing within 24 hours following any determination by the Company Board pursuant to this Section 5.4 or any material change to the terms of any such Acquisition Proposal) and any material discussions and negotiations concerning the material terms and conditions thereof and provide to Parent as soon as practicable (and in any event within 24 hours after receipt thereof) of any written indication of interest (or amendment thereto) or any written material received in connection therewith (or amendment thereto) including copies of any proposed definitive acquisition agreement concerning such Acquisition Proposal (including any drafts thereof) and drafts of any other material documentation.

(f)   Nothing set forth in this Section 5.4 shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act limited to the information specified in such rule; provided, however, that any Adverse Recommendation Change may be made only in accordance with Section 5.4(c).

(g)   As used in this Agreement:

(i)   “Acquisition Proposal” means any inquiry, proposal, expression of interest or offer from any Person or group of Persons other than Parent or one of its Subsidiaries that relates to or would reasonably be expected to lead to (A) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, sale of equity interests or assets, tender offer, exchange offer or other transaction or any combination of any of the foregoing (including any single- or multi-step transaction) involving the Company or any of its Subsidiaries and 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or (B) the acquisition (or, in the case of equity securities, issuance) in any manner, directly or indirectly (including the acquisition of beneficial ownership), of 20% or more of the equity securities or consolidated total assets of the Company, in each case other than the Merger.

(ii)   “Intervening Event” means any material development or material change in circumstances (other than in connection with an Acquisition Proposal or Superior Proposal) that occurs or arises after the date of this Agreement that was not known and not reasonably foreseeable by the Company Board as of the date of this Agreement.

(iii)   “Superior Proposal” means any bona fide written unsolicited Acquisition Proposal (A) on terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such Acquisition Proposal, and this Agreement (including any changes to this Agreement proposed by Parent) and (B) that the Company Board believes is reasonably capable of being completed, in the case of each of clause (A) and (B), taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

Section 5.5   Preparation of Proxy Statement; Stockholders’ Meeting.

(a)   As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare the Proxy Statement and file the Proxy Statement with the SEC; provided that the preliminary Proxy Statement will be filed with the SEC within twenty Business Days following the date of this Agreement. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the NYSE. The Company will not file the preliminary or definitive Proxy Statement or any supplement or amendment thereto (or any disclosure relating to the foregoing) with the SEC or otherwise disseminate any of the foregoing without providing Parent and its counsel a reasonable opportunity in advance to review and comment thereon, which comments shall be considered and discussed with Parent and its counsel by the Company and its counsel in good faith; provided, however, that the Company shall have no obligation to include any such comments to the extent that the Company determines in good faith, in consultation with its counsel, that including such comments would result in the Proxy Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use its commercially reasonable efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. To the extent not prohibited under applicable Law, the Company shall provide Parent with copies of all material correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to such filings, requests or the transactions contemplated by this Agreement. To the extent not prohibited under applicable Law, no response to staff comments on the Proxy Statement or requests for information shall be made by the Company without providing Parent and its counsel a reasonable opportunity in advance to review and comment thereon, which comments shall be considered and discussed with Parent and its counsel by the Company and its counsel in good faith. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide to Parent or Merger Sub with copies of such SEC comments and requests for information or the opportunity to comment pursuant to this Section 5.5(a) in the event that the Company Board has made an Adverse Recommendation Change.

(b)   As promptly as reasonably practicable (and, unless otherwise agreed by Parent and the Company in writing, in any event promptly following the clearance of the Proxy Statement by the SEC), the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”) and (ii) except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 5.4(c), include in the Proxy Statement the recommendation of the Company Board that the stockholders of the Company vote in favor of the adoption of this Agreement; provided, however, that the Company shall be permitted to adjourn or postpone convening the Company Stockholders Meeting (but not beyond the third Business Day prior to the Termination Date) (A) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting (such postponement or adjournment to be for no more than five Business Days and shall be no later than the date three Business Days prior to the Termination Date), (B) to allow time for the filing and dissemination of any supplemental or amended disclosure document that in the good faith judgment of the Company Board or any committee thereof (after consultation with its legal counsel) is required to be filed and disseminated under applicable Law (in each case, such postponement or adjournment to be for no more than a reasonable amount of time taking into account the requirements under applicable Law) or (C) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law (in each case, such postponement or adjournment to be for no more than a reasonable amount of time taking into account the requirements under applicable Law).

(c)   Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure required by applicable Law to be voted on by the Company’s stockholders and a “Say-on-Golden-Parachute” vote) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

(d)   Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned, or delayed), unless (i) required to do so by the DGCL or the Company’s organizational documents, (ii) the Company reasonably determines it is necessary or advisable to obtain the Company Stockholder Approval or (iii) it is required in connection with any adjournment or postponement of the Company Stockholder Meeting permitted under Section 5.5(b) (it being understood that in the case of each of (i), (ii) and (iii), the Company shall consult with and consider in good faith the views of Parent in connection with changing or establishing a new record date and the setting such new record date). If the record date for the Company Stockholders Meeting is changed, the Company shall, as to that record date, comply with each of its obligations under this Section 5.5.

(e)   In connection with the Company Stockholder Meeting, the Company shall use commercially reasonable efforts to (A) subject to the right to make an Adverse Recommendation Change in accordance with Section 5.4, solicit proxies in favor of the adoption of this Agreement in accordance with applicable Law and use commercially reasonable efforts to obtain the Company Stockholder Approval and (B) otherwise comply with all legal requirements applicable to such meeting. The Company shall reasonably cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the definitive Proxy Statement.

(f)   Without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with its terms, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholder Meeting and submit the Merger and the adoption of this Agreement for the approval of its stockholders at the Company Stockholder Meeting whether or not an Adverse Recommendation Change shall have occurred or an Acquisition Proposal shall have been publicly announced or otherwise made known to the Company, the Company Board or the Company’s Representatives or its stockholders.

Section 5.6   Access to Information; Confidentiality.

(a)   From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries, officers, directors, employees and representative to, afford to Parent reasonable access during normal business hours, consistent with applicable Law, to its officers, employees, properties, offices, other facilities and books and records, and shall furnish Parent with all Contracts, financial, operating and other data and information as Parent shall reasonably request (it being agreed, however, that the foregoing shall not permit Parent or its officers, employees or representatives to conduct any invasive environmental testing or sampling, including but not limited to facility surface and subsurface soils and water, air or building materials without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the discharge by the employees of the Company or its Subsidiaries of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any Contract with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or (iii) otherwise violate any applicable Law (it being agreed that the Company shall (x) give notice to Parent of the fact that it is withholding such information pursuant to clauses (i), (ii) or (iii) above and (y) reasonably cooperate with Parent to cause such information to be provided in a manner that would not reasonably be expected to waive or jeopardize such privilege, violate such applicable Law or breach such Contract).

(b)   Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated October 25, 2019, between Guarantor and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms but shall terminate at the Effective Time.

Section 5.7   Further Action; Efforts.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall and shall cause each of their respective Subsidiaries and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to reasonably assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing required to be satisfied by such party set forth in Article VI to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Entity in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an Action by, any Governmental Entity or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, (iv) subject to Section 5.7(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, against such party challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) executing and delivering any additional instruments necessary or advisable to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement, other than in the case of each of clauses (i) through (v), with respect to registrations, filings, approvals, consents, authorizations or orders, lawsuits or other legal proceedings, from or by any Governmental Entity or the expiration of any waiting periods, in each case relating to Antitrust Laws, which are the subject of Section 5.7(b) and Section 5.7(c) and not this Section 5.7(a).

(b)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to make any filings required to be made pursuant to the HSR Act and any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable (and in any event, with respect to any filings to be made pursuant to the HSR Act, within 10 Business Days following the date of this Agreement) and to supply as promptly as reasonably practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested by such Governmental Entities pursuant to any Antitrust Laws. The parties shall request early termination of the applicable HSR Act waiting period and use commercially reasonable efforts to obtain the termination of such waiting period as promptly as reasonably practicable (and in any event by the Termination Date). The parties shall use their reasonable best efforts to ensure that all such antitrust filings to be made shall be made in substantial compliance with the requirements of the applicable Antitrust Laws. In furtherance, and without limiting the generality, of the foregoing, the parties shall use their reasonable best efforts to (i) cooperate with and assist each other in good faith to (A) provide or cause to be provided as promptly as reasonably practicable to the other party all necessary information and assistance as any Governmental Entity may from time to time require of such party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, orders or expiration of waiting periods (collectively, “Consents”) in relation to such filings or in connection with any other review or investigation of the transactions contemplated by this Agreement by a Governmental Entity pursuant to any Antitrust Laws and (B) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other party to prepare and submit any such filings or submissions required to be submitted under any Antitrust Laws, including providing to the other party any information that the other party may from time to time reasonably require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Entity in respect of any such filing. Notwithstanding anything to the contrary in this Agreement, Parent shall direct and control all aspects of the strategy and process relating to obtaining Consents under Antitrust Laws; provided, however, that Parent shall reasonably consult with the Company and in good faith consider the Company’s views regarding the overall strategic direction of obtaining such Consents. To the extent permitted by applicable Law, (x) each party shall consult with the other party prior to taking any material substantive position in any written submissions or, to the extent practicable, in any discussions with Governmental Entities with respect to Consents under Antitrust Laws and (y) each party shall permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Entities in connection with the transactions contemplated by this Agreement. No party will independently participate in any formal meeting with any Governmental Entity with respect to the transactions contemplated by this Agreement without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate in such meeting. To the extent permitted by applicable Law, each party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Entity with respect to the transactions contemplated by this Agreement, including promptly notifying the other party of any material communication it receives from any Governmental Entity relating to any review or investigation of the transactions contemplated by this Agreement under any Antitrust Laws. To the extent permitted by applicable Law, the parties shall, and shall use their reasonable best efforts to cause their respective Affiliates to, use their reasonable best efforts to provide the other parties with copies of all material correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement or the transactions contemplated hereunder; provided, however, that materials may be redacted (1) to remove references concerning the valuation of Parent and its Subsidiaries and Affiliates or the Company and its Subsidiaries, as applicable, (2) as necessary to comply with any Laws, and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)   Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Parent under Section 5.7(b) shall include Parent committing to (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its Affiliates, (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, and (iii) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Company or any of their respective Subsidiaries or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all expirations of waiting periods under the HSR Act; provided that notwithstanding anything in this Agreement to the contrary, (a) neither Parent nor any of its Affiliates shall be required to take, nor shall the Company or any of its Subsidiaries be permitted to take, any action in connection with obtaining any Consent under any Antitrust Law unless (x) it is conditioned upon consummation of the Merger and (y) such action would not individually and in the aggregate with all other actions taken or to be taken in connection with obtaining Consents under Antitrust Laws have the result specified in Section 5.7(c) of the Company Disclosure Letter and (b) neither the Company nor any of its Affiliates will take any action, or propose, commit or agree to take any action, that relates to its businesses, assets, properties, product lines, equity interests, relationships, ventures, contractual rights, or obligations in connection with obtaining Consents under Antitrust Laws without the prior written consent of Parent. In the event of any conflict between subsections (a), (b), (c) or (d) of this Section 5.7, the provisions of this Section 5.7(c) shall, with respect to the matters addressed in this Section 5.7(c), supersede the provisions of subsections (a), (b) and (d) of this Section 5.7.

(d)   Each of the parties shall, and shall cause each of their respective Subsidiaries to, defend through litigation on the merits so as to enable the parties to close the transactions contemplated hereby as promptly as reasonably practicable (and in any event prior to the Termination Date) any claim asserted in court or an administrative or other tribunal by any antitrust or competition Governmental Entity under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that could prevent or delay beyond the Termination Date the Closing from occurring; provided, , that, for the avoidance of doubt, such litigation shall in no way limit the obligations of the parties to comply with their other obligations under the terms of this Section 5.7. Parent shall direct and control, and the Company shall be entitled to participate in, any such litigation, each with counsel of its own choosing.

(e)   Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the transactions contemplated by this Agreement, neither Parent nor the Company nor any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person (except as may be required under applicable Law or any Contract with any such Person). Subject to the immediately foregoing sentence, the parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. The parties acknowledge and agree that the obligation to agree to obtain the Consents or otherwise consummate the transactions contemplated by this Agreement “as promptly as reasonably practicable” shall not preclude or restrict Parent from (i) engaging in discussions or negotiations with any applicable Governmental Entity regarding the requirement, advisability, scope or terms of actions that may be required to obtain the Consents or otherwise consummate the transactions contemplated by this Agreement, or (ii) engaging in litigation (including any appeals) with any Governmental Entity relating to the matters contemplated by this Section 5.4.

Section 5.8   Employment and Employee Benefits Matters; Other Plans.

(a) For the one-year period immediately following the Effective Time, Parent shall cause the Surviving Corporation to provide current or former employees of the Company or any of its Subsidiaries (each, a “Company Employee”) with severance payments and benefits that are no less favorable than the severance payments and benefits that the Company Employee would have been entitled to receive under the Company Plans had the Company Employee been terminated immediately prior to the Effective Time.

(b)   Parent shall cause the Surviving Corporation to maintain for any Company Employee, for the period commencing at the Effective Time and ending on the earlier of the first anniversary thereof or the date such Company Employee’s employment terminates, subject to Section 5.8(a) above, (i) base salary or wages and annual or other short-term cash incentive compensation opportunities that are, in each case, no less favorable than those provided to the Company Employee immediately prior to the Effective Time, and (ii) benefits (including the costs thereof to Company Plan participants, but excluding any equity and equity-based benefits) provided under Company Plans that in the aggregate are no less favorable than the overall cash compensation levels and benefits (including the costs thereof to Company Plan participants, but excluding any equity and equity-based benefits) maintained for and provided to such Company Employees immediately prior to the Effective Time.

(c)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility to participate, vesting, vacation entitlement and severance benefit entitlements, under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time; provided that such recognition of service shall not (i) apply for purposes of any equity or equity-based plans (including any entitlement to equity acceleration in connection with retirement); (ii) apply for purposes of any plan that provides retiree welfare benefits, (iii) apply for purposes of benefit accruals or participation eligibility under any defined benefit pension plan, (iv) operate to duplicate any benefits of a Company Employee with respect to the same period of service, or (v) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall (i) cause there to be waived any pre-existing condition exclusion, evidence of insurability requirement, actively at work requirement or waiting period limitations, in each case, to the extent waived or satisfied as applicable under the Company Plan in which such Company Employee participates immediately prior to the Effective Time and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations for the plan year in which the transition to any Parent Plan occurs, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to such transition to a Parent Plan.

(d)   Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting in whole or in part any site of employment, facility, operating unit or Company Employee without complying with all provisions of the WARN Act, or any similar provision of applicable foreign Law.

(e)   The provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Company Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be (i) construed as an amendment to any Company Plan or any other employee benefit plan for any purpose, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 5.8 or (iii) obligate Parent, the Surviving Corporation or any of their respective Affiliates to retain the employment of any particular employee.

(f)   The Company will provide Parent with a copy of any material written communications intended for broad-based and general distribution to any Company Employees or any of its Subsidiaries if such communications relate to the compensation, employment or labor aspects of the transactions contemplated hereby, and will provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution.

Section 5.9   Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and their respective Boards of Directors shall take all actions necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.10   NYSE Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

Section 5.11   Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Merger or the other transactions contemplated hereby or (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that that no notification given pursuant to this Section 5.11 shall (w) limit, modify or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (x) otherwise prejudice in any way the rights and remedies of Parent and Merger Sub contained in this Agreement, (y) be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement or (z) be deemed to amend or supplement the Company Disclosure Letter or prevent or cure any misrepresentation, breach of warranty or breach of covenant by the Company.

Section 5.12   Indemnification, Exculpation and Insurance.

(a)   Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its Subsidiaries (the “Indemnified Parties”), against any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, fiduciary or agent of the Company or any of its Subsidiaries at or prior to the Effective Time (including in connection with this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws as at the date hereof. In the event of any such Action, (i) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the fullest extent permitted under applicable Law and the Company Charter and Company Bylaws; provided, that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and (ii) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim (including because the Surviving Corporation reimbursed all monetary damages to the Indemnified Party) or such Indemnified Party otherwise consents (such consent not to be unreasonably withheld, delayed or conditioned).

(b)   Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries that is consistent with the form of indemnification agreement included in the Company SEC Documents shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for a period of six years after the Effective Time.

(c)   At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby for a cost not to exceed 300% the amount the Company paid in its last full fiscal year prior to the date of this Agreement. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation for a cost not to exceed 300% of the amount of that the Company paid in its last full fiscal year prior to the date of this Agreement. Unless prior to the Effective Time the Company shall have purchased such “tail policy”, for a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that (x) in the case of an insurance policy, the Surviving Corporation shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof and (y) in the case of a

“tail policy,” the Surviving Corporation shall not be required to pay more than 300% of such last annual premium, and in either case, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium.

(d)   Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.12 shall continue in effect until the final disposition of such Action.

(e)   The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.12 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f)   In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.12.

Section 5.13   Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto or otherwise requested by a party to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14   Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, and the party required to make the release or announcement will consider such comments in good faith. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.

Section 5.15   Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.16   Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any Action commenced or threatened against the Company and/or its directors, officers, employees or Representatives relating to the transactions contemplated by this Agreement, including (a) any stockholder derivative Action, (b) any Action under Section 220 of the DGCL or (c) with respect to disclosures made by the Company in connection with the transactions contemplated by this Agreement; provided, that (i) the Company shall have the right to control any such Action in which the Company, any Subsidiary of the Company or any member of the Company Board is named as a party or that is brought by any of the Company’s stockholders, and (ii) Parent shall reasonably cooperate with the Company in connection with such defense or settlement. Neither Parent nor the Company shall discuss with the opposing party any settlement or compromise, or offer or agree to any settlement or compromise, of any such Action without consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed. Without Parent’s prior written consent, the Company shall not (x) waive any provision of the Company’s organizational documents providing for the state courts of the State of Delaware as the exclusive forum for any litigation by stockholders or (y) consent to the selection of an alternative forum other than the state courts of the State of Delaware for any such litigation by stockholders.

Section 5.17   Company Indebtedness. Prior to the Closing, if so requested by Parent, the Company shall use reasonable best efforts to either (a) obtain and deliver to Parent customary payoff letters for any funded third-party Indebtedness of the Company or any of its Subsidiaries identified by Parent in form and substance reasonably satisfactory to Parent evidencing full repayment and satisfaction of all such Indebtedness, together with any customary collateral releases, collateral access agreement terminations, mortgage releases, Intellectual Property releases, physical collateral deliveries and other related termination and/or release items in connection therewith or (b) reasonably cooperate with Parent to request waivers from the lenders under any third-party Indebtedness of the Company or any of its Subsidiaries identified by Parent, to allow such Indebtedness to remain outstanding following the Effective Time. “Indebtedness” of any Person at any date means, without duplication, all obligations (whether or not due and payable as of such date) of such Person to pay principal, interest, premiums, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding, breakage fees, pre-payment fees or penalties, and other liabilities with respect to (i) indebtedness for borrowed money, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities and (iii) direct or indirect guarantees or other forms of credit support (including all “keepwell” arrangements) of any obligations described in clauses (i) and (ii) above of any other Person.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1   Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)   Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)   No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(c)   HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

Section 6.2   Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b)   Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c)   Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

Section 6.3   Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties. (i) The representations and warranties of the Company set forth in the first two sentences and clause (A) of the third sentence of Section 3.2(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date except for de minimis inaccuracies in such representations and warranties, (ii) the representations and warranties of the Company set forth in Section 3.1, Section 3.2(a) (except the first two sentences thereof), Section 3.3 and Section 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (iii) the representation and warranty of the Company set forth in the first sentence of Section 3.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date, and (iv) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b)   Performance of Obligations of the Company. The Company shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)   Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

Section 6.4   Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1   Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a)   by mutual written consent of Parent and the Company;

(b)   by either Parent or the Company:

(i)   if the Merger shall not have been consummated on or before 5:00 p.m. Eastern time on August 12, 2020; provided, that in the event that, as of 5:00 p.m. Eastern time on the last Business Day prior to August 12, 2020 (the “First Extension Time”) all of the conditions to Closing set forth in Article VI have been satisfied or waived (other than such conditions that by their nature are satisfied at the Closing) other than the conditions set forth in Section 6.1(c) or Section 6.1(b) (solely with respect to the matters addressed in Section 6.1(c)), the termination date may be extended on one occasion by either Parent or the Company to 5:00 p.m. Eastern time on November 12, 2020 (the “Second Extension Time”) by delivering written notice to the other party prior to the First Extension Time; provided further, that in the event that, as of 5:00 p.m. Eastern time on the last Business Day prior to November 12, 2020 all of the conditions to Closing set forth in Article VI have been satisfied or waived (other than such conditions that by their nature are satisfied at the Closing) other than the conditions set forth in Section 6.1(c) or Section 6.1(b) (solely with respect to the matters addressed in Section 6.1(c)), the termination date may be extended on one occasion by either Parent or the Company to 5:00 p.m. Eastern time on February 12, 2021 by delivering written notice to the other party prior to the Second Extension Time (such date, including any extension thereof, the “Termination Date”); provided further, neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a material breach of this Agreement;

(ii)   if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action, permanently restraining,

permanently enjoining or otherwise permanently prohibiting the Merger, and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable (a “Restraint”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) if such party shall have failed to contest, appeal and remove such Restraint in material breach of its obligations under Section 5.7 and such failure shall have been the cause of, or resulted in, the events specified in this Section 7.1(b)(ii); or

(iii)   if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c)   by the Company:

(i)   if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.2(a) or (b) and (B) cannot be cured or has not been cured within 30 days after written notice of such breach or failure to perform, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination, shall have been delivered by the Company to Parent; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)   prior to receipt of the Company Stockholder Approval, in order to concurrently with the termination of this Agreement pursuant to this Section 7.1(c)(ii) enter into a definitive acquisition agreement concerning a transaction that is a Superior Proposal in accordance with Section 5.4 if concurrently with the termination of this Agreement pursuant to this Section 7.1(c)(ii) and entering into such definitive acquisition agreement the Company pays the Termination Fee.

(d)   by Parent:

(i)   if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach of failure to perform (A) would result in the failure of a condition set forth in Section 6.3(a) or (b) and (B) cannot be cured or has not been cured within 30 days after written notice of such breach or failure to perform, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination, shall have been delivered by Parent to the Company; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)   if the Company Board (or any committee thereof) shall have effected an Adverse Recommendation Change or the Company shall have materially breached Section 5.4.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2   Effect of Termination. In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.21 and 4.8 (Brokers), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof; provided, however, that none of Parent, Merger Sub, the Guarantor, the Company or any other Person shall be released from any liabilities or damages arising out of fraud or a pre-termination material breach of this Agreement that is the consequence of an act or omission deliberately undertaken or omitted to be taken by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement (a “Willful Breach”).

Section 7.3   Fees and Expenses.

(a)   Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)   In the event that:

(i)   this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) (solely under circumstances in which the Parent Termination Fee is not due and payable pursuant to Section 7.3(c)(i)) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i) and (A) at any time after the date of this Agreement and prior to (1) the termination of this Agreement under Section 7.1(b)(i) or Section 7.1(d)(i) or (2) the taking of a vote to approve this Agreement at the Company Stockholders Meeting, in the case of a termination pursuant to Section 7.1(b)(iii), an Acquisition Proposal shall have been publicly announced, publicly disclosed or publicly made known to the stockholders of the Company and (B) within 12 months after such termination, the Company shall have (x) consummated an Acquisition Proposal or (y) entered into a definitive agreement with respect to an Acquisition Proposal, which is then subsequently consummated, which, in the case of (x) or (y), need not be the same Acquisition Proposal described above in this Section 7.3(b)(i) (provided, that for purposes this Section 7.3(b)(i), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(ii)   this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii)   this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii),

then, in any such case, the Company shall pay Parent a termination fee of $40,000,000 (the “Termination Fee”). Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Fee becomes payable, then payment to Parent of the Termination Fee shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company, any of the Company’s Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates, Representatives and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, Representative or assignee of any of the foregoing (collectively, the “Company Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damages suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise; provided, however, that the foregoing shall not impair the rights of Parent, if any, (x) to obtain injunctive relief and/or specific performance pursuant to Section 8.10 prior to any termination of this Agreement and (y) to seek a remedy for any pre-termination Willful Breach of this Agreement by the Company. Upon payment of such Termination Fee when due and payable under this Agreement, no Company Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for any pre-termination Willful Breach of this Agreement by the Company and that the obligations under the Confidentiality Agreement and the provisions described in Section 7.2 shall survive.

(c)   In the event that:

(i)   (A) this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) and (B) at the time of such termination all of the conditions to Closing set forth in Article VI have been satisfied or waived (other than such conditions that by their nature are satisfied at the Closing) other than the conditions set forth in Section 6.1(c) or Section 6.1(b) (solely with respect to the matters addressed in Section 6.1(c) or any other applicable Antitrust Law); or

(ii)   this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(ii) as a result of a Restraint arising under the HSR Act or any other applicable Antitrust Law,

then, in any such case, Parent shall pay the Company an amount equal to $75,000,000 (the “Parent Termination Fee”). Notwithstanding anything in this Agreement to the contrary, in the event that the Parent Termination Fee becomes payable, then payment to the Company of the Parent Termination Fee shall be the Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Parent, any of the Parent’s Affiliates (including the Guarantor) and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates, Representatives and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, Representative or assignee of any of the foregoing (collectively, the “Parent Released Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damages suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise; provided, however, that the foregoing shall not impair the rights of the Company, if any, (x) to obtain injunctive relief and/or specific performance pursuant to Section 8.10 prior to any termination of this Agreement and (y) to seek a remedy for any pre-termination Willful Breach of this Agreement by Parent. Upon payment of such Parent Termination Fee when due and payable under this Agreement, no Parent Released Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except for any pre-termination Willful Breach of this Agreement by Parent and that the obligations under the Confidentiality Agreement and the provisions described in Section 7.2 shall survive.

(d)   Notwithstanding anything to the contrary set forth in this Agreement:

(i)   the parties agree that in no event shall the Company or Parent be required to pay the Termination Fee or the Parent Termination Fee, as the case may be, on more than one occasion;

(ii)   payment of the Termination Fee, if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the date of the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) prior to or concurrently with the termination by the Company in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii), or (iii) not later than the second Business Day after the termination by Parent in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii); and

(iii)    payment of the Parent Termination Fee pursuant to Section 7.3(c), if applicable, shall be made by wire transfer of same day funds to the account or accounts designated by the Company, not later than the second Business Day following the termination in accordance with Section 7.3(c).

(e)   Each of the parties hereto acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain such payment, either Parent or the Company, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 7.3, such paying party shall pay the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the annual rate of five percent (5%) plus the prime rate as published by Citibank N.A. on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Section 7.4   Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5   Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1   Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2   Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Any notice received after 5:00 p.m., local time at a party’s address set forth below, as applicable, on a Business Day, or at any time on a day that is not a Business Day, shall be deemed received on the next Business Day. All notices hereunder shall be delivered to the addresses set forth below or set forth on Section 8.2 of the Company Disclosure Letter, or pursuant to such other instructions as may be designated in writing in accordance with this Section 8.2 by the party to receive such notice:

(i)   if to Guarantor, Parent, Merger Sub or the Surviving Corporation, to:

Compagnie de Saint-Gobain S.A.
Les Miroirs
18 Avenue d’Alsace, 92400
Courbevoie, France
Attention:	Antoine Vignial, Secrétaire Général

and

Saint-Gobain Corporation
20 Moores Road
Malvern, PA 19355
Attention:	Craig Smith, Deputy General Counsel

with copies (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
12, rue de Tilsitt
75008 Paris
France
Attention:	Pierre-Yves Chabert
E-mail:	pchabert@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:	James E. Langston
E-mail:	jlangston@cgsh.com

(ii)   if to the Company, to:

Continental Building Products, Inc.
12950 Worldgate Drive
Herndon, VA 20170
Attention:	Jay Bachmann, President and Chief Executive Officer Tim Power, Senior Vice President, General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, TX 75201
Attention:	Jeffrey A. Chapman; Saee Muzumdar
E-mail:	jchapman@gibsondunn.com; smuzumdar@gibsondunn.com

Section 8.3   Certain Definitions. For purposes of this Agreement:

(a)   “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)   “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Paris, France are authorized or required by applicable Law to be closed;

(c)   “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d)   “knowledge” (i) of the Company means the actual knowledge of the persons listed in Section 8.3(d) of the Company Disclosure Letter and (ii) of Parent means the actual knowledge of any executive officer of Guarantor;

(e)   “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity; and

(f)   “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

Section 8.4   Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The term “furnished” or “made available” to Parent means that, no later than 12:00 p.m. New York City time on the date hereof, such information, document or material was (i) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) or (ii) made available for review by Parent or Parent’s Representatives in the data room maintained for the transactions contemplated by this Agreement or otherwise provided to Parent or Parent’s Representatives. References to “ordinary course of business” or similar phrases shall be deemed to have the same meaning and effect as “ordinary course of business consistent with past practice.”

Section 8.5   Entire Agreement. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter hereof and thereof.

Section 8.6   Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.12 which after the Effective Time shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (b) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration set forth in Article II and (c) from and after the Effective Time, the rights of holders of Company Stock Options, Company RSUs and Company PRSUs to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement. The rights granted pursuant to this Section 8.6 shall only be enforceable on behalf of Company stockholders by the Company in its sole and absolute discretion, as agent for the Company stockholders, it being understood and agreed that any and all interests in such claims shall attach to the Shares and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the holders of record of Shares as of any date determined by the Company or (ii) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7   Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.8   Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9   Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10   Enforcement.

(a)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 8.8, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(b)   Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (other than that such party has not breached this Agreement). Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.11   Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12   Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13   Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14   Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15   Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16   No Presumption Against Drafting Party. Each party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CERTAINTEED GYPSUM AND CEILINGS USA, INC.

By:	/s/ Mark A. Rayfield
Name: Mark A. Rayfield
Title: Chief Executive Officer

CUPERTINO MERGER SUB, INC.

By:	/s/ Mark A. Rayfield
Name: Mark A. Rayfield
Title: President and Chief Executive Officer

CONTINENTAL BUILDING PRODUCTS, INC.

By:	/s/ James W. Bachmann
Name: James W. Bachmann
Title: President and Chief Executive Officer

COMPAGNIE DE SAINT-GOBAIN S.A.

Solely for purposes of Section 5.2 hereof and, to the extent related thereto, Article VIII:

By:	/s/ Benoit Bazin
Name: Benoit Bazin
Title: Chief Operating Officer

Signature Page to Agreement and Plan of Merger

ANNEX B

November 12, 2019

The Board of Directors
Continental Building Products, Inc.
12950 Worldgate Drive
Suite 700
Herndon, VA 20170

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Continental Building Products, Inc., a Delaware corporation (“Continental”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among CertainTeed Gypsum and Ceilings USA, Inc., a Delaware corporation (“CertainTeed”), Cupertino Merger Sub, Inc, a Delaware corporation and a wholly-owned subsidiary of CertainTeed (“Merger Sub”), Continental and, solely for the purposes set forth therein, Compagnie de Saint-Gobain S.A., a société anonyme organized under the laws of France (“Saint-Gobain”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Continental (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.001 per share, of Continental (“Continental Common Stock”), other than Continental Common Stock to be cancelled in accordance with Section 2.1(b) of the Merger Agreement and any Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $37.00 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed a draft final version dated November 12, 2019 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Continental and certain senior officers and other representatives and advisors of CertainTeed and Saint-Gobain concerning the business, operations and prospects of Continental. We examined certain publicly available business and financial information relating to Continental as well as certain financial forecasts and other information and data relating to Continental which were provided to or discussed with us by the management of Continental. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Continental Common Stock; the historical and projected earnings and other operating data of Continental; and the capitalization and financial condition of Continental. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Continental. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Continental that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Continental provided to or otherwise reviewed by or discussed with us that we have been directed to utilize in our analyses, we have been advised by the management of Continental that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Continental as to, and are a reasonable basis upon which to evaluate, the future financial performance of Continental and the other matters covered thereby. We express no view or opinion as to any such financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us.

B-1

The Board of Directors
Continental Building Products, Inc.
November 12, 2019

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Continental or the Merger. Representatives of Continental have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Continental nor have we made any physical inspection of the properties or assets of Continental. We were not requested to, and we did not, solicit any third party indications of interest in the possible acquisition of all or part of Continental, nor were we requested to consider, and our opinion does not address the underlying business decision of Continental to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Continental or the effect of any other transaction in which Continental might engage. We express no view as to, and our opinion does not address, the prices at which Continental Common Stock or any other securities will trade or otherwise be transferable at any time, including following announcement of the Merger. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion.

Citigroup Global Markets Inc. has acted as financial advisor to Continental in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. As you are aware, we and our affiliates in the past have provided, and currently provide, services to Continental and/or certain of its affiliates unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, (a) having acted or acting as a lender under certain credit facilities of Continental and/or certain of its affiliates and (b) having provided or providing services to Continental and/or certain of its affiliates, including cash management and treasury services and corporate portfolio management services. As you are also aware, we and our affiliates in the past have provided, and currently provide, services to Saint-Gobain unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, (a) having acted or acting as joint lead manager for certain notes offering of Saint-Gobain, (b) having acted or acting as a lender under certain credit facilities of Saint-Gobain and (c) having provided or providing services to Saint-Gobain and/or certain of its affiliates, including treasury and trade solutions services, markets and securities services, and corporate portfolio management services. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Continental and Saint-Gobain for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Continental, Saint-Gobain and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Continental in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Continental Common Stock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CONTINENTAL BUILDING PRODUCTS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

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E88015-TBD

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CONTINENTAL BUILDING PRODUCTS, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.

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E88016-TBD

CONTINENTAL BUILDING PRODUCTS, INC.
Special Meeting of Stockholders
[TBD], 2020 [9:00 AM] Eastern Time

This proxy is solicited by the Board of Directors for use at the Special Meeting

The stockholder(s) hereby appoint(s) James W. Bachmann and Timothy A. Power, or either of them, as proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CONTINENTAL BUILDING PRODUCTS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [9:00 AM], Eastern Time, on [TBD], 2020, at Continental Building Products, Inc., 12950 Worldgate Drive, Herndon, VA 20170 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" Proposals 1, 2 and 3, and in the discretion of the proxies with respect to any other matters that may properly come before the meeting and any adjournments or postponements thereof.

Continued and to be signed on reverse side